Exhibit 99.2
Explanatory Note
On August 6, 2020, we announced that we intend to separate our eye-health business into an independent publicly traded entity (“Bausch + Lomb”) from the remainder of Bausch Health Companies Inc. (the "Separation"). See Note 2, "SIGNIFICANT ACCOUNTING POLICIES - Basis of Presentation and Use of Estimates - Separation of the Bausch + Lomb Eye-Health Business" to our audited Consolidated Financial Statements included herein for further details regarding the Separation.
In connection with the planned Separation of its eye-health business into an independent publicly traded entity from the remainder of Bausch Health Companies Inc., the Company has begun managing its operations in a manner consistent with the organizational structure of the two separate entities as proposed by the Separation. As a result, during the first quarter of 2021, the Company’s Chief Executive Officer ("CEO"), who is the Company’s Chief Operating Decision Maker, commenced managing the business differently through changes in its operating and reportable segments, which necessitated a realignment of the Company's historical segment structure. This realignment is consistent with how the Company’s CEO currently: (i) assesses operating performance on a regular basis, (ii) makes resource allocation decisions and (iii) designates responsibilities of his direct reports. Pursuant to these changes, effective in the first quarter of 2021, the Company operates in the following reportable segments: (i) Bausch + Lomb, (ii) Salix, (iii) International Rx, (iv) Ortho Dermatologics and (v) Diversified Products. In addition, as part of this realignment of segment structure, certain products historically included in certain segments are now included in their new respective segments based on the organizational structure of the two separate entities as proposed by the Separation. All segment revenues and profits for the periods presented have been recast to conform to the 2021 reporting segment reporting structure.
"Item 15.(a)(1) The consolidated financial statements required to be filed in the Annual Report on Form 10-K with Retrospective Segment Changes of the 2020 Form 10-K" set forth in this Exhibit 99.2 have been revised from the "Item 15.(a)(1) The consolidated financial statements required to be filed in the Annual Report on Form 10-K" included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 ("2020 Form 10-K") to reflect retrospective application of the new reporting structure and recast the Company's historical results to conform to the new segment presentation. "Item 15.(a)(1) The consolidated financial statements required to be filed in the Annual Report on Form 10-K with Retrospective Segment Changes of the 2020 Form 10-K" set forth below have not been revised to reflect events or developments subsequent to February 24, 2021, the date that the Company filed the 2020 Form 10-K. For a discussion of events and developments subsequent to the filing date of the 2020 Form 10-K, please refer to the reports and other information the Company has filed with the Securities and Exchange Commission since that date, including the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 filed on May 4, 2021.

Item 15.(a)(1) The consolidated financial statements required to be filed in the Annual Report on Form 10-K with Retrospective Segment Changes of the 2020 Form 10-K

BAUSCH HEALTH COMPANIES INC.

REPORT OF MANAGEMENT ON FINANCIAL STATEMENTS

The Company’s management is responsible for preparing the accompanying consolidated financial statements in conformity with United States generally accepted accounting principles (“U.S. GAAP”). In preparing these consolidated financial statements, management selects appropriate accounting policies and uses its judgment and best estimates to report events and transactions as they occur. Management has determined such amounts on a reasonable basis in order to ensure that the consolidated financial statements are presented fairly, in all material respects. Financial information included throughout this Annual Report is prepared on a basis consistent with that of the accompanying consolidated financial statements.
PricewaterhouseCoopers LLP has been engaged by the Company to audit the consolidated financial statements.
The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board of Directors carries out this responsibility principally through its Audit and Risk Committee. The members of the Audit and Risk Committee are outside Directors. The Audit and Risk Committee considers, for review by the Board of Directors and approval by the shareholders, the engagement or reappointment of the external auditors. PricewaterhouseCoopers LLP has full and free access to the Audit and Risk Committee.

/s/ JOSEPH C. PAPA	/s/ PAUL S. HERENDEEN
Joseph C. Papa Chief Executive Officer	Paul S. Herendeen Executive Vice President and Chief Financial Officer
February 24, 2021, except with respect to the change in composition of reportable segments discussed in Note 22, as to which the date is May 4, 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Bausch Health Companies Inc.
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of Bausch Health Companies Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, of comprehensive loss, of shareholders' equity and of cash flows for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.
Changes in Accounting Principles
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019 and the manner in which it accounts for income taxes and goodwill in 2018.
Basis for Opinions
The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company's 2020 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Medicaid Rebates and Sales Returns Allowances
As described in Note 2 to the consolidated financial statements, gross product sales are subject to a variety of deductions in arriving at reported net product sales. The transaction price for product sales is typically adjusted for variable consideration, which may be in the form of cash discounts, allowances, returns, rebates, chargebacks and distribution fees paid to customers. The provisions for these deductions are recorded concurrently with the recognition of gross product sales revenue as a reduction in revenue. The variable consideration provisions, either recognized within accrued and other current liabilities or as a reduction of trade receivables, included $575 million related to return allowances and $779 million related to rebates, including Medicaid rebates as of December 31, 2020. For certain rebate programs, such as Medicaid, provisions recognized by management are based on the terms of state government-managed programs, estimates of outstanding and future claims for end-customer sales and the sales mix. For sales returns, management estimates provisions utilizing existing return policies with customers, historical sales and return rates, inventory levels in the distribution channel, prescription demand and product shelf lives.
The principal considerations for our determination that performing procedures relating to Medicaid rebates and sales return allowances is a critical audit matter are (i) the significant judgment by management when developing the estimate of Medicaid rebates and allowances for sales returns and (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures to evaluate management’s estimates, including significant assumptions related to terms of state government-managed Medicaid programs, existing return policies with customers, and projected outstanding and future claims for end-customer sales.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to provisions for Medicaid rebates and allowances for sales returns, including controls over the assumptions used to estimate these rebates and allowances. These procedures also included, among others (i) developing an independent estimate of Medicaid rebates by utilizing third-party information on inventory levels in the distribution channel, the terms of the specific Medicaid rebate programs, and the historical trends of actual Medicaid rebate claims paid adjusted for price and projected market conditions (ii) comparing the independent estimate for these Medicaid rebates to management’s estimates, (iii) evaluating the reasonableness of management’s assumptions related to the allowances for sales returns, including existing return policies, comparing to historical trends and considering whether these assumptions were consistent with evidence obtained in other areas of the audit, (iv) evaluating the appropriateness of the sales return model and testing the completeness and accuracy of underlying data used in the model, and (v) testing Medicaid rebate and sales return claims processed by the Company, including evaluating those claims for consistency with the contractual terms of the Company’s arrangements and policies.
Finite-Lived Intangible Assets Impairment Assessment
As described in Note 8 to the consolidated financial statements, the Company’s consolidated finite-lived net intangible assets balance was $6,740 million as of December 31, 2020, which consists of product and corporate brands, product rights/patents, partner relationships and technology and other assets. Finite-lived intangible assets are tested for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. As disclosed by management, recoverability is measured through the use of an undiscounted future cash flow model when an indication of impairment is determined to exist. If an asset is determined to not be recoverable, a discounted cash flow model is used to estimate fair value. Management’s impairment tests included significant estimates and assumptions related to the amount and timing of projected future cash flows and in the situation when the asset is determined to not be recoverable, the discount rate.

The principal considerations for our determination that performing procedures relating to the finite-lived intangible assets impairment assessment is a critical audit matter are (i) the significant judgment by management in the identification of events that suggest an asset group might not be recoverable and in developing the assumptions used in the impairment testing assessment and (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to management’s undiscounted future cash flow projections.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s finite-lived intangible assets impairment assessment, including controls over the development of assumptions used to estimate recoverability and controls over the identification of events that suggest an asset group might not be recoverable. These procedures also included, among others (i) testing management’s process for identifying potential impairment events and determining the recoverability of the intangible assets, (ii) evaluating the appropriateness of the undiscounted cash flow model used in the impairment testing assessment, (iii) testing the completeness and accuracy of underlying data used in the model, and (iv) evaluating the reasonableness of the significant assumptions used by management related to the undiscounted future cash flow projections. Evaluating the reasonableness of management's assumptions for undiscounted future cash flow projections involved evaluating whether the assumptions used by management were reasonable considering the current and past performance of the asset group and whether these assumptions were consistent with evidence obtained in other areas of the audit.
Goodwill Impairment Assessment – Ortho Dermatologics Reporting Unit
As described in Note 8 to the consolidated financial statements, the Company’s consolidated goodwill balance was $13,044 million as of December 31, 2020, and the goodwill associated with the Ortho Dermatologics segment was $1,267 million. The Ortho Dermatologics segment consists of the Ortho Dermatologics and Global Solta reporting units. Management conducted its annual goodwill impairment test as of October 1, 2020 by first assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Where the qualitative assessment suggested that it was more likely than not that the fair value of a reporting unit was less than its carrying amount, a quantitative fair value test was performed for that reporting unit. As disclosed by management, goodwill impairment is measured by the amount the carrying value exceeds the fair value. Fair value of each reporting unit is estimated by management based on the income approach. Management’s discounted cash flow model includes judgments and assumptions relating to revenue growth rates, gross profit, projected working capital needs, selling, general and administrative expenses, research and development expenses, capital expenditures, income tax rates, discount rates and terminal growth rates.
The principal considerations for our determination that performing procedures relating to the goodwill impairment assessment of the Ortho Dermatologics reporting unit is a critical audit matter are (i) the significant judgment by management when developing the fair value estimate of the reporting unit (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to management’s significant assumptions related to revenue growth rates, terminal growth rate, gross profit, and the discount rate, and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s goodwill impairment assessment, including controls over the valuation of the Company’s Ortho Dermatologics reporting unit. These procedures also included, among others (i) testing management’s process for developing the fair value estimate of the Ortho Dermatologics reporting unit, (ii) evaluating the appropriateness of the discounted cash flow model, (iii) testing the completeness and accuracy of underlying data used in the model, and (iv) evaluating the reasonableness of the significant assumptions used by management related to the revenue growth rates, terminal growth rate, gross profit and the discount rate. Evaluating management’s assumptions related to revenue growth rates and gross profit involved evaluating whether the assumptions used by management were reasonable considering (i) the current and past performance of the reporting unit, (ii) the consistency with external market and industry data, and (iii) whether these assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in the evaluation of the Company’s discounted cash flow model and terminal growth rate and discount rate assumptions.
/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
February 24, 2021, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 22 in the consolidated financial statements, as to which the date is May 4, 2021
We have served as the Company’s auditor since 2012.

BAUSCH HEALTH COMPANIES INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$605	$3,243
Restricted cash	1,211	1
Trade receivables, net	1,577	1,839
Inventories, net	1,094	1,107
Prepaid expenses and other current assets	855	779
Total current assets	5,342	6,969
Property, plant and equipment, net	1,567	1,466
Intangible assets, net	8,445	10,201
Goodwill	13,044	13,126
Deferred tax assets, net	2,137	1,690
Other non-current assets	664	411
Total assets	$31,199	$33,863
Liabilities
Current liabilities:
Accounts payable	$337	$503
Accrued and other current liabilities	4,576	4,511
Current portion of long-term debt and other	—	1,234
Total current liabilities	4,913	6,248
Acquisition-related contingent consideration	216	262
Non-current portion of long-term debt	23,925	24,661
Deferred tax liabilities, net	528	705
Other non-current liabilities	1,012	851
Total liabilities	30,594	32,727
Commitments and contingencies (Notes 20 and 21)
Equity
Common shares, no par value, unlimited shares authorized, 355,422,347 and 352,562,636 issued and outstanding at December 31, 2020 and 2019, respectively	10,227	10,172
Additional paid-in capital	454	429
Accumulated deficit	(8,013)	(7,452)
Accumulated other comprehensive loss	(2,133)	(2,086)
Total Bausch Health Companies Inc. shareholders’ equity	535	1,063
Noncontrolling interest	70	73
Total equity	605	1,136
Total liabilities and equity	$31,199	$33,863
On behalf of the Board:

/s/ JOSEPH C. PAPA	/s/ RUSSEL C. ROBERTSON
Joseph C. Papa	Russel C. Robertson
Chief Executive Officer	Chairperson, Audit and Risk Committee
The accompanying notes are an integral part of these consolidated financial statements.

BAUSCH HEALTH COMPANIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)

	Years Ended December 31,
	2020	2019	2018
Revenues
Product sales	$7,924	$8,489	$8,271
Other revenues	103	112	109
	8,027	8,601	8,380
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	2,202	2,297	2,309
Cost of other revenues	47	53	42
Selling, general and administrative	2,367	2,554	2,473
Research and development	452	471	413
Amortization of intangible assets	1,645	1,897	2,644
Goodwill impairments	—	—	2,322
Asset impairments, including loss on assets held for sale	114	75	568
Restructuring, integration and separation costs	22	31	22
Acquisition-related contingent consideration	48	12	(9)
Other expense (income), net	454	1,414	(20)
	7,351	8,804	10,764
Operating income (loss)	676	(203)	(2,384)
Interest income	13	12	11
Interest expense	(1,534)	(1,612)	(1,685)
Loss on extinguishment of debt	(59)	(42)	(119)
Foreign exchange and other	(30)	8	23
Loss before benefit from income taxes	(934)	(1,837)	(4,154)
Benefit from income taxes	375	54	10
Net loss	(559)	(1,783)	(4,144)
Net income attributable to noncontrolling interest	(1)	(5)	(4)
Net loss attributable to Bausch Health Companies Inc.	$(560)	$(1,788)	$(4,148)

Basic and diluted loss per share attributable to Bausch Health Companies Inc.	$(1.58)	$(5.08)	$(11.81)

Basic and diluted weighted-average common shares	355.0	352.1	351.3
The accompanying notes are an integral part of these consolidated financial statements.

BAUSCH HEALTH COMPANIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in millions)

	Years Ended December 31,
	2020	2019	2018
Net loss	$(559)	$(1,783)	$(4,144)
Other comprehensive (loss) income
Pension and postretirement benefit plan adjustments:
Net actuarial loss arising during the year	(15)	(8)	(7)
Amortization of prior service credit	(4)	(4)	(4)
Amortization or settlement recognition of net loss	1	2	1
Income tax benefit (expense)	2	(2)	3
Foreign currency impact	—	(2)	—
Net pension and postretirement benefit plan adjustments	(16)	(14)	(7)
Foreign currency translation adjustment	(29)	64	(237)
Other comprehensive (loss) income	(45)	50	(244)
Comprehensive loss	(604)	(1,733)	(4,388)
Comprehensive income attributable to noncontrolling interest	(3)	(4)	(1)
Comprehensive loss attributable to Bausch Health Companies Inc.	$(607)	$(1,737)	$(4,389)
The accompanying notes are an integral part of these consolidated financial statements.

BAUSCH HEALTH COMPANIES INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in millions)

	Bausch Health Companies Inc. Shareholders' Equity
	Common Shares				Accumulated Other Comprehensive Loss	Bausch Health Companies Inc. Shareholders' Equity
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit			Noncontrolling Interest	Total Equity
Balance, January 1, 2018	348.7	$10,090	$380	$(2,725)	$(1,896)	$5,849	$95	$5,944
Effect of application of new accounting standard: Income taxes	—	—	—	1,209	—	1,209	—	1,209
Common shares issued under share-based compensation plans	1.2	31	(29)	—	—	2	—	2
Share-based compensation	—	—	87	—	—	87	—	87
Share-based awards tax withholding	—	—	(10)	—	—	(10)	—	(10)
Acquisition of noncontrolling interest	—	—	(15)	—	—	(15)	(3)	(18)
Noncontrolling interest distributions	—	—	—	—	—	—	(11)	(11)
Net (loss) income	—	—	—	(4,148)	—	(4,148)	4	(4,144)
Other comprehensive loss	—	—	—	—	(241)	(241)	(3)	(244)
Balance, December 31, 2018	349.9	10,121	413	(5,664)	(2,137)	2,733	82	2,815
Common shares issued under share-based compensation plans	2.7	51	(46)	—	—	5	—	5
Share-based compensation	—	—	102	—	—	102	—	102
Share-based awards tax withholding	—	—	(40)	—	—	(40)	—	(40)
Noncontrolling interest distributions	—	—	—	—	—	—	(13)	(13)
Net (loss) income	—	—	—	(1,788)	—	(1,788)	5	(1,783)
Other comprehensive income (loss)	—	—	—	—	51	51	(1)	50
Balance, December 31, 2019	352.6	10,172	429	(7,452)	(2,086)	1,063	73	1,136
Effect of application of new accounting standard: financial instruments - credit losses	—	—	—	(1)	—	(1)	—	(1)
Common shares issued under share-based compensation plans	2.8	55	(50)	—	—	5	—	5
Share-based compensation	—	—	105	—	—	105	—	105
Share-based awards tax withholding	—	—	(30)	—	—	(30)	—	(30)
Noncontrolling interest distributions	—	—	—	—	—	—	(6)	(6)
Net (loss) income	—	—	—	(560)	—	(560)	1	(559)
Other comprehensive (loss) income	—	—	—	—	(47)	(47)	2	(45)
Balance, December 31, 2020	355.4	$10,227	$454	$(8,013)	$(2,133)	$535	$70	$605

The accompanying notes are an integral part of these consolidated financial statements.

BAUSCH HEALTH COMPANIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Years Ended December 31,
	2020	2019	2018
Cash Flows From Operating Activities
Net loss	$(559)	$(1,783)	$(4,144)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of intangible assets	1,825	2,075	2,819
Amortization and write-off of debt discounts and debt issuance costs	61	63	79
Asset impairments, including loss on assets held for sale	114	75	568
Goodwill impairment	—	—	2,322
Acquisition-related contingent consideration	48	12	(9)
Allowances for losses on trade receivables and inventories	60	75	69
Deferred income taxes	(475)	(230)	(144)
(Gain) loss on disposal of assets	(1)	(31)	6
Additions (reductions) to accrued legal settlements	442	1,401	(27)
Payments of accrued legal settlements	(168)	(15)	(224)
Share-based compensation	105	102	87
Foreign exchange loss (gain)	8	7	(19)
Gain excluded from hedge effectiveness	(23)	(9)	—
Loss on extinguishment of debt	59	42	119
Payments of contingent consideration adjustments, including accretion	(1)	(1)	(2)
Other	(18)	36	(17)
Changes in operating assets and liabilities:
Trade receivables	170	39	216
Inventories	(77)	(209)	(5)
Prepaid expenses and other current assets	12	1	(72)
Accounts payable, accrued and other liabilities	(471)	(149)	(121)
Net cash provided by operating activities	1,111	1,501	1,501
Cash Flows From Investing Activities
Acquisition of businesses, net of cash acquired	—	(180)	5
Acquisition of intangible assets and other assets	(7)	(8)	(78)
Purchases of property, plant and equipment	(302)	(270)	(157)
Purchases of marketable securities	(4)	(16)	(7)
Proceeds from sale of marketable securities	8	10	7
Proceeds from sale of assets and businesses, net of costs to sell	21	45	34
Interest settlements from cross-currency swaps	23	—	—
Net cash used in investing activities	(261)	(419)	(196)
Cash Flows From Financing Activities
Issuance of long-term debt, net of discounts	3,455	5,960	8,944
Repayments of long-term debt	(5,642)	(4,406)	(10,101)
Borrowings of short-term debt	1	12	—
Repayments of short-term debt	(1)	(12)	(3)
Payment of employee withholding taxes related to share-based awards	(30)	(40)	(10)
Payments of acquisition-related contingent consideration	(35)	(35)	(37)
Payments of deferred consideration	—	—	(18)
Payments of financing costs	(39)	(28)	(102)
Other	(3)	(8)	(26)
Net cash (used in) provided by financing activities	(2,294)	1,443	(1,353)
Effect of exchange rate changes on cash and cash equivalents	16	(4)	(26)
Net (decrease) increase in Cash and cash equivalents and Restricted cash	(1,428)	2,521	(74)
Cash and cash equivalents and Restricted cash, beginning of year	3,244	723	797
Cash and cash equivalents and Restricted cash, end of year	$1,816	$3,244	$723

Cash and cash equivalents, end of year	$605	$3,243	$721
Restricted cash, end of year	1,211	1	2
Cash and cash equivalents and Restricted cash, end of year	$1,816	$3,244	$723

The accompanying notes are an integral part of these consolidated financial statements.

BAUSCH HEALTH COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.DESCRIPTION OF BUSINESS
Bausch Health Companies Inc. (the “Company”), formerly known as Valeant Pharmaceuticals International, Inc., is a multinational, specialty pharmaceutical and medical device company that develops, manufactures and markets a broad range of branded, generic and branded generic pharmaceuticals, over-the-counter (“OTC”) products and medical devices (contact lenses, intraocular lenses, ophthalmic surgical equipment and aesthetics devices) which are marketed directly or indirectly in approximately 100 countries. Effective August 9, 2013, the Company continued from the federal jurisdiction of Canada to the Province of British Columbia, meaning that the Company became a company registered under the laws of the Province of British Columbia as if it had been incorporated under the laws of the Province of British Columbia. As a result of this continuance, the legal domicile of the Company became the Province of British Columbia, the Canada Business Corporations Act ceased to apply to the Company and the Company became subject to the British Columbia Business Corporations Act.
2.SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Use of Estimates
The Consolidated Financial Statements have been prepared by the Company in United States (“U.S.”) dollars and in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), applied on a consistent basis. The Consolidated Financial Statements include the accounts of the Company and those of its subsidiaries and any variable interest entities for which the Company is the primary beneficiary. All intercompany transactions and balances have been eliminated.
Separation of the Bausch + Lomb Eye-Health Business
On August 6, 2020, the Company announced that it intends to separate its eye-health business into an independent publicly traded entity from the remainder of Bausch Health Companies Inc. (the “Separation”). The Separation will establish two separate companies that include: (i) a fully integrated eye-health company which will consist of the Company’s Bausch + Lomb Global Vision Care, Global Surgical, Global Consumer and Global Ophthalmology Rx businesses and (ii) a diversified pharmaceutical company which will include the Company’s Salix, International Rx, Solta, neurology and medical dermatology pharmaceutical businesses. The anticipated separation is subject to regulatory approvals and certain conditions, including final approval by the Company’s Board of Directors and any shareholder vote requirements that may be applicable.
The Company has begun addressing the internal organizational design and structure of the new entity which it anticipates having substantially completed by late 2021. Management is also exploring various capitalization structures and the form of the Separation transaction in order to properly capitalize both entities post-separation. As of the date of the issuance of these financial statements, the Company is in the planning phase of the Separation. As such, there are considerations, approvals and conditions that will determine the ultimate timing and structure of the Separation and there can be no assurance that such a transaction will occur. These Consolidated Financial Statements do not include any adjustments to give effect to the Separation.
Impacts of COVID-19 Pandemic
The unprecedented nature of the COVID-19 pandemic has adversely impacted the global economy. The COVID-19 pandemic and the rapidly evolving reactions of governments, private sector participants and the public in an effort to contain the spread of the COVID-19 virus and/or address its impacts have intensified and have had significant direct and indirect effects on businesses and commerce. This includes, but is not limited to, disruption to supply chains, employee base and transactional activity, facilities closures and production suspensions. The COVID-19 pandemic has also significantly increased demand for certain goods and services, such as pandemic-related medical services and supplies, alongside decreased demand for others, such as retail, hospitality, elective medical procedures and travel.
The extent to which these events may continue to impact the Company's business, financial condition, cash flows and results of operations, in particular, will depend on future developments which are highly uncertain and many of which are outside the Company's control. Such developments include the availability and effectiveness of vaccines for the COVID-19 virus, the ultimate geographic spread and duration of the pandemic, the extent and duration of a resurgence of the COVID-19 virus and variant strains thereof, if any, new information concerning the severity of the COVID-19 virus, the effectiveness and intensity of measures to contain the COVID-19 virus and the economic impact of the pandemic and the reactions to it. Such developments, among others, depending on their nature, duration and intensity, could have a significant adverse effect on the Company's business, financial condition, cash flows and results of operations.
To date, the Company has been able to continue its operations with limited disruptions in supply and manufacturing. Although it is difficult to predict the broad macroeconomic effects that the COVID-19 pandemic will have on industries or individual companies, the Company has assessed the possible effects and outcomes of the pandemic on, among other things, its supply chain, customers and distributors, discounts and rebates, employee base, product sustainability, research and development efforts, product pipeline and consumer demand and currently believes that its estimates are reasonable.
Use of Estimates
In preparing the Company's Consolidated Financial Statements, management is required to make estimates and assumptions. This includes estimates and assumptions regarding the nature, timing and extent of the impacts that the COVID-19 pandemic will have on its operations and cash flows. The estimates and assumptions used by the Company affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include: provisions for product returns, rebates, chargebacks, discounts and allowances and distribution fees paid to certain wholesalers; useful lives of amortizable intangible assets and property, plant and equipment; expected future cash flows used in evaluating intangible assets for impairment, assessing compliance with debt covenants and making going concern assessments; reporting unit fair values for testing goodwill for impairment and allocating goodwill to new reporting unit structure on a relative fair value basis; provisions for loss contingencies; provisions for income taxes, uncertain tax positions and realizability of deferred tax assets; fair value of cross-currency swaps; and the recognition of the fair value of assets and liabilities acquired in a business combination, including the fair value of contingent consideration. Under certain product manufacturing and supply agreements, management uses information from the Company’s commercialization counterparties to arrive at estimates for future returns, rebates and chargebacks.
On an ongoing basis, management reviews its estimates to ensure that these estimates appropriately reflect changes in the Company’s business and new information as it becomes available. If historical experience and other factors used by management to make these estimates do not reasonably reflect future activity, the Company’s Consolidated Financial Statements could be materially impacted.
Reclassifications
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.
Commencing in the first quarter of 2021, the Company operates in the following reportable segments: (i) Bausch + Lomb, (ii) Salix, (iii) International Rx, (iv) Ortho Dermatologics and (v) Diversified Products. Prior to the first quarter of 2021, the Company operated in the following reportable segments: (i) Bausch + Lomb/International, (ii) Salix, (iii) Ortho Dermatologics and (iv) Diversified Products. All segment revenues and profits for the periods presented have been recast to conform to the 2021 reporting segment reporting structure. See Note 22, "SEGMENT INFORMATION" for additional information.
Acquisitions
Acquired businesses are accounted for using the acquisition method of accounting, which requires that assets acquired and liabilities assumed be recorded at fair value, with limited exceptions. Transaction costs and costs to restructure the acquired company are expensed as incurred. The operating results of the acquired business are reflected in the Consolidated Financial Statements after the date of acquisition. Acquired in-process research and development (“IPR&D”) is recognized at fair value and initially characterized as an indefinite-lived intangible asset, irrespective of whether the acquired IPR&D has an alternative future use. If the acquired net assets do not constitute a business, the transaction is accounted for as an asset acquisition and no goodwill is recognized. In an asset acquisition, the amount allocated to acquired IPR&D with no alternative future use is charged to expense at the acquisition date and any future contingent consideration is not recorded until it becomes probable.
Fair Value of Financial Instruments
The estimated fair values of cash and cash equivalents, trade receivables, accounts payable and accrued liabilities approximate their carrying values due to their short maturity periods. The fair value of acquisition-related contingent consideration is based on estimated discounted future cash flows or Monte Carlo Simulation (when appropriate) analyses and assessment of the probability of occurrence of potential future events.

Fair Value of Derivative Instruments
The accounting for changes in the fair value of a derivative instrument depends on whether the instrument has been designated and qualifies as part of a hedging relationship and on the type of hedging relationship. For derivative instruments designated and qualifying as hedging instruments, the hedging instrument must be designated, based upon the exposure being hedged, as a fair value hedge, cash flow hedge, or a hedge of the foreign currency exposure of a net investment in a foreign operation. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in the Consolidated Statements of Operations during the current period.
The Company’s cross-currency swaps qualify for and have been designated as an accounting hedge of the foreign currency exposure of a net investment in a foreign operation and are remeasured at each reporting date to reflect changes in their fair values. The fair value is determined via a mark-to-market analysis, using observable (Level 2) inputs. These inputs may include: (i) the foreign currency exchange spot rate between the euro and U.S. dollar, (ii) the interest rate yield curves in the euro and U.S. dollar and (iii) the credit risk rating for each applicable counterparty. The net change in fair value of cross-currency swaps is reported as a gain or loss in the Consolidated Statements of Comprehensive Loss as part of Foreign currency translation adjustment to the extent they are effective, and remain in Accumulated other comprehensive loss until either the sale or complete, or substantially complete, liquidation of the subsidiary. No portion of the cross-currency swaps was ineffective. The Company uses the spot method of assessing hedge effectiveness. The Company has elected to amortize amounts excluded from the assessment of effectiveness over the term of its cross-currency swaps as a reduction of Interest expense in the Consolidated Statements of Operations.
The Company uses foreign currency exchange contracts to economically hedge the foreign exchange exposure on certain of the Company’s intercompany and third party balances. The Company's foreign currency exchange contracts are remeasured at each reporting date to reflect changes in their fair values determined using forward rates, which are observable market inputs, multiplied by the notional amount. These contracts have not been designated as an accounting hedge, and therefore the net change in their fair value is reported as a gain or loss in the Consolidated Statements of Operations as part of Foreign exchange and other.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash in bank accounts and highly liquid investments with maturities of three months or less when purchased.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities, trade receivables, cross-currency swaps and foreign currency exchange contracts.
The Company invests its excess cash in high-quality, money market instruments and term deposits with varying maturities, but typically less than three months. Cash deposited at banks may exceed the amount of insurance provided on such deposits. Generally, these cash deposits may be redeemed upon demand and are maintained with financial institutions with reputable credit and therefore bear minimal credit risk. The Company seeks to mitigate such risks by spreading its risk across multiple counterparties and monitoring the risk profiles of these counterparties.
The Company’s trade receivables primarily represent amounts due from wholesale distributors, retail pharmacies, government entities and group purchasing organizations. Outside of the U.S., concentrations of credit risk with respect to trade receivables, which are typically unsecured, are limited due to the number of customers using the Company’s products, as well as their dispersion across many different geographic regions. The Company performs periodic credit evaluations of customers and does not require collateral. The Company monitors economic conditions, including volatility associated with international economies, and related impacts on the relevant financial markets and its business, especially in light of sovereign credit issues. The credit and economic conditions within Argentina, Brazil, Egypt, Greece, among other members of the European Union, Turkey, Ukraine and Venezuela have been weak in recent years. These conditions have increased, and may continue to increase, the average length of time that it takes to collect on the Company’s trade receivables outstanding in these countries.
As of December 31, 2020, the Company’s three largest U.S. wholesaler customers accounted for approximately 38% of net trade receivables. In addition, as of December 31, 2020 and 2019, the Company’s net trade receivable balance from Argentina, Brazil, Egypt, Greece, Serbia, Turkey, Ukraine, Venezuela and Vietnam amounted to $166 million and $156 million, respectively, the majority of which is current or less than 90 days past due. The portion of the net trade receivable from these countries that is past due more than 90 days amounted to $2 million, as of December 31, 2020, a portion of which is comprised of public hospitals. Based on an analysis of credit risk, including an analysis of bad debt experience and assessment of historical payment patterns for such customers, the Company has established a reserve covering more than half of the balance past due more than 90 days for such countries. Over the three-year period ended December 31, 2020, the Company has not experienced any material losses from uncollectible accounts in excess of the established reserves.
The Company does not enter into financial instruments for trading or speculative purposes. Further, the Company has a policy of only entering into contracts with parties that have at least an investment grade credit rating. The Company enters into cross-currency swaps and foreign currency exchange contracts with high credit quality financial institutions. The counter-parties to the Company's cross-currency swaps and foreign currency exchange contracts are major financial institutions, and there is no significant concentration of exposure with any one counter-party. To date, no counterparty has failed to meet its obligations to the Company and management believes the risk of loss associated with these contracts is remote. See Note 5, "FAIR VALUE MEASUREMENTS" for additional details regarding the Company's cross-currency swaps and foreign currency exchange contracts.
Allowance for Credit Losses
An allowance is maintained for potential credit losses. The Company estimates the current expected credit loss on its receivables based on various factors, including historical credit loss experience, customer credit worthiness, value of collaterals (if any), and any relevant current and reasonably supportable future economic factors.  Additionally, the Company generally estimates the expected credit loss on a pool basis when customers are deemed to have similar risk characteristics. Trade receivable balances are written off against the allowance when it is deemed probable that the trade receivable will not be collected. Trade receivables, net are stated net of certain sales provisions and the allowance for credit losses. Allowance for credit losses were $39 million, $48 million and $47 million as of December 31, 2020, 2019 and 2018, respectively. The activity in the allowance for credit losses for trade receivables for the years 2020, 2019 and 2018 is as follows.

(in millions)	2020	2019	2018
Balance, beginning of period	$48	$47	$97
Retrospective effect of application of new accounting standard	1	—	—
Provision	2	10	4
Write-offs	(12)	(10)	(50)
Recoveries	3	1	2
Foreign exchange and other	(3)	—	(6)
Balance, end of period	$39	$48	$47
Inventories
Inventories comprise raw materials, work in process and finished goods, which are valued at the lower of cost or net realizable value, on a first-in, first-out basis. The cost value for work in process and finished goods inventories includes materials, direct labor and an allocation of overheads.
The Company evaluates the carrying value of inventories on a regular basis, taking into account such factors as historical and anticipated future sales compared with quantities on hand, the price the Company expects to obtain for products in their respective markets compared with historical cost and the remaining shelf life of goods on hand.
Property, Plant and Equipment
Property, plant and equipment are reported at cost, less accumulated depreciation. Costs incurred on assets under construction are capitalized as construction in progress. Depreciation is calculated using the straight-line method, commencing when the assets become available for productive use, based on the following estimated useful lives:

Land improvements	15 - 30 years
Buildings and improvements	Up to 40 years
Machinery and equipment	3 - 20 years
Other equipment	3 - 10 years
Equipment on operating lease	Up to 5 years
Leasehold improvements	Lesser of term of lease or 10 years

Intangible Assets
Intangible assets are reported at cost, less accumulated amortization and impairments. Intangible assets with finite lives are amortized over their estimated useful lives. Amortization is calculated primarily using the straight-line method based on the following estimated useful lives:

Product brands	1 - 20 years
Corporate brands	7 - 20 years
Product rights/patents	4 - 15 years
Partner relationships	7 - 9 years
Out-licensed technology and other	8 - 9 years
Divestitures of Products
The net proceeds on the divestiture of products and the carrying amount of the related assets is recorded as a gain/loss on sale within Other expense (income), net. Any contingent payments that are potentially due to the Company as a result of these divestitures are recorded when realizable.
IPR&D
The fair value of IPR&D acquired through a business combination is capitalized as an indefinite-lived intangible asset until the completion or abandonment of the related research and development activities. When the related research and development is completed, the asset will be assigned a useful life and amortized. Acquired IPR&D assets are tested for impairment at least annually or when triggering events are identified.
The fair value of an acquired IPR&D intangible asset is typically determined using an income approach. This approach starts with a forecast of the net cash flows expected to be generated by the asset over its estimated useful life. The net cash flows reflect the asset’s stage of completion, the probability of technical success, the projected costs to complete, expected market competition and an assessment of the asset’s life-cycle. The net cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the expected cash flow streams.
Impairment of Long-Lived Assets
Long-lived assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If indicators of impairment are present, the asset is tested for recoverability by comparing the carrying value of the asset to the related estimated undiscounted future cash flows expected to be derived from the asset. If the expected undiscounted cash flows are less than the carrying value of the asset, then the asset is considered to be impaired and its carrying value is written down to fair value, based on the related estimated discounted future cash flows.
Indefinite-lived intangible assets, which includes acquired IPR&D and the corporate trademark acquired in the acquisition of Bausch & Lomb Holdings Incorporated (the ‘‘B&L Trademark’’), are tested for impairment annually or more frequently if events or changes in circumstances between annual tests indicate that the asset may be impaired. Impairment losses on indefinite-lived intangible assets are recognized based on a comparison of the fair value of the asset to its carrying value.
Goodwill
Goodwill is recorded with the acquisition of a business and is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but is tested for impairment at least annually as of October 1st at the reporting unit level. Goodwill impairment is measured as the amount by which a reporting unit's carrying value exceeds its fair value. A reporting unit is the same as, or one level below, an operating segment. An entity is permitted to first assess qualitatively whether it is necessary to perform a quantitative impairment test for any of its reporting units. The quantitative impairment test is required only when the Company concludes that it is more likely than not that a reporting unit’s fair value is less than its carrying amount. In evaluating whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company considers the totality of all relevant events or circumstances that affect the fair value or carrying amount of a reporting unit.
An interim goodwill impairment test in advance of the annual impairment assessment may be required if events occur that indicate an impairment might be present. For example, a substantial decline in the Company’s market capitalization, changes in reportable segments, unexpected adverse business conditions, economic factors and unanticipated competitive activities may signal that an interim impairment test is needed. Accordingly, among other factors, the Company monitors changes in its share price between annual impairment tests. The Company considers a decline in its share price that corresponds to an overall deterioration in stock market conditions to be less of an indicator of goodwill impairment than a unilateral decline in its share price reflecting adverse changes in its underlying operating performance, cash flows, financial condition and/or liquidity. In the event that the Company’s market capitalization does decline below its book value, the Company would consider the length and severity of the decline and the reason for the decline when assessing whether potential goodwill impairment exists. The Company believes that short-term fluctuations in share prices may not necessarily reflect underlying values.
Effective January 1, 2018, the Company elected to early adopt guidance issued by the Financial Accounting Standards Board ("FASB") which simplified the subsequent measurement of goodwill by eliminating “Step 2” from the goodwill impairment test. Instead, as of January 1, 2018 and all subsequent periods, goodwill impairment is measured as the amount by which a reporting unit's carrying value exceeds its fair value.
Debt Discounts and Premiums, Issuance Costs and Deferred Financing Costs
Debt discounts, premiums and issuance costs are presented in the Consolidated Balance Sheets as a direct deduction from or addition to the carrying amount of the related debt and are amortized or accreted, using the effective interest method, as interest expense over the contractual lives of the related credit facilities or notes. Deferred financing costs associated with revolving credit facility arrangements are included in the balances of Prepaid expenses and other current assets and Other non-current assets in the Consolidated Balance Sheets and are amortized as interest expense over the contractual life of the related revolving credit facility.
Foreign Currency Translation
The assets and liabilities of the Company’s foreign operations having a functional currency other than the U.S. dollar are translated into U.S. dollars at the exchange rate prevailing at the balance sheet date, and at the average exchange rate for the reporting period for revenue and expense accounts. The cumulative foreign currency translation adjustment is recorded as a component of Accumulated other comprehensive loss in the Consolidated Balance Sheets.
Foreign currency exchange gains and losses on transactions occurring in a currency other than an operation’s functional currency are recognized as a component of Foreign exchange and other in the Consolidated Statements of Operations.
Revenue Recognition
The Company’s revenues are primarily generated from product sales, primarily in the therapeutic areas of eye-health, gastroenterology ("GI") and dermatology that consist of: (i) branded pharmaceuticals, (ii) generic and branded generic pharmaceuticals, (iii) OTC products and (iv) medical devices (contact lenses, intraocular lenses, ophthalmic surgical equipment and aesthetics devices). Other revenues include alliance and service revenue from the licensing and co-promotion of products and contract service revenue primarily in the areas of dermatology and topical medication. Contract service revenue is derived primarily from contract manufacturing for third parties and is not material. See Note 22, "SEGMENT INFORMATION" for the disaggregation of revenues which depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by the economic factors of each category of customer contracts.
The Company recognizes revenue when the customer obtains control of promised goods or services and in an amount that reflects the consideration to which the Company expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, the Company applies the five-step revenue model to contracts within its scope: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation.
Product Sales
A contract with the Company’s customers exists for each product sale. Where a contract with a customer contains more than one performance obligation, the Company allocates the transaction price to each distinct performance obligation based on its relative standalone selling price. The transaction price is adjusted for variable consideration which is discussed below. The Company generally recognizes revenue for product sales at a point in time, when the customer obtains control of the products.
Product Sales Provisions
As is customary in the pharmaceutical industry, gross product sales are subject to a variety of deductions in arriving at reported net product sales.  The transaction price for product sales is typically adjusted for variable consideration, which may be in the form of cash discounts, allowances, returns, rebates, chargebacks and distribution fees paid to customers.

Provisions for variable consideration are established to reflect the Company’s best estimates of the amount of consideration to which it is entitled based on the terms of the contract. The amount of variable consideration included in the transaction price may be constrained, and is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in the future period.
Provisions for these deductions are recorded concurrently with the recognition of gross product sales revenue and include cash discounts and allowances, chargebacks, and distribution fees, which are paid to direct customers, as well as rebates and returns, which can be paid to direct and indirect customers. Returns provision balances and volume discounts to direct customers are included in Accrued and other current liabilities. All other provisions related to direct customers are included in Trade receivables, net, while provision balances related to indirect customers are included in Accrued and other current liabilities.
The following table presents the activity and ending balances of the Company’s variable consideration provisions the years 2020 and 2019.

(in millions)	Discounts and Allowances	Returns	Rebates	Chargebacks	Distribution Fees	Total
Reserve balance, January 1, 2019	$175	$813	$1,024	$209	$163	$2,384
Acquisition of Synergy	—	3	12	—	1	16
Current period provision	776	113	2,265	1,938	195	5,287
Payments and credits	(769)	(238)	(2,374)	(1,979)	(277)	(5,637)
Reserve balance, December 31, 2019	182	691	927	168	82	2,050
Current period provision	621	120	2,174	1,925	196	5,036
Payments and credits	(613)	(236)	(2,322)	(1,909)	(193)	(5,273)
Reserve balance, December 31, 2020	$190	$575	$779	$184	$85	$1,813
Included in Rebates in the table above are cooperative advertising credits due to customers of approximately $32 million and $29 million as of December 31, 2020 and 2019, respectively, which are reflected as a reduction of Trade accounts receivable, net in the Consolidated Balance Sheets.
The Company continually monitors its variable consideration provisions and evaluates the estimates used as additional information becomes available. Adjustments will be made to these provisions periodically to reflect new facts and circumstances that may indicate that historical experience may not be indicative of current and/or future results. The Company is required to make subjective judgments based primarily on its evaluation of current market conditions and trade inventory levels related to the Company's products. These judgments include the potential impact of the COVID-19 pandemic on, among other things, unemployment and related changes in customer health insurance levels, customer behaviors during the COVID-19 pandemic and government stimulus bills that focus on ensuring availability and access to lifesaving drugs during a public health crisis. This evaluation may result in an increase or decrease in the experience rate that is applied to current and future sales, or require an adjustment related to past sales, or both. If the trend in actual amounts of variable consideration varies from the Company’s prior estimates, the Company adjusts these estimates when such trend is believed to be sustainable. At that time, the Company would record the necessary adjustments which would affect net product revenue and earnings reported in the current period. The Company applies this method consistently for contracts with similar characteristics. The following describes the major sources of variable consideration in the Company’s customer arrangements and the methodology, estimates and judgments applied to estimate each type of variable consideration.
Cash Discounts and Allowances
Cash discounts are offered for prompt payment and allowances for volume purchases. Provisions for cash discounts and allowances are estimated at the time of sale and recorded as direct reductions to trade receivables and revenue. Management estimates the provisions for cash discounts and allowances based on contractual sales terms with customers, an analysis of unpaid invoices and historical payment experience. Estimated cash discounts and allowances have historically been predictable and less subjective, due to the limited number of assumptions involved, the consistency of historical experience and the fact that these amounts are generally settled within one month of incurring the liability.
Returns
Consistent with industry practice, customers are generally allowed to return a product within a specified period of time before and after its expiration date, excluding European businesses which generally do not provide a right of return. The returns provision is estimated utilizing historical sales and return rates over the period during which customers have a right of return, taking into account available information on competitive products and contract changes. The information utilized to estimate the returns provision includes: (i) historical return and exchange levels, (ii) external data with respect to inventory levels in the wholesale distribution channel, (iii) external data with respect to prescription demand for products, (iv) remaining shelf lives of products at the date of sale and (v) estimated returns liability to be processed by year of sale based on an analysis of lot information related to actual historical returns.
In determining the estimate for returns, management is required to make certain assumptions regarding the timing of the introduction of new products and the potential of these products to capture market share. In addition, certain assumptions with respect to the extent and pattern of decline associated with generic competition are necessary. These assumptions are formulated using market data for similar products, past experience and other available information. These assumptions are continually reassessed, and changes to the estimates and assumptions are made as new information becomes available. A change of 1% in the estimated return rates would have impacted the Company’s pre-tax earnings by approximately $76 million for the year 2020.
The estimate for returns may be impacted by a number of factors, but the principal factor relates to the inventory levels in the distribution channel. When management becomes aware of an increase in such inventory levels, it considers whether the increase may be temporary or other-than-temporary. Temporary increases in wholesaler inventory levels will not warrant revision to the provision for returns. Other-than-temporary increases in wholesaler inventory levels, however, may be an indication that future product returns could be higher than originally anticipated, and, as a result, estimates for returns may need to be adjusted. Factors that suggest increases in wholesaler inventory levels are temporary include: (i) recently implemented or announced price increases for certain products, (ii) new product launches or expanded indications for existing products and (iii) timing of purchases by wholesale customers. Conversely, factors that suggest increases in wholesaler inventory levels are other-than-temporary include: (i) declining sales trends based on prescription demand, (ii) introduction of new products or generic competition, (iii) increasing price competition from generic competitors and (iv) changes to the U.S. National Drug Codes (“NDC”) of products. Changes in the NDC of products could result in a period of higher returns related to products with the old NDC, as U.S. customers generally permit only one NDC per product for identification and tracking within their inventory systems.
Over the last several years, the Company increased its focus on maximizing operational efficiencies and continues to take actions to reduce product returns, including but not limited to: (i) monitoring and reducing customer inventory levels, (ii) instituting disciplined pricing policies and (iii) improving contracting. These actions have had the effect of improving sales return experience, primarily related to branded and generic products. Sales return provisions for 2020 and 2019 were $120 million and $113 million, respectively, and includes reductions in variable consideration for sales return provisions related to past sales of approximately $38 million and $80 million, respectively.
Rebates and Chargebacks
Product sales made under governmental and managed-care pricing programs in the U.S. are subject to rebates.  The Company participates in state government-managed Medicaid programs, as well as certain other qualifying federal and state government programs whereby rebates are provided to participating government entities. Medicaid rebates are generally billed 45 days to 270 days after the quarter in which the product is dispensed to the Medicaid participant. As a result, the Medicaid rebate reserve includes an estimate of outstanding claims for end-customer sales that occurred, but for which the related claim has not been billed and/or paid, and an estimate for future claims that will be made when inventory in the distribution channel is sold through to plan participants. The calculation of the Medicaid rebate reserve also requires other estimates, such as estimates of sales mix, to determine which sales are subject to rebates and the amount of such rebates. A change of 1% in the estimated rates used in the Medicaid rebate reserve would have impacted the Company’s pre-tax earnings by approximately $76 million for 2020. Quarterly, the Medicaid rebate reserve is adjusted based on actual claims paid. Due to the delay in billing, adjustments to actual claims paid may incorporate revisions of that reserve for several periods.
Managed Care rebates relate to contractual agreements to sell products to managed care organizations and pharmacy benefit managers at contractual rebate percentages in exchange for volume and/or market share.
Chargebacks relate to contractual agreements to sell products to government agencies, group purchasing organizations and other indirect customers at contractual prices that are lower than the list prices the Company charges wholesalers. When these group purchasing organizations or other indirect customers purchase products through wholesalers at these reduced prices, the wholesaler charges the Company for the difference between the prices they paid the Company and the prices at which they sold the products to the indirect customers.

In estimating provisions for rebates and chargebacks, management considers relevant statutes with respect to governmental pricing programs and contractual sales terms with managed-care providers and group purchasing organizations. Management estimates the amount of product sales subject to these programs based on historical utilization levels. Changes in the level of utilization of products through private or public benefit plans and group purchasing organizations will affect the amount of rebates and chargebacks that the Company is obligated to pay. Management continually updates these factors based on new contractual or statutory requirements, and any significant changes in sales trends that may impact the percentage of products subject to rebates or chargebacks.
The amount of Managed Care, Medicaid and other rebates and chargebacks has become more significant as a result of a combination of deeper discounts implemented in each of the last three years, changes in the Company’s product portfolio due to recent acquisitions and increased Medicaid utilization due to expansion of government funding for these programs. Management’s estimate for rebates and chargebacks may be impacted by a number of factors, but the principal factor relates to the level of inventory in the distribution channel.
Rebate provisions are based on factors such as timing and terms of plans under contract, time to process rebates, product pricing, sales volumes, amount of inventory in the distribution channel and prescription trends. Adjustments to actual for the years 2020 and 2019 were not material to the Company’s revenues or earnings.
Patient Co-Pay Assistance programs, Consumer Rebates and Loyalty Programs are rebates offered on many of the Company’s products. Patient Co-Pay Assistance Programs are patient discount programs offered in the form of coupon cards or point of sale discounts, with which patients receive certain discounts off their prescription at participating pharmacies, as defined by the specific product program. An accrual for these programs is established, equal to management’s estimate of the discount, rebate and loyalty incentives attributable to a sale. That estimate is based on historical experience and other relevant factors. The accrual is adjusted throughout each quarter based on actual experience and changes in other factors, if any.
Distribution Fees
The Company sells products primarily to wholesalers, and in some instances to large pharmacy chains such as CVS and Walmart. The Company has Distribution Services Agreements ("DSAs") with several large wholesale customers such as McKesson Corporation, AmerisourceBergen Corporation, Cardinal Health, Inc. and McKesson Specialty. Under the DSAs, the wholesalers agree to provide services, and the Company pays the contracted DSA distribution service fees for these services based on product volumes. Additionally, price appreciation credits are generated when the Company increases a product’s wholesaler acquisition cost (“WAC”) under contracts with certain wholesalers. Under such contracts, the Company is entitled to credits from such wholesalers for the impact of that WAC increase on inventory currently on hand at the wholesalers. Such credits are offset against the total distribution service fees paid to each such wholesaler. The variable consideration associated with price appreciation credits is reflected in the transaction price of products sold when it is determined to be probable that a significant reversal will not occur. Included as a reduction of current period provisions for Distribution Fees in the table above are price appreciation credits of $15 million and $11 million for the years 2020 and 2019, respectively.
Contract Assets and Contract Liabilities
There are no contract assets for any period presented. Contract liabilities consist of deferred revenue, the balance of which is not material to any period presented.
Sales Commissions
Sales commissions are generally attributed to periods shorter than one year and therefore are expensed when incurred. Sales commissions are included in selling, general and administrative expenses.
Financing Component
The Company has elected not to adjust consideration for the effects of a significant financing component when the period between the transfer of a promised good or service to the customer and when the customer pays for that good or service will be one year or less. The Company's global payment terms are generally between thirty to ninety days.
Leases
The Company leases certain facilities, vehicles and equipment principally under multi-year agreements generally having a lease term of one to twenty years, some of which include termination options and options to extend the lease term from one to five years or on a month-to-month basis. The Company includes options that are reasonably certain to be exercised as part of the lease term. The Company may negotiate termination clauses in anticipation of changes in market conditions but generally, these termination options are not exercised. Certain lease agreements also include variable payments that are dependent on usage or may vary month-to-month such as insurance, taxes and maintenance costs. None of the Company's lease agreements contain material residual value guarantees or material restrictive covenants.
Effective January 1, 2019, the Company adopted a new standard revising the accounting for leases, using the modified retrospective approach. Upon adoption, the Company elected the available practical expedients, including: (i) the package of practical expedients as defined in the accounting guidance, which among other things, allowed the carry forward of historical lease classifications, (ii) the election to use hindsight in determining the lease terms for all leases, (iii) the transition method, which does not require the restatement of prior periods, (iv) the election to aggregate lease components with non-lease components and account for these payments as a single lease component and (v) the short-term lease exemption, which does not require recognition on the balance sheet for leases with an initial term of 12 months or less. The Company has updated its systems, processes and controls to track, record and account for its lease portfolio, including implementation of a third-party software tool to assist in complying with the new standard. Upon adoption of the new standard, the Company recognized a right-of-use asset and a corresponding lease liability of $302 million. The adoption of the standard did not have a material impact on the Consolidated Statements of Operations, Comprehensive Loss, Equity and Cash Flows for any of the periods presented. See Note 12, "LEASES" for additional details and application of this standard.
The Company is required to record a right-of-use asset and corresponding lease liability, equal to the present value of the lease payments at the commencement date of each lease. For all asset classes, in determining future lease payments, the Company has elected to aggregate lease components, such as payments for rent, taxes and insurance costs with non-lease components such as maintenance costs, and account for these payments as a single lease component. In limited circumstances, when the information necessary to determine the rate implicit in a lease is available, the present value of the lease payments is determined using the rate implicit in that lease. If the information necessary to determine the rate implicit in a lease is not available, the Company uses its incremental borrowing rate at the commencement of the lease, which represents the rate of interest that the Company would incur to borrow on a collateralized basis over a similar term.
All leases must be classified as either an operating lease or finance lease. The classification is determined based on whether substantive control has been transferred to the lessee. The classification governs the pattern of lease expense recognition. For leases classified as operating leases, total lease expense over the term of the lease is equal to the undiscounted payments due in accordance with the lease arrangement. Fixed lease expense is recognized periodically on a straight-line basis over the term of each lease and includes: (i) imputed interest during the period on the lease liability determined using the effective interest rate method plus (ii) amortization of the right-of-use asset for that period. Amortization of the right-of-use asset during the period is calculated as the difference between the straight-line expense and the imputed interest on the lease liability for that period. Variable lease expense is recognized when the achievement of the specific target is considered probable.
Research and Development Expenses
Costs related to internal research and development programs, including costs associated with the development of acquired IPR&D, are expensed as goods are delivered or services are performed. Under certain research and development arrangements with third parties, the Company may be required to make payments that are contingent on the achievement of specific developmental, regulatory and/or commercial milestones. Milestone payments made to third parties before a product receives regulatory approval, but after the milestone is determined to be probable, are expensed and included in Research and development expenses. Milestone payments made to third parties after regulatory approval is received are capitalized and amortized over the estimated useful life of the approved product.
Amounts due from third parties as reimbursement of development activities conducted under certain research and development arrangements are recognized as a reduction of Research and development expenses.
Legal Costs
Legal fees and other costs related to litigation and other legal proceedings or services are expensed as incurred and are included in Selling, general and administrative expenses. Certain legal costs associated with acquisitions are included in Acquisition-related costs and certain legal costs associated with divestitures, legal settlements and other business development activities are included in Litigation and other matters or Net (gain) loss on sales of assets within Other expense (income), net, as appropriate. Legal costs expensed are reported net of expected insurance recoveries. A claim for insurance recovery is recognized when realization becomes probable.

Advertising Costs
Advertising costs comprise product samples, print media, promotional materials and television advertising and are expensed on the first use of the advertisement. Included in Selling, general and administrative expenses are advertising costs of $451 million, $544 million and $481 million, for 2020, 2019 and 2018, respectively.
Share-Based Compensation
The Company recognizes all share-based payments to employees, including grants of employee stock options and restricted share units (“RSUs”), at estimated fair value. The Company amortizes the fair value of stock option or RSU grants on a straight-line basis over the requisite service period of the individual stock option or RSU grant, which generally equals the vesting period. Stock option and RSU forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Share-based compensation is recorded in Research and development expenses and Selling, general and administrative expenses, as appropriate.
Acquisition-Related Contingent Consideration
Acquisition-related contingent consideration, which primarily consists of potential milestone payments and royalty obligations, is recorded in the Consolidated Balance Sheets at its acquisition date estimated fair value, in accordance with the acquisition method of accounting. The fair value of the acquisition-related contingent consideration is remeasured each reporting period, with changes in fair value recorded in the Consolidated Statements of Operations. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in fair value measurement accounting.
Interest Expense
Interest expense includes standby fees, the amortization of debt discounts and deferred financing costs, accretion of debt premiums and the amortization of amounts excluded from the assessment of effectiveness related to the Company's cross-currency swaps. Interest costs are expensed as incurred, except to the extent such interest is related to construction in progress, in which case interest is capitalized. Capitalized interest related to construction in progress as of December 31, 2020 and 2019 was $45 million and $34 million, respectively, and is included in Property, plant and equipment, net.
Income Taxes
Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the temporary differences between the financial statement and income tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. A valuation allowance is provided for the portion of deferred tax assets that is more likely than not to remain unrealized. Deferred tax assets and liabilities are measured using enacted tax rates and laws. Deferred tax assets for outside basis differences in investments in subsidiaries are only recognized if the difference will be realized in the foreseeable future.
In October 2016, the FASB issued guidance requiring an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs, rather than when the asset has been sold to an outside party. This guidance was effective for the Company January 1, 2018 and was applied using a modified retrospective approach through a cumulative-effect adjustment to accumulated deficit and deferred income taxes as of the effective date. The Company recorded a net cumulative-effect adjustment of $1,209 million to increase deferred income tax assets and decrease the opening balance of Accumulated deficit for the income tax consequences deferred from past intra-entity transfers involving assets other than inventory.
The tax benefit from an uncertain tax position is recognized only if it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority, based on the technical merits of the position. The tax benefits recognized from such position are measured based on the amount for which there is a greater than 50% likelihood of being realized upon settlement. Liabilities associated with uncertain tax positions are classified as long-term unless expected to be paid within one year. Interest and penalties related to uncertain tax positions, if any, are recorded in the provision for income taxes and classified with the related liability on the consolidated balance sheets.
Loss Per Share Attributable to Bausch Health Companies Inc.
Basic loss per share attributable to Bausch Health Companies Inc. is calculated by dividing Net loss attributable to Bausch Health Companies Inc. by the weighted-average number of common shares outstanding during the reporting period. Diluted loss per share attributable to Bausch Health Companies Inc. is calculated by dividing Net loss attributable to Bausch Health Companies Inc. by the weighted-average number of common shares outstanding during the reporting period after giving effect to dilutive potential common shares for stock options and RSUs, determined using the treasury stock method.
Comprehensive Loss
Comprehensive loss comprises Net loss and Other comprehensive (loss) income. Other comprehensive (loss) income includes items such as foreign currency translation adjustments, unrealized holding gains and losses on available-for-sale and other investments and certain pension and other postretirement benefit plan adjustments. Accumulated other comprehensive loss is recorded as a component of shareholders’ equity.
Contingencies
In the normal course of business, the Company is subject to loss contingencies, such as claims and assessments arising from litigation and other legal proceedings, contractual indemnities, product and environmental liabilities and tax matters. Accruals for loss contingencies are recorded when the Company determines that it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. If the estimate of the amount of the loss is a range and some amount within the range appears to be a better estimate than any other amount within the range, that amount is accrued as a liability. If no amount within the range is a better estimate than any other amount, the minimum amount of the range is accrued as a liability. These accruals are adjusted periodically as assessments change or additional information becomes available.
If no accrual is made for a loss contingency because the amount of loss cannot be reasonably estimated, the Company will disclose contingent liabilities when there is at least a reasonable possibility that a loss or an additional loss may have been incurred.
Employee Benefit Plans
The Company sponsors various retirement and pension plans, including defined benefit pension plans, defined contribution plans and a participatory defined benefit postretirement plan. The determination of defined benefit pension and postretirement plan obligations and their associated expenses requires the use of actuarial valuations to estimate the benefits employees earn while working, as well as the present value of those benefits. Net actuarial gains and losses that exceed 10 percent of the greater of the plan’s projected benefit obligations or the market-related value of assets are amortized to earnings over the shorter of the estimated average future service period of the plan participants (or the estimated average future lifetime of the plan participants if the majority of plan participants are inactive) or the period until any anticipated final plan settlements.
Adoption of New Accounting Standards
In June 2016, the FASB issued guidance on the impairment of financial instruments requiring an impairment model based on expected losses rather than incurred losses. Under this guidance, an entity recognizes as an allowance its estimate of expected credit losses. The guidance was effective for the Company beginning January 1, 2020 and was applied using a modified retrospective approach through a cumulative-effect adjustment to accumulated deficit, which resulted in an increase to Accumulated deficit of less than $1 million. The application of this guidance did not have a material effect on the Company's results of operations and cash flows.
In August 2018, the FASB issued guidance modifying the disclosure requirements for fair value measurement.  The guidance was effective for the Company beginning January 1, 2020. The application of this guidance did not have a material effect on the Company's disclosures.
In March 2020, the FASB issued guidance providing optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions that reference LIBOR or a reference rate that is expected to be discontinued as a result of reference rate reform.  Optional expedients are provided for contract modification accounting within the areas of receivables, debt, leases, derivatives and hedging. The optional amendments are effective for all entities as of March 12, 2020, through December 31, 2022. During 2020, the Company has not entered into any contract modifications in which the optional expedients were applied.  However, if prior to December 31, 2022 the Company enters into a contract modification in which the optional expedients are applied, the Company will evaluate the impact of adoption of this guidance on its financial position, results of operations and cash flows.
In August 2018, the FASB issued guidance modifying the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans.  The guidance was effective for annual periods ending after December 15, 2020. The application of this guidance did not have a material effect on the Company's disclosures.

Recently Issued Accounting Standards, Not Adopted as of December 31, 2020
In December 2019, the FASB issued guidance that simplifies the accounting for income taxes by eliminating certain exceptions to the guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill.  The guidance is effective for annual periods beginning after December 15, 2020.  The application of this guidance is not expected to have a material effect on the Company's financial position, results of operations and cash flows.
3.ACQUISITIONS, LICENSING AGREEMENTS AND ASSETS HELD FOR SALE
Acquisition Agreement for Synergy Pharmaceuticals Inc.
On March 6, 2019, the Company acquired certain assets of Synergy Pharmaceuticals Inc. ("Synergy") for a cash purchase price of approximately $180 million and the assumption of certain liabilities, pursuant to the terms approved by the U.S. Bankruptcy Court for the Southern District of New York on March 1, 2019. Among the assets acquired are the worldwide rights to the Trulance® (plecanatide) product, a once-daily tablet for adults with chronic idiopathic constipation and irritable bowel syndrome with constipation. This acquired business is included in the Company's Salix segment and is expected to result in additional revenues and costs savings associated with business synergies.
Assets Acquired and Liabilities Assumed
The acquisition of certain assets of Synergy has been accounted for as a business combination under the acquisition method of accounting since: (i) substantially all of the fair value of the assets acquired is not concentrated in a single identifiable asset or group of similar identifiable assets and (ii) substantive inputs and processes were acquired to contribute to the creation of outputs. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed related to the acquisition of certain assets of Synergy as of the acquisition date:

(in millions)
Accounts receivable	$7
Inventories	24
Prepaid expenses and other current assets	5
Product brand intangible assets (estimated useful life 7 years)	159
Accounts payable	(1)
Accrued expenses	(17)
Total identifiable net assets	177
Goodwill	3
Total fair value of consideration transferred	$180
Goodwill associated with the acquisition of certain assets of Synergy is not deductible for income tax purposes.
Revenue and Operating Results
Revenues associated with the acquired assets of Synergy during the period March 6, 2019 through December 31, 2019 were $55 million. Operating results associated with the acquired assets of Synergy during the period March 6, 2019 through December 31, 2019 and pro-forma revenues and operating results for the year 2019 were not material. Included in Other expense (income), net for 2019 are acquisition-related costs of $8 million directly related to the acquisition of certain assets of Synergy, which include expenditures for advisory, legal, valuation, accounting and other similar services.
Noncontrolling Interest in Medpharma
On October 16, 2018, using cash on hand, the Company acquired the 40% noncontrolling interest of Medpharma Pharmaceutical & Chemical Industries LLC (“Medpharma”) for $18 million. The difference between the carrying value and the price paid for the noncontrolling interest in Medpharma of $15 million, is a reduction of additional paid-in capital.
There were no other material business combinations in 2020, 2019 or 2018. The measurement period for all acquisitions has closed.

Option to Purchase All Ophthalmology Assets of Allegro Ophthalmics, LLC ("Allegro")
On September 21, 2020, the Company announced that it had entered into an agreement to acquire an option to purchase all of the ophthalmology assets of Allegro (the "Option"), a privately held biopharmaceutical company focused on the development of therapies that regulate integrin functions for the treatment of ocular diseases. Among the assets to be acquired if the Option is exercised, is the worldwide rights to risuteganib (Luminate®), Allegro's lead investigational compound in retina, which is believed to simultaneously act on the angiogenic, inflammatory and mitochondrial metabolic pathways implicated in diseases such as intermediate dry Age-related Macular Degeneration ("AMD"). A U.S. Phase 2a study with risuteganib in intermediate dry AMD met its primary endpoint of vision recovery and Phase 3 testing is in the planning stages. The aggregate payments to acquire the Option are $50 million and include an upfront payment of $10 million and a second payment of $40 million should Allegro raise additional funding. During the three months ended September 30, 2020, the Company made and expensed the upfront payment of $10 million as acquired IPR&D included in Other expense (income), net. If the Option is exercised, additional payments to acquire all ophthalmology assets of Allegro will be due.
Licensing Agreements
In the normal course of business, the Company may enter into select licensing and collaborative agreements for the commercialization and/or development of unique products. These products are sometimes investigational treatments in early stage development that target unique conditions. The ultimate outcome, including whether the product will be: (i) fully developed, (ii) approved by regulatory agencies, (iii) covered by third-party payors or (iv) profitable for distribution, is highly uncertain. The commitment periods under these agreements vary and include customary termination provisions. Expenses arising from commitments, if any, to fund the development and testing of these products and their promotion are recognized as incurred. Royalties due are recognized when earned and milestone payments are accrued when each milestone has been achieved and payment is probable and can be reasonably estimated.
Assets Held for Sale
During the three months ended December 31, 2020, the Company identified for disposal a certain business within the International Rx segment. This business was classified as held for sale as of December 31, 2020.
The carrying amounts of the assets and liabilities held for sale included in the Consolidated Balance Sheet as of December 31, 2020 are as follows:

(in millions)
Prepaid expenses and other current assets:
Trade receivables, net	$91
Inventories, net	63
Prepaid expenses and other current assets	8
$162
Other non-current assets:
Property, plant and equipment, net	$68
Goodwill and Intangible assets, net	245
Deferred tax assets, net	2
$315
Accrued and other current liabilities:
Accounts payable	$7
Accrued and other current liabilities	28
$35
Other non-current liabilities:
Deferred tax liabilities, net	$36
Other non-current liabilities	21
$57
Included within Deferred tax liabilities, net, are book to income tax differences related to the Company's intangible assets.

As a result of meeting the criteria for held for sale classification, the carrying value of this business, was adjusted to its estimated fair value, less costs to sell, and the Company recognized a loss of $96 million within Asset impairments, including loss on assets held for sale in the Consolidated Statements of Operations. This loss was primarily due to the anticipated release of non-cash cumulative foreign currency translation losses of $344 million, which were included as part of the carrying value of this business when measuring for impairment. These losses will be reclassified from Accumulated other comprehensive loss to Net loss upon the disposal of this business.
4.RESTRUCTURING, INTEGRATION AND SEPARATION COSTS
Restructuring and integration costs
The Company evaluates opportunities to improve its operating results and implements cost savings programs to streamline its operations and eliminate redundant processes and expenses. Restructuring and integration costs are expenses associated with the implementation of these cost savings programs and include expenses associated with: (i) reducing headcount, (ii) eliminating real estate costs associated with unused or under-utilized facilities and (iii) implementing contribution margin improvement and other cost reduction initiatives. The liability associated with restructuring and integration costs as of December 31, 2020 was $20 million.
During 2020, the Company incurred $11 million of restructuring and integration-related costs. These costs included: (i) $10 million of facility closure costs and (ii) $1 million of severance and other costs. The Company made payments of $18 million during 2020.
During 2019, the Company incurred $31 million of restructuring and integration costs. These costs included: (i) $11 million of severance costs and other costs associated with the acquisition of certain assets of Synergy, (ii) $11 million of facility closure costs and (iii) $9 million of other severance costs. The Company made payments of $31 million during 2019.
During 2018, the Company incurred $22 million of restructuring and integration costs. These costs included: (i) $11 million of severance costs, (ii) $10 million of facility closure costs and (iii) $1 million of other costs. The Company made payments of $33 million during 2018.
Separation costs and separation-related costs
The Company has incurred, and will incur, costs associated with activities to effectuate the Separation. These activities include: (i) separating the eye-health business from the remainder of the Company and (ii) registering the eye-health business as an independent publicly traded entity. Separation costs are incremental costs directly related to the Separation and include, but are not limited to: (i) legal, audit and advisory fees, (ii) employee hiring, relocation and travel costs and (iii) costs associated with establishing a new board of directors and audit committee. Included in Restructuring, integration and separation costs for 2020 is $11 million of separation costs.
The Company has also incurred, and will incur, separation-related costs which are incremental costs indirectly related to the Separation. Separation-related costs include, but are not limited to: (i) IT infrastructure and software licensing costs, (ii) rebranding costs and (iii) costs associated with facility relocation and/or modification. Included in Selling, general and administrative expenses for 2020 is $21 million of separation-related costs.
The Company is in the planning phase of the Separation and the extent and timing of future charges for these costs cannot be reasonably estimated at this time and could be material.
5.FAIR VALUE MEASUREMENTS
Fair value measurements are estimated based on valuation techniques and inputs categorized as follows:
•Level 1 — Quoted prices in active markets for identical assets or liabilities;
•Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
•Level 3 — Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using discounted cash flow methodologies, pricing models, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.
If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following fair value hierarchy table presents the components and classification of the Company’s financial assets and liabilities measured at fair value on a recurring basis as of:

	December 31, 2020				December 31, 2019
(in millions)	Carrying Value	Level 1	Level 2	Level 3	Carrying Value	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$41	$8	$33	$—	$2,696	$2,646	$50	$—
Restricted Cash	$1,211	$1,211	$—	$—	$1	$1	$—	$—
Foreign currency exchange contracts	$3	$—	$3	$—	$—	$—	$—	$—
Liabilities:
Acquisition-related contingent consideration	$328	$—	$—	$328	$316	$—	$—	$316
Cross-currency swaps	$70	$—	$70	$—	$13	$—	$13	$—
Foreign currency exchange contracts	$11	$—	$11	$—	$—	$—	$—	$—
Cash equivalents consist of highly liquid investments, primarily money market funds, with maturities of three months or less when purchased, and are reflected in the Consolidated Balance Sheets at carrying value, which approximates fair value due to their short-term nature.
As of December 31, 2020, Restricted cash includes $1,210 million of payments into an escrow fund under the terms of a settlement agreement regarding certain U.S. securities litigation, subject to an objector's appeal of the final court approval, and is reflected in the Consolidated Balance Sheets at carrying value, which approximates fair value due to its short-term nature. These payments will remain in escrow until final approval of the settlement as discussed in Note 20, "LEGAL PROCEEDINGS".
There were no transfers into or out of Level 3 during 2020 and 2019.
Cross-currency Swaps
During 2019, the Company entered into cross-currency swaps, with aggregate notional amounts of $1,250 million, to mitigate fluctuation in the value of a portion of its euro-denominated net investment in its consolidated financial statements from adverse movements in exchange rates. The euro-denominated net investment being hedged is the Company’s investment in certain euro-denominated subsidiaries. Prior to 2019, the Company had no cross-currency swaps.
The fair value of the Company’s cross-currency swaps liability as of December 31, 2020 and 2019 was $70 million and $13 million, respectively. Included in Other non-current liabilities is $79 million and $22 million of cross-currency swaps and included in Prepaid expenses and other current assets is $9 million and $9 million of earned interest within the Consolidated Balance Sheets as of December 31, 2020 and 2019, respectively.
The following table presents the effect of hedging instruments on the Consolidated Statements of Operations and Consolidated Statements of Comprehensive Loss for 2020 and 2019:

(in millions)	2020	2019
Loss recognized in Other comprehensive loss	$(57)	$(22)
Gain excluded from assessment of hedge effectiveness	$23	$9
Location of gain of excluded component	Interest Expense
Settlement of the Company's cross-currency swaps occurs in February and August each year. During 2020, the Company received $23 million in settlements which are reported as Investing activities in the Consolidated Statements of Cash Flows.
Foreign Currency Exchange Contracts
During 2020, the Company entered into foreign currency exchange contracts, with an aggregate notional amount of $485 million. Prior to 2020, the Company had no foreign currency exchange contracts for any period presented.
The fair value of the Company's foreign currency exchange contracts liability as of December 31, 2020 was $8 million. Included in Accrued and other current liabilities are $11 million and included in Prepaid expenses and other current assets are $3 million of foreign currency exchange contracts within the Consolidated Balance Sheets. During 2020, the net change in fair value was a loss of $8 million. Settlements of the Company's foreign currency exchange contracts are reported as a gain or loss in the Consolidated Statements of Operations as part of Foreign exchange and other and reported as operating activities in the Consolidated Statements of Cash Flows. During 2020, the Company reported a realized loss of $2 million related to settlements of the Company's foreign currency exchange contracts.
Acquisition-related Contingent Consideration Obligations
The fair value measurement of contingent consideration obligations arising from business combinations is determined via a probability-weighted discounted cash flow analysis, using unobservable (Level 3) inputs. These inputs may include: (i) the estimated amount and timing of projected cash flows, (ii) the probability of the achievement of the factor(s) on which the contingency is based and (iii) the risk-adjusted discount rate used to present value the probability-weighted cash flows. Significant increases or decreases in any of those inputs in isolation could result in a significantly higher or lower fair value measurement. At December 31, 2020, the fair value measurements of acquisition-related contingent consideration were determined using risk-adjusted discount rates ranging from 6% to 25%, and a weighted average risk-adjusted discount rate of 8%. The weighted average risk-adjusted discount rate was calculated by weighting each contract's relative fair value at December 31, 2020.
The following table presents a reconciliation of contingent consideration obligations measured on a recurring basis using significant unobservable inputs (Level 3) for the years 2020 and 2019:

(in millions)	2020		2019
Beginning balance, January 1,		$316		$339
Adjustments to Acquisition-related contingent consideration:
Accretion for the time value of money	$23		$22
Fair value adjustments	25		(10)
Acquisition-related contingent consideration adjustments		48		12
Payments / Settlements		(36)		(36)
Foreign currency translation adjustment included in other comprehensive loss		—		1
Ending balance, December 31,		328		316
Current portion		112		54
Non-current portion		$216		$262
Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis
The following table presents the components and classification of the Company’s financial assets and liabilities measured at fair value on a non-recurring basis:

	December 31, 2020				December 31, 2019
(in millions)	Carrying Value	Level 1	Level 2	Level 3	Carrying Value	Level 1	Level 2	Level 3
Other non-current assets:
Non-current assets held for sale	$245	$—	$—	$245	$39	$—	$—	$39
Non-current assets held for sale of $245 million as of December 31, 2020 were remeasured to estimated fair value, less costs to sell, which utilized Level 3 unobservable inputs. See Note 3, "ACQUISITIONS, LICENSING AGREEMENTS AND ASSETS HELD FOR SALE" for additional details regarding these assets held for sale.
In 2019, the Company identified certain products in the Bausch + Lomb and International Rx segments and one product in the Diversified Products segment for disposal. The products and the related assets and liabilities of this disposal group qualified as a business and an impairment of $8 million associated with this business was recognized during the three months ended September 30, 2019. As a result of changing business dynamics, during the three months ended March 31, 2020, the Company decided not to sell these assets and reclassified $39 million of held for sale assets as assets held and used at their respective fair values at the date of the decision not to sell. This reclassification did not impact the Consolidated Statement of Operations for 2020.
Fair Value of Long-term Debt
The fair value of long-term debt as of December 31, 2020 and 2019 was $25,378 million and $27,520 million, respectively, and was estimated using the quoted market prices for the same or similar debt issuances (Level 2).

6.INVENTORIES
Inventories, net, as of December 31, 2020 and 2019 consist of:

(in millions)	2020	2019
Raw materials	$286	$319
Work in process	143	149
Finished goods	665	639
	$1,094	$1,107
7.PROPERTY, PLANT AND EQUIPMENT
The major components of property, plant and equipment as of December 31, 2020 and 2019 consist of:

(in millions)	2020	2019
Land	$79	$79
Buildings and improvements	686	696
Machinery and equipment	1,722	1,606
Other equipment and leasehold improvements	360	369
Equipment on operating lease	65	56
Construction in progress	436	301
	3,348	3,107
Accumulated depreciation	(1,781)	(1,641)
	$1,567	$1,466
Depreciation expense was $180 million, $178 million and $175 million for 2020, 2019 and 2018, respectively.
8.INTANGIBLE ASSETS AND GOODWILL
Intangible Assets
The major components of intangible assets as of December 31, 2020 and 2019 consist of:

	Weighted- Average Remaining Useful Lives (Years)	2020			2019
(in millions)		Gross Carrying Amount	Accumulated Amortization and Impairments	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization and Impairments	Net Carrying Amount
Finite-lived intangible assets:
Product brands	6	$20,890	$(14,914)	$5,976	$21,011	$(13,544)	$7,467
Corporate brands	7	907	(404)	503	930	(338)	592
Product rights/patents	3	3,305	(3,055)	250	3,297	(2,887)	410
Partner relationships	1	169	(168)	1	166	(165)	1
Technology and other	3	210	(200)	10	209	(189)	20
Total finite-lived intangible assets		25,481	(18,741)	6,740	25,613	(17,123)	8,490
Acquired IPR&D not in service	NA	7	—	7	13	—	13
B&L Trademark	NA	1,698	—	1,698	1,698	—	1,698
		$27,186	$(18,741)	$8,445	$27,324	$(17,123)	$10,201
Long-lived assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Impairment charges associated with these assets are included in Asset impairments, including loss on assets held for sale in the Consolidated Statement of Operations. The Company continues to monitor the recoverability of its finite-lived intangible assets and tests the intangible assets for impairment if indicators of impairment are present.
Asset impairments, including loss on assets held for sale in 2020 included impairments of: (i) $96 million to reduce the carrying value of a business within the International Rx segment to its estimated fair value less costs to sell due to classifying the business as held for sale as discussed in Note 3, "ACQUISITIONS, LICENSING AGREEMENTS AND

ASSETS HELD FOR SALE", (ii) $16 million in aggregate, due to decreases in forecasted sales of certain product lines, (iii) $1 million in aggregate, related to the discontinuance of certain product lines not aligned with the focus of the Company's core businesses and (iv) $1 million related to Acquired IPR&D not in service.
Asset impairments, including loss on assets held for sale in 2019 included impairments of: (i) $58 million reflecting decreases in forecasted sales of certain product lines due to generic competition and other factors, (ii) $8 million related to assets being classified as held for sale, (iii) $5 million related to certain product/patent assets associated with the discontinuance of specific product lines not aligned with the focus of the Company's core businesses and (iv) $4 million related to Acquired IPR&D not in service.
Asset impairments, including loss on assets held for sale in 2018 included impairments of: (i) $263 million reflecting decreases in forecasted sales for the Uceris® Tablet product in the Company's Salix reporting unit due to generic competition, (ii) $85 million reflecting decreases in forecasted sales of certain other product lines due to generic competition, (iii) $132 million reflecting decreases in forecasted sales for the Arestin® product in the Company's Dentistry reporting unit and other product lines due to changing market conditions, (iv) $55 million, in aggregate, related to certain product/patent assets associated with the discontinuance of specific product lines not aligned with the focus of the Company's core businesses, (v) $28 million to Acquired IPR&D not in service related to a certain product and (vi) $5 million related to assets being classified as held for sale.
The impairments to assets reclassified as held for sale were measured as the difference of the carrying value of these assets as compared to the estimated fair values of these assets less costs to sell determined using a discounted cash flow analysis which utilized Level 3 unobservable inputs. The other impairments and adjustments to finite-lived intangible assets were measured as the difference of the historical carrying value of these finite-lived assets as compared to the estimated fair value as determined using a discounted cash flow analysis using Level 3 unobservable inputs.
Periodically, the Company’s products face the expiration of their patent or regulatory exclusivity. The Company anticipates that product sales for such product would decrease shortly following a loss of exclusivity ("LOE"), due to the possible entry of a generic competitor. Where the Company has the rights, it may elect to launch an authorized generic of such product (either as the Company’s own branded generic or through a third-party). This may occur prior to, upon or following generic entry, which may mitigate the anticipated decrease in product sales; however, even with launch of an authorized generic, the decline in product sales of such product could still be significant, and the effect on future revenues could be material.
Management continually assesses the useful lives related to the Company's long-lived assets to reflect the most current assumptions.
Effective September 12, 2018, the Company changed the estimated useful life of its Xifaxan®-related intangible assets due to the positive impact of an agreement between the Company and Actavis Laboratories FL, Inc. ("Actavis") resolving the intellectual property litigation regarding Xifaxan® tablets, 550 mg. Under the agreement, the parties agreed to dismiss all litigation related to Xifaxan® tablets, 550 mg and all intellectual property protecting Xifaxan® will remain intact and enforceable. As a result, the useful life of the Xifaxan®-related intangible assets was extended from 2024 to January 1, 2028. As this change in the estimated useful life is a change in an accounting estimate, amortization expense is impacted prospectively. The change in the estimated useful life of the Xifaxan®-related intangible assets resulted in a decrease to the Net loss attributable to Bausch Health Companies Inc. of $476 million, $473 million and $143 million, and a decrease to the Basic and Diluted Loss per share attributable to Bausch Health Companies Inc. of $1.34, $1.34 and $0.41 for the years 2020, 2019 and 2018, respectively. As of December 31, 2020, the net carrying value of the Xifaxan®-related intangible assets was $3,771 million.
Estimated amortization expense of finite-lived intangible assets for the five years ending December 31 and thereafter are as follows:

(in millions)	2021	2022	2023	2024	2025	Thereafter	Total
Amortization	$1,389	$1,204	$1,030	$905	$822	$1,390	$6,740

Goodwill
The changes in the carrying amounts of goodwill during the years ended December 31, 2020, 2019 and 2018 were as follows:

(in millions)	Bausch + Lomb/ International	Branded Rx	U.S. Diversified Products	Salix	Ortho Dermatologics	Diversified Products	Total
Balance, January 1, 2018	$6,016	$6,631	$2,946	$—	$—	$—	$15,593
Impairment of the Salix and Ortho Dermatologics reporting units	—	(2,213)	—	—	—	—	(2,213)
Realignment of Global Solta reporting unit goodwill	(82)	115	(33)	—	—	—	—
Goodwill reclassified to assets held for sale and subsequently disposed	(2)	—	—	—	—	—	(2)
Realignment of segment goodwill	—	(4,533)	(2,913)	3,156	1,267	3,023	—
Impairment of the Dentistry reporting unit	—	—	—	—	—	(109)	(109)
Foreign exchange and other	(127)	—	—	—	—	—	(127)
Balance, December 31, 2018	5,805	—	—	3,156	1,267	2,914	13,142
Acquisition of certain assets of Synergy	—	—	—	3	—	—	3
Goodwill reclassified to assets held for sale (Note 5)	(18)	—	—	—	—	—	(18)
Foreign exchange and other	(1)	—	—	—	—	—	(1)
Balance, December 31, 2019	5,786	—	—	3,159	1,267	2,914	13,126
Assets held for sale reclassified to goodwill (Note 5)	18	—	—	—	—	—	18
Goodwill reclassified to assets held for sale (Note 3)	(217)	—	—	—	—	—	(217)
Foreign exchange and other	117	—	—	—	—	—	117
Balance, December 31, 2020	$5,704	$—	$—	$3,159	$1,267	$2,914	$13,044
Goodwill is not amortized but is tested for impairment at least annually on October 1st at the reporting unit level. A reporting unit is the same as, or one level below, an operating segment. The Company performs its annual impairment test by first assessing qualitative factors. Where the qualitative assessment suggests that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative fair value test is performed for that reporting unit (Step 1).
The fair value of a reporting unit refers to the price that would be received to sell the unit as a whole in an orderly transaction between market participants. The Company estimates the fair values of a reporting unit using a discounted cash flow model which utilizes Level 3 unobservable inputs. The discounted cash flow model relies on assumptions regarding revenue growth rates, gross profit, projected working capital needs, selling, general and administrative expenses, research and development expenses, capital expenditures, income tax rates, discount rates and terminal growth rates. To estimate fair value, the Company discounts the forecasted cash flows of each reporting unit. The discount rate the Company uses represents the estimated weighted average cost of capital, which reflects the overall level of inherent risk involved in its reporting unit operations and the rate of return a market participant would expect to earn. The quantitative fair value test is performed utilizing long-term growth rates and discount rates applied to the estimated cash flows in estimation of fair value. To estimate cash flows beyond the final year of its model, the Company estimates a terminal value by applying an in-perpetuity growth assumption and discount factor to determine the reporting unit's terminal value.
To forecast a reporting unit's cash flows the Company takes into consideration economic conditions and trends, estimated future operating results, management's and a market participant's view of growth rates and product lives, and anticipates future economic conditions. Revenue growth rates inherent in these forecasts are based on input from internal and external market research that compare factors such as growth in global economies, recent industry trends and product life-cycles. Macroeconomic factors such as changes in economies, changes in the competitive landscape including the unexpected LOE to the Company's product portfolio, changes in government legislation, product life-cycles, industry consolidations and other changes beyond the Company’s control could have a positive or negative impact on achieving its targets. Accordingly, if market conditions deteriorate, or if the Company is unable to execute its strategies, it may be necessary to record impairment charges in the future.

2018
Adoption of New Accounting Guidance for Goodwill Impairment Testing
Effective January 1, 2018, the Company elected to early adopt a new accounting standard which simplifies the subsequent measurement of goodwill by eliminating “Step 2” from the goodwill impairment test. Goodwill impairment is now measured as the amount by which a reporting unit's carrying value exceeds its fair value. Upon adopting the new standard, the Company tested goodwill for impairment and determined that the carrying value of the Salix reporting unit exceeded its fair value resulting in the Company recognizing a goodwill impairment of $1,970 million associated with the Salix reporting unit.
The Company conducted its 2017 annual goodwill impairment test as of October 1, 2017 and determined that the fair value of the Ortho Dermatologics reporting unit exceeded its carrying value. However, at January 1, 2018, unforeseen changes in the business dynamics of the Ortho Dermatologics reporting unit, such as: (i) changes in the dermatology sector, (ii) increased pricing pressures from third-party payors, (iii) additional risks to the exclusivity of certain products and (iv) an expected longer launch cycle for a new product, were factors that negatively impacted the reporting unit's operating results beyond management's expectations as of October 1, 2017. In response to these adverse business indicators, as of January 1, 2018, the Company reduced its near and long term financial projections for the Ortho Dermatologics reporting unit. As a result of the reductions in the near and long term financial projections, the carrying value of the Ortho Dermatologics reporting unit exceeded its fair value at January 1, 2018 and the Company recognized a goodwill impairment of $243 million.
2018 Realignment of Solta Business
Effective March 1, 2018, revenues and profits from the U.S. Solta business included in the former U.S. Diversified Products segment in prior periods and revenues and profits from the international Solta business included in the former Bausch + Lomb/International segment in prior periods, are reported in a new Global Solta reporting unit, which, at that time, was a part of the former Branded Rx segment. As a result of this change, $115 million of goodwill was reallocated to the new Global Solta reporting unit and the Company assessed the impact on the fair values of each of the reporting units affected. After considering, among other matters: (i) the limited period of time between last impairment test (January 1, 2018) and the realignment (March 1, 2018), (ii) the results of the last impairment test and (iii) the amount of goodwill reallocated to the new Global Solta reporting unit, the Company did not identify any indicators of impairment at the time of the realignment.
2018 Realignment of Segment Structure
In the second quarter of 2018 through the fourth quarter of 2020, the Company operated in the following reportable segments: (i) Bausch + Lomb/International segment, (ii) Salix segment, (iii) Ortho Dermatologics segment and (iv) Diversified Products segment. The Bausch + Lomb/International segment consisted of the: (i) U.S. Bausch + Lomb and (ii) International reporting units. The Salix segment consists of the Salix reporting unit. The Ortho Dermatologics segment consists of the: (i) Ortho Dermatologics and (ii) Global Solta reporting units. The Diversified Products segment consists of the: (i) Neurology and Other, (ii) Generics and (iii) Dentistry reporting units. There was no triggering event which would require the Company to test goodwill for impairment as a result of the second quarter realignment of the segment structure as it did not result in a change in the reporting units.
2018 Annual Goodwill Impairment Test
The Company conducted its 2018 annual goodwill impairment test as of October 1, 2018 and determined that the carrying value of the Dentistry reporting unit exceeded its fair value and, as a result, the Company recognized a goodwill impairment of $109 million, representing the full amount of goodwill for the Dentistry reporting unit. Changing market conditions such as: (i) an increasing competitive environment and (ii) increasing pricing pressures negatively impacted the reporting unit's operating results.
The Company's remaining reporting units passed the goodwill impairment test as the estimated fair value of each reporting unit exceeded its carrying value at the date of testing and, therefore, there was no impairment to goodwill for any reporting unit other than the Dentistry reporting unit. In order to evaluate the sensitivity of its fair value calculations on the goodwill impairment test, the Company compared the carrying value of each reporting unit to its fair value as of October 1, 2018, the date of testing. As of October 1, 2018, the fair value of each reporting unit with associated goodwill exceeded its carrying value by more than 15%.

2019
2019 Annual Goodwill Impairment Test
The Company conducted its annual goodwill impairment test as of October 1, 2019 by first assessing qualitative factors. Where the qualitative assessment suggested that it was more likely than not that the fair value of a reporting unit was less than its carrying amount, a quantitative fair value test was performed for that reporting unit. In each quantitative fair value test performed, the fair value was greater than the carrying value of the reporting unit. As a result, there was no impairment to the goodwill of any reporting unit.
2020
2020 Interim Goodwill Impairment Assessment
In response to the COVID-19 pandemic, the Company has taken actions to protect its employees, customers and other stakeholders and mitigate the negative impact of the COVID-19 pandemic on its operations and operating results. These and additional actions can increase the costs of doing business during the pandemic and, in the periods that follow, may include the costs of idling and reopening certain facilities in affected areas. Further, social restrictions and other precautionary measures taken by customers, health care patients and consumers in response to the pandemic are expected to impact the timing and amount of revenues during the COVID-19 pandemic. Although the Company's revenues for 2020 were less than those forecasted on the date goodwill was last tested for impairment (October 1, 2019), there were no indications that these trends are materially related to developments other than the COVID-19 pandemic.
The negative impacts of the COVID-19 pandemic on the global economy have led to significant volatility in the global equity markets. The Company has been able to continue its operations with limited disruptions and has assessed the potential impact that the COVID-19 pandemic is likely to have on its forecasted cash flows. In performing its assessment, the Company considered the possible affects and outcomes of the COVID-19 pandemic on, among other things, its supply chain, customers and distributors, employee base, product sustainability, research and development activities, product pipeline and consumer demand and related rebates and discounts and has made adjustments, although not considered to be material, to its long-term forecasts as of October 1, 2019 (the date goodwill was last tested for impairment) for these and other matters. After completing this assessment, although not completely insulated from the negative effects of the COVID-19 pandemic, the Company believes that its long-term forecasted cash flows, as adjusted for the possible outcome of the COVID-19 pandemic and other matters, do not indicate that the fair value of any reporting unit may be below its carrying value.
During the pandemic, the public has been advised to engage in certain "social restrictions" such as: (i) remaining at home or shelter-in-place, (ii) limiting social interaction, (iii) closing non-essential businesses and (iv) postponing certain surgical and elective medical procedures in order to prioritize/conserve available health care resources. During the three months ended March 31, 2020, these factors negatively impacted, most notably, the revenues of the Company's Global Vision Care and Global Surgical businesses in Asia where the COVID-19 pandemic originated. Beginning in March 2020, and throughout most of the second quarter of 2020, the Company experienced steeper declines in these revenues and the revenues of other businesses as social restrictions expanded worldwide, particularly in the U.S. and Europe. Social restrictions negatively impacted the Company's revenues for contact lenses, intraocular lenses, medical devices, surgical systems and certain pre- and post-operative eye-medications of its Global Ophtho Rx business, medical aesthetics and therapeutic products of its Global Solta business, and certain branded pharmaceutical products of its Salix, Ortho Dermatologics and Dentistry businesses, as the offices of many health care providers were closed and certain surgeries and elective medical procedures were deferred.
The Company's 2020 revenues were most negatively impacted during its second quarter by the social restrictions and other precautionary measures taken in response to the COVID-19 pandemic. However, as governments began lifting social restrictions, allowing offices of certain health care providers to reopen and certain surgeries and elective medical procedures to proceed, the negative trend in the revenues of certain businesses began to level off and stabilize prior to the third quarter. Revenues for the three months ended December 31, 2020 and 2019 were $2,213 million and $2,224 million, respectively, a decrease of $11 million. This decrease of less than 1% represents a continuing improving trend over the decreases in year-over-year revenues for the three month periods ended June 30, 2020 and September 30, 2020 of 23% and 3%, respectively. Presuming there continues to be increased availability of effective vaccines and any further resurgence of the COVID-19 virus and variant strains thereof do not have a material adverse impact on efforts to contain the COVID-19 virus, the Company anticipates an ongoing, gradual global recovery from the macroeconomic and health care impacts of the pandemic that occurred during the first-half of 2020 and anticipates that its affected businesses could return to pre-pandemic levels during 2021. However, the rates of recovery for each business will vary by geography and will be dependent upon, among other things, the availability and effectiveness of vaccines for the COVID-19 virus, government responses, rates of economic recovery, precautionary measures taken by patients and customers, the rate at which remaining social restrictions are lifted and once lifted, the presumption that social restrictions will not be materially reenacted in the event of a resurgence of the virus and other actions taken in response to the COVID-19 pandemic.
On a quarterly basis, using its latest forecasts of cash flows, the Company gave consideration to the nature and timing of the expected revenue losses discussed above. No events occurred or circumstances changed during the period October 1, 2019 through September 30, 2020 that would indicate that the fair value of any reporting unit, other than the Ortho Dermatologics reporting unit, might be below its carrying value. The changes in the amounts and timing of revenues as presented in the Company's latest forecasts included a range of potential outcomes and, with the exception of the Ortho Dermatologics reporting unit as discussed below, were not substantial enough to materially adversely affect the recoverability of any of the associated reporting units’ assets and were not material enough to indicate that the fair values of those reporting units might be below their respective carrying values. However, based on the results of the October 1, 2019 annual goodwill impairment test, the Company continued to assess the performance of the Ortho Dermatologics reporting unit and the Neuro and Other reporting unit on a quarterly basis throughout 2020.
2020 Interim Goodwill Impairment Assessments - Neuro and Other
As part of its quarterly qualitative interim assessments of the Neuro and Other reporting unit, management considered the totality of all relevant events or circumstances that could have affected the carrying amount or fair value of the reporting unit, including comparing the reporting unit’s operating results to the forecast used to test the goodwill of the Neuro and Other reporting unit as of October 1, 2019. Based on the qualitative assessments, management believed that the carrying value of Neuro and Other reporting unit did not exceed its fair value and, therefore, concluded a quantitative fair value test was not required for any quarterly period.
2020 Interim Goodwill Impairment Assessments and Testing - Ortho Dermatologics
During the three months ended March 31, 2020, the operating results for the Ortho Dermatologics reporting unit were less than those forecasted at October 1, 2019 for that period. As part of its qualitative assessment as of March 31, 2020, the Company revised its forecasts for the year 2020, for among other matters, the lower than originally forecasted operating results for the three months ended March 31, 2020 and the range of potential impacts of the COVID-19 pandemic, including longer than expected launch cycles for certain new products. Management believed that the revisions to its forecasts for the year 2020 were indicators that there was less headroom as of March 31, 2020 as compared to the headroom calculated on the date goodwill was last tested for impairment (October 1, 2019). Therefore, a quantitative fair value test for the Ortho Dermatologics reporting unit was performed at March 31, 2020. Based on the quantitative fair value test, the fair value of the Ortho Dermatologics reporting unit continued to be greater than its carrying value and as a result there was no impairment to the goodwill of the reporting unit at March 31, 2020.
During the three months ended June 30, 2020, the Company identified certain Ortho Dermatologics’ products that were experiencing longer launch cycles than originally anticipated due to the COVID-19 pandemic and, as a direct result, took actions to mitigate the impact of these matters, including right-sizing its Ortho Dermatologics’ sales force. As part of its qualitative assessment as of June 30, 2020, the Company revised its long-term forecasts for, among other matters, the decrease in forecasted revenues of the identified products, the reduction in sales force and related costs and a range of potential impacts of COVID-19 pandemic related matters. Management believed that these events were indicators that there was less headroom as of June 30, 2020 as compared to the headroom calculated on the date Ortho Dermatologics goodwill was last tested for impairment (March 31, 2020). Therefore, a quantitative fair value test for impairment to the goodwill of the Ortho Dermatologics reporting unit was performed at June 30, 2020. Based on the quantitative fair value test, the fair value of the Ortho Dermatologics reporting unit continued to be greater than its carrying value and as a result there was no impairment to the goodwill of the reporting unit at June 30, 2020.
Management believed that based on its qualitative assessments as of September 30, 2020, it was more likely than not that the carrying amount of the Ortho Dermatologics reporting unit was less than its fair value and, therefore, concluded a quantitative fair value test was not required at September 30, 2020.
2020 Annual Goodwill Impairment Test
The Company conducted its annual goodwill impairment test as of October 1, 2020 by first assessing qualitative factors. Based on its qualitative assessment as of October 1, 2020, management believed that, with the exception of the Ortho Dermatologics reporting unit, it was more likely than not that the carrying amounts of its reporting units were less than their respective fair values and therefore concluded a quantitative fair value test for those reporting units was not required.

As part of its qualitative assessment of the Ortho Dermatologics reporting unit as of October 1, 2020, the Company considered, among other matters, a range of potential impacts of COVID-19 pandemic related matters and the limited headroom calculated on the date Ortho Dermatologics goodwill was last tested for impairment (June 30, 2020). The Company believed that these factors may suggest that it is more likely than not that the fair value of the Ortho Dermatologics reporting unit is less than its carrying amount, and therefore a quantitative fair value test was performed for the reporting unit.
The Company performed a quantitative fair value test for the Ortho Dermatologics reporting unit as of October 1, 2020, utilizing a long-term growth rate of 2.0% and a range of discount rates between 9.5% and 9.75%, in estimation of the fair value of this reporting unit. Based on the quantitative fair value test, the fair value of the Ortho Dermatologics reporting unit was approximately 10% greater than its carrying value and as a result there was no impairment to the goodwill of the reporting unit. If market conditions deteriorate, or if the Company is unable to execute its strategies, it may be necessary to record impairment charges in the future. Specifically, the Company continues to assess the performance of the Ortho Dermatologics reporting unit as compared to its respective projections and will perform qualitative interim assessments of the carrying value and fair value on a quarterly basis to determine if impairment testing of goodwill will be warranted.
In addition, the Company expects to realign and begin managing its operations in a manner consistent with the organizational structure of the two separate entities as proposed by the Separation during the first quarter of 2021, and as a result the Company may need to perform an impairment test upon realignment of its operating segments.
Accumulated goodwill impairment charges through December 31, 2020 were $3,711 million.
2021 Realignment of Segment Structure
Commencing in the first quarter of 2021, the Company has realigned and has begun managing its operations in a manner consistent with the organizational structure of the two separate entities as proposed by the Separation. Under the new reporting structure, the Company has five reportable segments and has allocated goodwill to those segments as follows: (i) $5,395 million to the Bausch + Lomb segment, (ii) $3,159 million to the Salix segment, (iii) $887 million to the International Rx segment, (iv) $1,267 million to the Ortho Dermatologics segment and (v) $2,336 million to the Diversified Products segment.
9.ACCRUED AND OTHER CURRENT LIABILITIES
Accrued and other current liabilities as of December 31, 2020 and 2019 consist of:

(in millions)	2020	2019
Legal matters and related fees	$1,672	$1,397
Product rebates	747	898
Product returns	575	691
Interest	341	305
Employee compensation and benefit costs	316	304
Income taxes payable	158	196
Other	767	720
	$4,576	$4,511

10.FINANCING ARRANGEMENTS
Principal amounts of debt obligations and principal amounts of debt obligations net of premiums, discounts and issuance costs as of December 31, 2020 and 2019 consists of the following:

		2020		2019
(in millions)	Maturity	Principal Amount	Net of Premiums, Discounts and Issuance Costs	Principal Amount	Net of Premiums, Discounts and Issuance Costs
Senior Secured Credit Facilities:
2023 Revolving Credit Facility	June 2023	$—	$—	$—	$—
June 2025 Term Loan B Facility	June 2025	3,298	3,220	3,869	3,768
November 2025 Term Loan B Facility	November 2025	1,125	1,112	1,275	1,257
Senior Secured Notes:
6.50% Secured Notes	March 2022	—	—	1,250	1,242
7.00% Secured Notes	March 2024	2,000	1,987	2,000	1,983
5.50% Secured Notes	November 2025	1,750	1,736	1,750	1,733
5.75% Secured Notes	August 2027	500	494	500	493
Senior Unsecured Notes:
5.50%	March 2023	—	—	402	400
5.875%	May 2023	—	—	1,448	1,441
4.50% euro-denominated debt	May 2023	—	—	1,682	1,674
6.125%	April 2025	3,250	3,234	3,250	3,230
9.00%	December 2025	1,500	1,478	1,500	1,473
9.25%	April 2026	1,500	1,487	1,500	1,484
8.50%	January 2027	1,750	1,755	1,750	1,756
7.00%	January 2028	750	742	750	741
5.00%	January 2028	1,250	1,236	1,250	1,234
6.25%	February 2029	1,500	1,480	—	—
5.00%	February 2029	1,000	988	—	—
7.25%	May 2029	750	741	750	740
5.25%	January 2030	1,250	1,235	1,250	1,234
5.25%	February 2031	1,000	988	—	—
Other	Various	12	12	12	12
Total long-term debt and other		$24,185	23,925	$26,188	25,895
Less: Current portion of long-term debt and other			—		1,234
Non-current portion of long-term debt			$23,925		$24,661
Covenant Compliance
The Senior Secured Credit Facilities (as defined below) and the indentures governing the Senior Secured Notes and Senior Unsecured Notes contain customary affirmative and negative covenants and specified events of default. These affirmative and negative covenants include, among other things, and subject to certain qualifications and exceptions, covenants that restrict the Company’s ability and the ability of its subsidiaries to: incur or guarantee additional indebtedness; create or permit liens on assets; pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness; make certain investments and other restricted payments; engage in mergers, acquisitions, consolidations and amalgamations; transfer and sell certain assets; and engage in transactions with affiliates. As of December 31, 2020, the amount available for restricted payments under the "builder basket" in the Company’s most restrictive indentures (as defined by those indentures) was approximately $13,000 million (although such availability is subject to the Company's compliance with a 2.00:1.00 fixed charge coverage ratio). The 2023 Revolving Credit Facility (as defined below) also contains a financial maintenance covenant that requires the Company to maintain a first lien net leverage ratio of not greater than 4.00:1.00. The financial maintenance covenant may be waived or amended without the consent of the term loan facility lenders and contains a customary term loan facility standstill.

As of December 31, 2020, the Company was in compliance with its financial maintenance covenant related to its debt obligations. The Company, based on its current forecast for the next twelve months from the date of issuance of these financial statements, expects to remain in compliance with its financial maintenance covenant and meet its debt service obligations over that same period.
The Company continues to take steps to improve its operating results to ensure continual compliance with its financial maintenance covenant and may take other actions to reduce its debt levels to align with the Company’s long-term strategy, including divesting other businesses, refinancing debt and issuing equity or equity-linked securities as deemed appropriate.
Senior Secured Credit Facilities
On February 13, 2012, the Company and certain of its subsidiaries as guarantors entered into the “Senior Secured Credit Facilities” under the Company’s Third Amended and Restated Credit and Guaranty Agreement, as amended (the “Third Amended Credit Agreement”) with a syndicate of financial institutions and investors, as lenders. As of January 1, 2018, the Third Amended Credit Agreement provided for: (i) a $1,500 million Revolving Credit Facility maturing on April 20, 2020 (the "2020 Revolving Credit Facility") and (ii) a $3,521 million term loan under the Company's Series F Tranche B Term Loan Facility maturing in 2022 (the “Series F Tranche B Term Loan Facility”). There was $250 million outstanding under the 2020 Revolving Credit Facility as of January 1, 2018.
2018 Activity
During 2018, the Company repaid (net of additional borrowings) $571 million of outstanding debt under its Senior Secured Credit Facilities using cash on hand.
On June 1, 2018, the Company entered into a Restatement Agreement in respect of a Fourth Amended and Restated Credit and Guaranty Agreement (the “Restated Credit Agreement”) which restated in full the Third Amended Credit Agreement. The Restated Credit Agreement replaced the 2020 Revolving Credit Facility with a revolving credit facility of $1,225 million (the "2023 Revolving Credit Facility") and replaced the Series F Tranche B Term Loan Facility principal amount outstanding of $3,315 million with a new seven year Tranche B Term Loan Facility of $4,565 million (the “June 2025 Term Loan B Facility”) borrowed by the Company’s subsidiary, Bausch Health Americas, Inc. ("BHA").
The 2023 Revolving Credit Facility matures on the earlier of June 1, 2023 and the date that is 91 calendar days prior to the scheduled maturity of indebtedness for borrowed money of the Company or BHA in an aggregate principal amount in excess of $1,000 million. Both the Company and BHA are borrowers with respect to the 2023 Revolving Credit Facility. Borrowings under the 2023 Revolving Credit Facility may be made in U.S. dollars, Canadian dollars or euros.
On June 1, 2018, the Company issued an irrevocable notice of redemption for the remaining outstanding principal amounts of: (i) $691 million of the March 2020 Unsecured Notes (as defined below), (ii) $578 million of 6.75% Senior Unsecured Notes due August 2021 (the “August 2021 Unsecured Notes”), (iii) $550 million of 7.25% Senior Unsecured Notes due July 2022 (the “July 2022 Unsecured Notes”) and (iv) $146 million of 6.375% Senior Unsecured Notes due October 2020 (the March 2020 Unsecured Notes (as defined below), together with the August 2021 Unsecured Notes, the July 2022 Unsecured Notes and the 6.375% Senior Unsecured Notes due October 2020 the “June 2018 Unsecured Refinanced Debt”). On June 1, 2018, using the remaining net proceeds from the June 2025 Term Loan B Facility, the net proceeds from the issuance of $750 million in aggregate principal amount of 8.50% Senior Unsecured Notes due 2027 (the "January 2027 Unsecured Notes") by BHA and cash on hand, the Company prepaid the remaining Series F Tranche B Term Loan Facility and redeemed the June 2018 Unsecured Refinanced Debt at its aggregate redemption price and the indentures governing the June 2018 Unsecured Refinanced Debt were discharged (collectively, the “June 2018 Refinancing Transactions”).
The Restated Credit Agreement was accounted for as a modification of debt, to the extent the June 2018 Unsecured Refinanced Debt was replaced with newly issued debt to the same creditor, and as an extinguishment of debt if: (i) the June 2018 Unsecured Refinanced Debt was replaced with newly issued debt to a different creditor, (ii) a portion of the unamortized deferred financing fees was allocated to debt that was paid down or (iii) the borrowing capacity declined when issuing a new revolving credit facility. The following was accounted for as an extinguishment of debt: (i) the difference between the amounts paid to redeem the June 2018 Unsecured Refinanced Debt and the June 2018 Unsecured Refinanced Debt’s carrying value, (ii) the replacement of the Series F Tranche B Term Loan Facility with the June 2025 Term Loan B Facility to the extent any unamortized deferred financing fees were associated with the portion of the Series F Tranche B Term Loan Facility that was paid down and (iii) the replacement of the 2020 Revolving Credit Facility with the 2023 Revolving Credit Facility to the extent any unamortized deferred financing fees were associated with the decline in borrowing capacity. For amounts accounted for as an extinguishment of debt, the Company incurred a loss on extinguishment of debt of $48 million. Payments made to the lenders and a portion of payments made to third parties of $74 million associated with the June 2018 Refinancing Transactions were capitalized and are being amortized as interest expense over the remaining terms of the debt, ranging from 2023 through 2027. Third-party expenses of $4 million associated with the modification of debt were expensed as incurred and included in Interest expense.
On November 27, 2018, the Company entered into the First Incremental Amendment to the Restated Credit Agreement, which provided an additional seven year Tranche B Term Loan Facility of $1,500 million (the "November 2025 Term Loan B Facility") and used the net proceeds, and cash on hand, to repay $1,483 million of 7.50% Senior Unsecured Notes due July 2021 (the “July 2021 Unsecured Notes”) in a tender offer (the "November 2018 Refinancing Transactions"). On December 27, 2018, the Company redeemed, using cash on hand, the remaining outstanding principal amount of $17 million of the July 2021 Unsecured Notes.
The repayment of the July 2021 Unsecured Notes was accounted for as an extinguishment of debt and the Company incurred a loss on extinguishment of debt of $43 million representing the difference between the amount paid to settle the extinguished debt and the extinguished debt’s carrying value. Payments made to the lenders and other third parties of $25 million associated with the issuance of the November 2025 Term Loan B Facility were capitalized and are being amortized as interest expense over the remaining term of the November 2025 Term Loan B Facility.
2019 Activity
During 2019, the Company repaid (net of additional borrowings) $806 million of outstanding debt under its Senior Secured Credit Facilities using cash on hand.
2020 Activity
During 2020, the Company repaid: (i) $471 million of outstanding debt under its Senior Secured Credit Facilities using cash on hand and (ii) $250 million of outstanding debt under its Senior Secured Credit Facilities as part of the May 2020 Refinancing Transactions (as defined below).
As of December 31, 2020, the Company had no outstanding borrowings, $104 million of issued and outstanding letters of credit, and remaining availability of $1,121 million under its 2023 Revolving Credit Facility.
Current Description of Senior Secured Credit Facilities
Borrowings under the Senior Secured Credit Facilities in U.S. dollars bear interest at a rate per annum equal to, at the Company's option, either: (i) a base rate determined by reference to the highest of: (a) the prime rate (as defined in the Restated Credit Agreement), (b) the federal funds effective rate plus 1/2 of 1.00% or (c) the eurocurrency rate (as defined in the Restated Credit Agreement) for a period of one month plus 1.00% (or if such eurocurrency rate shall not be ascertainable, 1.00%) or (ii) a eurocurrency rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs (provided however, that the eurocurrency rate shall at no time be less than 0.00% per annum), in each case plus an applicable margin.
Borrowings under the 2023 Revolving Credit Facility in euros bear interest at a eurocurrency rate determined by reference to the costs of funds for euro deposits for the interest period relevant to such borrowing (provided however, that the eurocurrency rate shall at no time be less than 0.00% per annum), plus an applicable margin.
Borrowings under the 2023 Revolving Credit Facility in Canadian dollars bear interest at a rate per annum equal to, at the Company's option, either: (i) a prime rate determined by reference to the higher of: (a) the rate of interest last quoted by The Wall Street Journal as the “Canadian Prime Rate” or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Bank of Canada as its prime rate and (b) the 1 month BA rate (as defined below) calculated daily plus 1.00% (provided however, that the prime rate shall at no time be less than 0.00%) or (ii) the bankers’ acceptance rate for Canadian dollar deposits in the Toronto interbank market (the “BA rate”) for the interest period relevant to such borrowing (provided however, that the BA rate shall at no time be less than 0.00% per annum), in each case plus an applicable margin.
Subject to certain exceptions and customary baskets set forth in the Restated Credit Agreement, the Company is required to make mandatory prepayments of the loans under the Senior Secured Credit Facilities under certain circumstances, including from: (i) 100% of the net cash proceeds of insurance and condemnation proceeds for property or asset losses (subject to reinvestment rights and net proceeds threshold), (ii) 100% of the net cash proceeds from the incurrence of debt (other than permitted debt as described in the Restated Credit Agreement), (iii) 50% of Excess Cash Flow (as defined in the Restated Credit Agreement) subject to decrease based on leverage ratios and subject to a threshold amount and (iv) 100% of net cash proceeds from asset sales (subject to reinvestment rights). These mandatory prepayments may be used to satisfy future amortization.

The applicable interest rate margins for the June 2025 Term Loan B Facility and the November 2025 Term Loan B Facility are 2.00% and 1.75%, respectively, with respect to base rate and prime rate borrowings and 3.00% and 2.75%, respectively, with respect to eurocurrency rate and BA rate borrowings. As of December 31, 2020, the stated rates of interest on the Company’s borrowings under the June 2025 Term Loan B Facility and the November 2025 Term Loan B Facility were 3.15% and 2.90% per annum, respectively.
The amortization rate for both the June 2025 Term Loan B Facility and the November 2025 Term Loan B Facility is 5.00% per annum. The Company may direct that prepayments be applied to such amortization payments in order of maturity. As of December 31, 2020, the aggregate remaining mandatory quarterly amortization payments for the Senior Secured Credit Facilities are $405 million through November 1, 2025.
The applicable interest rate margins for borrowings under the 2023 Revolving Credit Facility are 1.50%-2.00% with respect to base rate or prime rate borrowings and 2.50%-3.00% with respect to eurocurrency rate or BA rate borrowings.  As of December 31, 2020, the stated rate of interest on the 2023 Revolving Credit Facility was 3.15% per annum. In addition, the Company is required to pay commitment fees of 0.25% - 0.50% per annum with respect to the unutilized commitments under the 2023 Revolving Credit Facility, payable quarterly in arrears. The Company also is required to pay: (i) letter of credit fees on the maximum amount available to be drawn under all outstanding letters of credit in an amount equal to the applicable margin on eurocurrency rate borrowings under the 2023 Revolving Credit Facility on a per annum basis, payable quarterly in arrears, (ii) customary fronting fees for the issuance of letters of credit and (iii) agency fees.
The Restated Credit Agreement permits the incurrence of incremental credit facility borrowings, up to the greater of $1,000 million and 28.5% of Consolidated Adjusted EBITDA (as defined in the Restated Credit Agreement), subject to customary terms and conditions, as well as the incurrence of additional incremental credit facility borrowings subject to a secured leverage ratio of not greater than 3.50:1.00, and, in the case of unsecured debt, a total leverage ratio of not greater than 6.50:1.00 or an interest coverage ratio of not less than 2.00:1.00.
Senior Secured Notes
The Senior Secured Notes are guaranteed by each of the Company’s subsidiaries that is a guarantor under the Restated Credit Agreement and existing Senior Unsecured Notes (together, the “Note Guarantors”). The Senior Secured Notes and the guarantees related thereto are senior obligations and are secured, subject to permitted liens and certain other exceptions, by the same first priority liens that secure the Company’s obligations under the Restated Credit Agreement under the terms of the indentures governing the Senior Secured Notes.
The Senior Secured Notes and the guarantees rank equally in right of repayment with all of the Company’s and Note Guarantors’ respective existing and future unsubordinated indebtedness and senior to the Company’s and Note Guarantors’ respective future subordinated indebtedness. The Senior Secured Notes and the guarantees related thereto are effectively pari passu with the Company’s and the Note Guarantors’ respective existing and future indebtedness secured by a first priority lien on the collateral securing the Senior Secured Notes and effectively senior to the Company’s and the Note Guarantors’ respective existing and future indebtedness that is unsecured, including the existing Senior Unsecured Notes, or that is secured by junior liens, in each case to the extent of the value of the collateral. In addition, the Senior Secured Notes are structurally subordinated to: (i) all liabilities of any of the Company’s subsidiaries that do not guarantee the Senior Secured Notes and (ii) any of the Company’s debt that is secured by assets that are not collateral.
Upon the occurrence of a change in control (as defined in the indentures governing the Senior Secured Notes), unless the Company has exercised its right to redeem all of the notes of a series, holders of the Senior Secured Notes may require the Company to repurchase such holder’s notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest.
6.50% Senior Secured Notes due 2022 and 7.00% Senior Secured Notes due 2024
In March 2017, the Company issued $1,250 million aggregate principal amount of 6.50% senior secured notes due March 15, 2022 (the “March 2022 Secured Notes”) and $2,000 million aggregate principal amount of 7.00% senior secured notes due March 15, 2024 (the “March 2024 Secured Notes”), in a private placement. Interest on these notes is payable semi-annually in arrears on each March 15 and September 15.
The March 2022 Secured Notes were repaid in full as part of the May 2020 Refinancing Transactions (as defined below).
The March 2024 Secured Notes are redeemable at the option of the Company, in whole or in part, at any time, at the redemption prices set forth in the indenture.

5.50% Senior Secured Notes due 2025
On October 17, 2017, the Company issued $1,000 million, and, on November 21, 2017, the Company issued $750 million, aggregate principal amount of 5.50% Senior Secured Notes due November 2025 (the “November 2025 Secured Notes”), in a private placement. Interest on the November 2025 Secured Notes is payable semi-annually in arrears on each May 1 and November 1.
The November 2025 Secured Notes are redeemable at the option of the Company, in whole or in part, at any time, at the redemption prices set forth in the indenture.
5.75% Senior Secured Notes due 2027 - March 2019 Refinancing Transactions
On March 8, 2019, BHA and the Company issued: (i) $1,000 million aggregate principal amount of January 2027 Unsecured Notes and (ii) $500 million aggregate principal amount of 5.75% Senior Secured Notes due August 2027 (the "August 2027 Secured Notes"), respectively, in a private placement. A portion of the proceeds and cash on hand were used to: (i) repurchase $584 million of 5.875% Senior Unsecured Notes due 2023 (the "May 2023 Unsecured Notes"), (ii) repurchase $518 million of 5.625% Senior Unsecured Notes due 2021 (the “December 2021 Unsecured Notes”), (iii) repurchase $216 million of 5.50% Senior Unsecured Notes due 2023 (the "March 2023 Unsecured Notes”) and (iv) pay all fees and expenses associated with these transactions (collectively, the “March 2019 Refinancing Transactions”). During April 2019, the Company redeemed $182 million of the December 2021 Unsecured Notes, representing the remaining outstanding principal balance of the December 2021 Unsecured Notes and completing the refinancing of $1,500 million of debt in connection with the March 2019 Refinancing Transactions. The March 2019 Refinancing Transactions were accounted for as an extinguishment of debt and the Company incurred a loss on extinguishment of debt of $8 million representing the difference between the amount paid to settle the extinguished debt and the extinguished debt’s carrying value. Interest on the August 2027 Secured Notes is payable semi-annually in arrears on each February 15 and August 15.
The August 2027 Secured Notes are redeemable at the option of the Company, in whole or in part, at any time on or after August 15, 2022, at the redemption prices set forth in the indenture. The Company may redeem some or all of the August 2027 Secured Notes prior to August 15, 2022 at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Prior to August 15, 2022, the Company may redeem up to 40% of the aggregate principal amount of the August 2027 Secured Notes using the proceeds of certain equity offerings at the redemption price set forth in the indenture.
Senior Unsecured Notes
The Senior Unsecured Notes issued by the Company are the Company’s senior unsecured obligations and are jointly and severally guaranteed on a senior unsecured basis by each of its subsidiaries that is a guarantor under the Senior Secured Credit Facilities. The Senior Unsecured Notes issued by BHA are senior unsecured obligations of BHA and are jointly and severally guaranteed on a senior unsecured basis by the Company and each of its subsidiaries (other than BHA) that is a guarantor under the Senior Secured Credit Facilities. Future subsidiaries of the Company and BHA, if any, may be required to guarantee the Senior Unsecured Notes.
If the Company experiences a change in control, the Company may be required to make an offer to repurchase each series of Senior Unsecured Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount of the Senior Unsecured Notes repurchased, plus accrued and unpaid interest.
5.625% Senior Unsecured Notes due 2021
On December 2, 2013, the Company issued $900 million aggregate principal amount of December 2021 Unsecured Notes in a private placement. The December 2021 Unsecured Notes accrued interest at the rate of 5.625% per year and were subsequently repaid in full: (i) using cash on hand of $200 million in December 2018 and (ii) as part of the March 2019 Refinancing Transactions.
5.50% Senior Unsecured Notes due 2023
On January 30, 2015, the Company issued $1,000 million aggregate principal amount of March 2023 Unsecured Notes in a private placement. The March 2023 Unsecured Notes accrued interest at the rate of 5.50% per year, payable semi-annually in arrears. On March 8, 2019 and May 23, 2019, the Company repurchased $216 million and $382 million of March 2023 Unsecured Notes as part of the March 2019 Refinancing Transactions and the May 2019 Refinancing Transactions (as defined below), respectively. Throughout 2020, the Company repurchased, in aggregate, $169 million of March 2023 Unsecured Notes using cash on hand. The Company repurchased the remaining outstanding balance of $233 million in December 2020 as part of the December 2020 Refinancing Transactions (as defined below).

5.375% Senior Unsecured Notes due 2020, 5.875% Senior Unsecured Notes due 2023, 4.50% Senior Unsecured Notes due 2023 and 6.125% Senior Unsecured Notes due 2025
On March 27, 2015, VRX Escrow Corp. (the "VRX Issuer"), a newly formed wholly owned subsidiary of the Company, issued $2,000 million aggregate principal amount of 5.375% Senior Unsecured Notes due 2020 (the "March 2020 Unsecured Notes"), $3,250 million aggregate principal amount of 5.875% Senior Unsecured Notes due 2023 (the "May 2023 Unsecured Notes"), €1,500 million aggregate principal amount of 4.50% Senior Unsecured Notes due 2023 (the "Euro Notes”) and $3,250 million aggregate principal amount of 6.125% Senior Unsecured Notes due 2025 (the "April 2025 Unsecured Notes" and, together with the March 2020 Unsecured Notes, the May 2023 Unsecured Notes and the Euro Notes, the "VRX Notes") in a private placement.
The March 2020 Unsecured Notes accrued interest at the rate of 5.375% per year and were repaid in full as part of: (i) the December 2017 Refinancing Transactions (as defined below), (ii) the March 2018 Refinancing Transactions (as defined below) and (iii) the June 2018 Refinancing Transactions. The May 2023 Unsecured Notes and the Euro Notes accrued interest at the rate of 5.875% and 4.50% per year, respectively and were each repaid in full as of December 31, 2020, as discussed below. The April 2025 Unsecured Notes accrue interest at the rate of 6.125% per year, payable semi-annually in arrears.
As part of the June 2018 Refinancing Transactions, the Company repaid the remaining outstanding principal amounts of the March 2020 Unsecured Notes.
On March 8, 2019 and May 23, 2019, the Company repurchased $584 million and $1,118 million of May 2023 Unsecured Notes as part of the March 2019 Refinancing Transactions and the May 2019 Refinancing Transactions (as defined below), respectively, and on October 3, 2019, the Company repaid an additional $100 million of May 2023 Unsecured Notes using cash on hand. On January 16, 2020, the Company redeemed $1,240 million aggregate principal amount of the May 2023 Unsecured Notes as part of the December 2019 Financing and Refinancing Transactions (as defined below). Throughout 2020, the Company repaid, in aggregate, $208 million of the May 2023 Unsecured Notes, with the May 2023 Unsecured Notes having been fully repaid during November 2020.
The Company may redeem all or a portion of the April 2025 Unsecured Notes at the redemption prices set forth in the applicable indenture, plus accrued and unpaid interest to the date of redemption.
On December 3, 2020, the Company redeemed the remaining outstanding balance of the Euro Notes as part of the December 2020 Refinancing Transactions, as defined below.
9.00% Senior Unsecured Notes due 2025
On December 18, 2017, the Company issued $1,500 million aggregate principal amount of 9.00% Senior Unsecured Notes due 2025 (the “December 2025 Unsecured Notes”) in a private placement, the net proceeds of which were used to repurchase $1,500 million in aggregate principal amount of previously outstanding senior unsecured notes (the "December 2017 Refinancing Transactions"). The related fees and expenses were paid using cash on hand. The December 2025 Unsecured Notes accrue interest at the rate of 9.00% per year, payable semi-annually in arrears on each of June 15 and December 15.
The Company may redeem all or a portion of the December 2025 Unsecured Notes at any time prior to December 15, 2021, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole” premium. In addition, at any time prior to December 15, 2020, the Company may redeem up to 40% of the aggregate principal amount of the outstanding December 2025 Unsecured Notes with the net proceeds of certain equity offerings at the redemption price set forth in the December 2025 Unsecured Notes indenture. On or after December 15, 2021, the Company may redeem all or a portion of the December 2025 Unsecured Notes at the applicable redemption prices set forth in the December 2025 Unsecured Notes indenture, plus accrued and unpaid interest to the date of redemption.
9.25% Senior Unsecured Notes due 2026 - March 2018 Refinancing Transactions
On March 26, 2018, BHA issued $1,500 million in aggregate principal amount of 9.25% Senior Unsecured Notes due 2026 (the “April 2026 Unsecured Notes”) in a private placement, the net proceeds of which, and cash on hand, were used to repurchase $1,500 million in aggregate principal amount of unsecured notes. All fees and expenses associated with these transactions were paid with cash on hand (collectively, the “March 2018 Refinancing Transactions”). The March 2018 Refinancing Transactions were accounted for as an extinguishment of debt and the Company incurred a loss on extinguishment of debt of $26 million representing the difference between the amount paid to settle the extinguished debt and the extinguished debt’s carrying value. The April 2026 Unsecured Notes accrue interest at the rate of 9.25% per year, payable semi-annually in arrears on each of April 1 and October 1.
BHA may redeem all or a portion of the April 2026 Unsecured Notes at any time prior to April 1, 2022, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole” premium. In addition, at any time prior to April 1, 2021, BHA may redeem up to 40% of the aggregate principal amount of the outstanding April 2026 Unsecured Notes with the net proceeds of certain equity offerings at the redemption price set forth in the April 2026 Unsecured Notes indenture. On or after April 1, 2022, BHA may redeem all or a portion of the April 2026 Unsecured Notes at the applicable redemption prices set forth in the April 2026 Unsecured Notes indenture, plus accrued and unpaid interest to the date of redemption.
8.50% Senior Unsecured Notes due 2027 - June 2018 Refinancing Transactions and March 2019 Refinancing Transactions
As part of the June 2018 Refinancing Transactions, BHA issued $750 million in aggregate principal amount of January 2027 Unsecured Notes in a private placement, the net proceeds of which, when combined with the remaining net proceeds from the June 2025 Term Loan B Facility and cash on hand, were used to redeem the June 2018 Unsecured Refinanced Debt at its aggregate redemption price and the indentures governing the June 2018 Unsecured Refinanced Debt were discharged. The January 2027 Unsecured Notes accrue interest at the rate of 8.50% per year, payable semi-annually in arrears on each of January 31 and July 31.
As part of the March 2019 Refinancing Transactions described above, BHA issued $1,000 million aggregate principal amount of 8.50% Senior Unsecured Notes due January 2027. These are additional notes and form part of the same series as BHA’s existing January 2027 Unsecured Notes.
BHA may redeem all or a portion of the January 2027 Unsecured Notes at any time prior to July 31, 2022, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole” premium. In addition, at any time prior to July 31, 2021, BHA may redeem up to 40% of the aggregate principal amount of the outstanding January 2027 Unsecured Notes with the net proceeds of certain equity offerings at the redemption price set forth in the January 2027 Unsecured Notes indenture. On or after July 31, 2022, BHA may redeem all or a portion of the January 2027 Unsecured Notes at the applicable redemption prices set forth in the January 2027 Unsecured Notes indenture, plus accrued and unpaid interest to the date of redemption.
7.00% Senior Unsecured Notes due 2028 and 7.25% Senior Unsecured Notes due 2029 - May 2019 Refinancing Transactions
On May 23, 2019, the Company issued: (i) $750 million aggregate principal amount of 7.00% Senior Unsecured Notes due January 2028 (the "7.00% January 2028 Unsecured Notes") and (ii) $750 million aggregate principal amount of 7.25% Senior Unsecured Notes due May 2029 (the "May 2029 Unsecured Notes"), respectively, in a private placement. The proceeds and cash on hand were used to: (i) repurchase $1,118 million of May 2023 Unsecured Notes, (ii) repurchase $382 million of March 2023 Unsecured Notes and (iii) pay all fees and expenses associated with these transactions (collectively, the “May 2019 Refinancing Transactions”). The May 2019 Refinancing Transactions were accounted for as an extinguishment of debt and the Company incurred a loss on extinguishment of debt of $32 million representing the difference between the amount paid to settle the extinguished debt and the extinguished debt’s carrying value. Interest on the 7.00% January 2028 Unsecured Notes is payable semi-annually in arrears on each January 15 and July 15. Interest on the May 2029 Unsecured Notes is payable semi-annually in arrears on each May 30 and November 30.
The 7.00% January 2028 Unsecured Notes and the May 2029 Unsecured Notes are redeemable at the option of the Company, in whole or in part, at any time on or after January 15, 2023 and May 30, 2024, respectively, at the redemption prices set forth in the respective indenture. The Company may redeem some or all of the 7.00% January 2028 Unsecured Notes or the May 2029 Unsecured Notes prior to January 15, 2023 and May 30, 2024, respectively, at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Prior to July 15, 2022, and May 30, 2022, the Company may redeem up to 40% of the aggregate principal amount of the 7.00% January 2028 Unsecured Notes or the May 2029 Unsecured Notes, respectively, using the proceeds of certain equity offerings at the redemption price set forth in the respective indenture.
5.00% Senior Unsecured Notes due 2028 and 5.25% Senior Unsecured Notes due 2030 - December 2019 Financing and Refinancing Transactions
On December 30, 2019, the Company issued: (i) $1,250 million aggregate principal amount of 5.00% Senior Unsecured Notes due January 2028 (the "5.00% January 2028 Unsecured Notes") and (ii) $1,250 million aggregate principal amount of 5.25% Senior Unsecured Notes due January 2030 (the "January 2030 Unsecured Notes") in a private placement. The proceeds and cash on hand were used to: (i) redeem $1,240 million of May 2023 Unsecured Notes on January 16, 2020, (ii)

finance the $1,210 million settlement of certain U.S. Securities litigation as discussed in Note 20, "LEGAL PROCEEDINGS" and (iii) pay all fees and expenses associated with these transactions (collectively, the "December 2019 Financing and Refinancing Transactions"). The redemption of $1,240 million of May 2023 Unsecured notes was accounted for as an extinguishment of debt and the Company incurred a loss on extinguishment of debt of $24 million representing the difference between the amount paid to settle the extinguished debt and the extinguished debt's carrying value.
Interest on the 5.00% January 2028 Unsecured Notes is payable semi-annually in arrears on each January 30 and July 30. Interest on the January 2030 Unsecured Notes is payable semi-annually in arrears on each January 30 and July 30. The 5.00% January 2028 Unsecured Notes and the January 2030 Unsecured Notes are redeemable at the option of the Company, in whole or in part, at any time on or after January 30, 2023 and January 30, 2025, respectively, at the redemption prices set forth in the respective indenture. The Company may redeem some or all of the 5.00% January 2028 Unsecured Notes or the January 2030 Unsecured Notes prior to January 30, 2023 and January 30, 2025, respectively, at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Prior to January 30, 2023, the Company may redeem up to 40% of the aggregate principal amount of the 5.00% January 2028 Unsecured Notes or the January 2030 Unsecured Notes using the proceeds of certain equity offerings at the redemption price set forth in the respective indenture.
6.25% Senior Unsecured Notes due 2029 - May 2020 Refinancing Transactions
On May 26, 2020, the Company issued $1,500 million aggregate principal amount of 6.25% Senior Unsecured Notes due February 2029 (the "6.25% February 2029 Unsecured Notes") in a private placement. The proceeds and cash on hand were used to: (i) repurchase $1,250 million aggregate principal amount of the outstanding March 2022 Secured Notes, (ii) prepay $303 million of mandatory amortization scheduled for payment in 2022 under the Company's June 2025 and November 2025 Term Loan B Facilities and (iii) pay all fees and expenses associated with these transactions (collectively, the "May 2020 Refinancing Transactions"). The May 2020 Refinancing Transactions were accounted for as an extinguishment of debt and the Company incurred a loss on extinguishment of debt of $27 million representing the difference between the amount paid to settle the extinguished debt and the extinguished debt's carrying value. The 6.25% February 2029 Unsecured Notes accrue interest at the rate of 6.25% per year, payable semi-annually in arrears on each of February 15 and August 15.
The Company may redeem all or a portion of the 6.25% February 2029 Unsecured Notes at any time prior to February 15, 2024, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole” premium. In addition, at any time prior to August 15, 2023, the Company may redeem up to 40% of the aggregate principal amount of the outstanding 6.25% February 2029 Unsecured Notes with the net proceeds of certain equity offerings at the redemption price set forth in the 6.25% February 2029 Unsecured Notes indenture. On or after February 15, 2024, the Company may redeem all or a portion of the 6.25% February 2029 Unsecured Notes at the applicable redemption prices set forth in the 6.25% February 2029 Unsecured Notes indenture, plus accrued and unpaid interest to, but not including, the date of redemption.
5.00% Senior Unsecured Notes due 2029 and 5.25% Senior Unsecured Notes due 2031 – December 2020 Refinancing Transactions
On December 3, 2020, the Company issued $1,000 million aggregate principal amount of 5.00% Senior Unsecured Notes due February 2029 (the "5.00% February 2029 Unsecured Notes") and $1,000 million aggregate principal amount of 5.25% Senior Unsecured Notes due February 2031 (the "February 2031 Unsecured Notes") in a private placement. The aggregate proceeds and cash on hand were used to repurchase the remaining outstanding principal amounts of: (i) €1,500 million of the Euro Notes, (ii) $233 million of the March 2023 Unsecured Notes and (iii) pay all fees and expenses associated with these transactions (collectively, the "December 2020 Refinancing Transactions"). The December 2020 Refinancing Transactions were accounted for as an extinguishment of debt and the Company incurred a loss on extinguishment of debt of $7 million representing the difference between the amount paid to settle the extinguished debt and the extinguished debt's carrying value. The 5.00% February 2029 Unsecured Notes accrue interest at the rate of 5.00% per year, payable semi-annually in arrears on each of February 15 and August 15. The February 2031 Unsecured Notes accrue interest at the rate of 5.25% per year, payable semi-annually in arrears on each of February 15 and August 15.
The Company may redeem all or a portion of the 5.00% February 2029 Unsecured Notes at any time prior to February 15, 2024, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole” premium. In addition, at any time prior to February 15, 2024, the Company may redeem up to 40% of the aggregate principal amount of the outstanding 5.00% February 2029 Unsecured Notes with the net proceeds of certain equity offerings at the redemption price set forth in the 5.00% February 2029 Unsecured Notes indenture. On or after February 15, 2024, the Company may redeem all or a portion of the 5.00% February 2029 Unsecured

Notes at the applicable redemption prices set forth in the 5.00% February 2029 Unsecured Notes indenture, plus accrued and unpaid interest to, but not including, the date of redemption.
The Company may redeem all or a portion of the February 2031 Unsecured Notes at any time prior to February 15, 2026, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole” premium. In addition, at any time prior to February 15, 2024, the Company may redeem up to 40% of the aggregate principal amount of the outstanding February 2031 Unsecured Notes with the net proceeds of certain equity offerings at the redemption price set forth in the February 2031 Unsecured Notes indenture. On or after February 15, 2026, the Company may redeem all or a portion of the February 2031 Unsecured Notes at the applicable redemption prices set forth in the February 2031 Unsecured Notes indenture, plus accrued and unpaid interest to, but not including, the date of redemption.
Weighted Average Stated Rate of Interest
The weighted average stated rate of interest for the Company's outstanding debt obligations as of December 31, 2020 and 2019 was 6.02% and 6.21%, respectively.
Maturities and Mandatory Payments
Maturities and mandatory payments of debt obligations for the five succeeding years ending December 31 and thereafter are as follows:

(in millions)
2021	$—
2022	—
2023	—
2024	2,291
2025	10,632
Thereafter	11,262
Total gross maturities	24,185
Unamortized discounts	(260)
Total long-term debt and other	$23,925
Under the Restated Credit Agreement, there is no Excess Cash Flow payment due for 2020.
11.PENSION AND POSTRETIREMENT EMPLOYEE BENEFIT PLANS
The Company has defined benefit plans and a participatory defined benefit postretirement medical and life insurance plan, which covers a closed grandfathered group of legacy Bausch & Lomb Holdings Incorporated (‘‘B&L’’) U.S. employees and employees in certain other countries. The U.S. defined benefit accruals were frozen as of December 31, 2004 and benefits that were earned up to December 31, 2004 were preserved. Participants continue to earn interest credits on their cash balance at an interest crediting rate that is equal to the greater of: (i) the average annual yield on 10-year treasury bonds in effect for the November preceding the plan year or (ii) 4.50%. The most significant non-U.S. plans are two defined benefit plans in Ireland. In 2011, both Ireland defined benefit plans were closed to future service benefit accruals; however, additional accruals related to annual salary increases continued. In December 2014, one of the Ireland defined benefit plans was amended effective August 2014 to eliminate future benefit accruals related to salary increases. All of the pension benefits accrued through the plan amendment date were preserved. As a result of the plan amendment, there are no active plan participants accruing benefits under the amended Ireland defined benefit plan. The U.S. postretirement benefit plan was amended effective January 1, 2005 to eliminate employer contributions after age 65 for participants who did not meet the minimum requirements of age and service on that date. The employer contributions for medical and prescription drug benefits for participants retiring after March 1, 1989 were frozen effective January 1, 2010. Effective January 1, 2014, the Company no longer offers medical and life insurance coverage to new retirees.
In addition to the B&L benefit plans, outside of the U.S., a limited group of the Company's employees are covered by defined benefit pension plans.
The Company uses December 31 as the year-end measurement date for all of its defined benefit pension plans and the postretirement benefit plan.

Accounting for Pension Benefit Plans and Postretirement Benefit Plan
The Company recognizes in its Consolidated Balance Sheets an asset or liability equal to the over- or under-funded benefit obligation of each defined benefit pension plan and postretirement benefit plan. Actuarial gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost are recognized, net of tax, as a component of Other comprehensive income (loss).
The amounts included in Accumulated other comprehensive loss as of December 31, 2020 and 2019 were as follows:

	Pension Benefit Plans				U.S. Postretirement Benefit Plan
	U.S. Plan		Non-U.S. Plans
(in millions)	2020	2019	2020	2019	2020	2019
Unrecognized actuarial losses	$(21)	$(20)	$(76)	$(65)	$(3)	$(2)
Unrecognized prior service credits	$—	$—	$27	$26	$11	$14
Net Periodic (Benefit) Cost
The following table provides the components of net periodic (benefit) cost for the Company’s defined benefit pension plans and postretirement benefit plan in 2020, 2019 and 2018:

	Pension Benefit Plans						U.S. Postretirement Benefit Plan
	U.S. Plan			Non-U.S. Plans
(in millions)	2020	2019	2018	2020	2019	2018	2020	2019	2018
Service cost	$1	$2	$2	$3	$3	$3	$—	$—	$—
Interest cost	6	8	7	4	5	5	1	1	1
Expected return on plan assets	(13)	(13)	(15)	(5)	(5)	(5)	—	—	—
Amortization of net loss	—	—	—	2	1	1	—	—	—
Amortization of prior service credit	—	—	—	(1)	(1)	(1)	(3)	(2)	(2)
Other	—	—	—	—	1	—	—	—	—
Net periodic (benefit) cost	$(6)	$(3)	$(6)	$3	$4	$3	$(2)	$(1)	$(1)

Benefit Obligation, Change in Plan Assets and Funded Status
The table below presents components of the change in projected benefit obligation, change in plan assets and funded status for 2020 and 2019:

	Pension Benefit Plans				U.S. Postretirement Benefit Plan
	U.S. Plan		Non-U.S. Plans
(in millions)	2020	2019	2020	2019	2020	2019
Change in Projected Benefit Obligation
Projected benefit obligation, beginning of year	$227	$214	$259	$235	$41	$41
Service cost	1	2	3	3	—	—
Interest cost	6	8	4	5	1	1
Employee contributions	—	—	—	—	—	1
Settlements	—	—	(3)	(2)	—	—
Benefits paid	(15)	(15)	(4)	(8)	(4)	(4)
Actuarial losses	17	18	13	30	1	2
Currency translation adjustments	—	—	22	(4)	—	—
Projected benefit obligation, end of year	236	227	294	259	39	41

Change in Plan Assets
Fair value of plan assets, beginning of year	216	187	161	147	—	—
Actual return on plan assets	29	42	11	17	—	—
Employee contributions	—	—	—	—	—	1
Company contributions	1	2	8	10	4	3
Settlements	—	—	(2)	(2)	—	—
Benefits paid	(15)	(15)	(4)	(8)	(4)	(4)
Currency translation adjustments	—	—	15	(3)	—	—
Fair value of plan assets, end of year	231	216	189	161	—	—
Funded status, end of year	$(5)	$(11)	$(105)	$(98)	$(39)	$(41)

Recognized as:
Accrued and other current liabilities	$—	$—	$(2)	$(2)	$(4)	$(5)
Other non-current liabilities	$(5)	$(11)	$(103)	$(96)	$(35)	$(36)
A number of the Company’s pension benefit plans were underfunded as of December 31, 2020 and 2019, having accumulated benefit obligations exceeding the fair value of plan assets. Information for the underfunded pension benefit plans is as follows:

	U.S. Plan		Non-U.S. Plans
(in millions)	2020	2019	2020	2019
Projected benefit obligation	$236	$227	$294	$259
Accumulated benefit obligation	236	227	286	251
Fair value of plan assets	231	216	189	161
The Company’s policy for funding its pension benefit plans is to make contributions that meet or exceed the minimum statutory funding requirements. These contributions are determined based upon recommendations made by the actuary under accepted actuarial principles. In 2021, the Company expects to contribute $0, $10 million and $4 million to the U.S. pension benefit plan, the non-U.S. pension benefit plans and the U.S. postretirement benefit plan, respectively. The Company plans to use postretirement benefit plan assets and cash on hand, as necessary, to fund the U.S. postretirement benefit plan benefit payments in 2021.

Estimated Future Benefit Payments
Future benefit payments over the next 10 years for the pension benefit plans and the postretirement benefit plan, which reflect expected future service, as appropriate, are expected to be paid as follows:

(in millions)	Pension Benefit Plans		U.S. Postretirement Benefit Plan
	U.S. Plan	Non-U.S. Plans
2021	$14	$6	$4
2022	19	6	4
2023	17	7	4
2024	17	7	3
2025	17	7	3
2026-2030	75	42	12
Assumptions
The weighted-average assumptions used to determine net periodic benefit costs and benefit obligations for 2020, 2019 and 2018 were as follows:

	Pension Benefit Plans			U.S. Postretirement Benefit Plan
	2020	2019	2018	2020	2019	2018
For Determining Net Periodic (Benefit) Cost
U.S. Plans:
Discount rate	3.16%	4.25%	3.56%	3.04%	4.16%	3.47%
Expected rate of return on plan assets	6.25%	7.25%	7.50%	—	—	—
Rate of compensation increase	—	—	—	—	—	—
Interest crediting rate	5.00%	5.00%	5.00%
Non-U.S. Plans:
Discount rate	1.68%	2.39%	2.29%
Expected rate of return on plan assets	2.98%	3.46%	3.66%
Rate of compensation increase	3.05%	2.89%	2.87%
Interest crediting rate	—	—	—

	Pension Benefit Plans		U.S. Postretirement Benefit Plan

	2020	2019	2020	2019
For Determining Benefit Obligation
U.S. Plans:
Discount rate	2.25%	3.16%	2.09%	3.04%
Rate of compensation increase	—	—	—	—
Interest crediting rate	4.75%	5.00%
Non-U.S. Plans:
Discount rate	1.37%	1.68%
Rate of compensation increase	2.60%	3.05%
Interest crediting rate	—	—
The expected long-term rate of return on plan assets was developed based on a capital markets model that uses expected asset class returns, variance and correlation assumptions. The expected asset class returns were developed starting with current Treasury (for the U.S. pension plan) or Eurozone (for the Ireland pension plans) government yields and then adding corporate bond spreads and equity risk premiums to develop the return expectations for each asset class. The expected asset class returns are forward-looking. The variance and correlation assumptions are also forward-looking. They take into account historical relationships, but are adjusted to reflect expected capital market trends. The expected return on plan assets for the Company’s U.S. pension plan for 2020 was 6.25%. The expected return on plan assets for the Company’s Ireland pension plans was 3.00% for 2020.

The discount rate used to determine benefit obligations represents the current rate at which the benefit plan liabilities could be effectively settled considering the timing of expected payments for plan participants.
The 2021 expected rate of return for the U.S. pension benefit plan will be 5.00%. The 2021 expected rate of return for the Ireland pension benefit plans will be 2.75%.
Pension Benefit Plans Assets
Pension benefit plan assets are invested in several asset categories. The following presents the actual asset allocation as of December 31, 2020 and 2019:

	2020	2019
U.S. Plan
Cash and cash equivalents	1%	1%
Equity securities	39%	55%
Fixed income securities	60%	44%
Non-U.S. Plans
Cash and cash equivalents	3%	6%
Equity securities	28%	25%
Fixed income securities	58%	64%
Other	11%	6%
The investment strategy underlying pension plan asset allocation is to manage the assets of the plan to provide for the non-current liabilities while maintaining sufficient liquidity to pay current benefits. Pension plan assets are diversified to protect against large investment losses and to reduce the probability of excessive performance volatility. Diversification of assets is achieved by allocating funds to various asset classes and investment styles within asset classes, and retaining investment management firm(s) with complementary investment philosophies, styles and approaches.
The Company’s pension plan assets are managed by outside investment managers using a total return investment approach, whereby a mix of equity and debt securities investments are used to maximize the long-term rate of return on plan assets. A significant portion of the assets of the U.S. and Ireland pension plans have been invested in equity securities, as equity portfolios have historically provided higher returns than debt and other asset classes over extended time horizons. Correspondingly, equity investments also entail greater risks than other investments. Equity risks are balanced by investing a significant portion of plan assets in broadly diversified fixed income securities.
Fair Value of Plan Assets
The Company measured the fair value of plan assets based on the prices that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 5, "FAIR VALUE MEASUREMENTS" for details on the Company's fair value measurements based on a three-tier hierarchy.
The table below presents total plan assets by investment category as of December 31, 2020 and 2019 and the classification of each investment category within the fair value hierarchy with respect to the inputs used to measure fair value. There were no transfers between Level 1 and Level 2 during 2020 and 2019.

	Pension Benefit Plans - U.S. Plans
	December 31, 2020				December 31, 2019
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$2	$—	$—	$2	$1	$—	$—	$1
Commingled funds:
Equity securities:
U.S. broad market	—	48	—	48	—	64	—	64
Emerging markets	—	9	—	9	—	15	—	15
Worldwide developed markets	—	20	—	20	—	26	—	26
Other assets	—	14	—	14	—	15	—	15
Fixed income securities:
Investment grade	—	138	—	138	—	95	—	95
	$2	$229	$—	$231	$1	$215	$—	$216

	Pension Benefit Plans - Non-U.S. Plans
	December 31, 2020				December 31, 2019
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash equivalents	$—	$5	$—	$5	$—	$9	$—	$9
Commingled funds:
Equity securities:
Emerging markets	—	1	—	1	—	2	—	2
Worldwide developed markets	—	51	—	51	—	38	—	38
Fixed income securities:
Investment grade	—	6	—	6	—	9	—	9
Global high yield	—	1	—	1	—	3	—	3
Government bond funds	1	102	—	103	1	90	—	91
Other assets	—	20	2	22	—	8	1	9
	$1	$186	$2	$189	$1	$159	$1	$161
Cash equivalents consisted primarily of term deposits and money market instruments. The fair value of the term deposits approximates their carrying amounts due to their short term maturities. The money market instruments also have short maturities and are valued using a market approach based on the quoted market prices of identical instruments.
Commingled funds are not publicly traded. The underlying assets in these funds are publicly traded on the exchanges and have readily available price quotes. The Ireland pension plans held approximately 96% and 95% of the non-U.S. commingled funds in 2020 and 2019, respectively. The commingled funds held by the U.S. and Ireland pension plans are primarily invested in index funds.
The underlying assets in the fixed income funds are generally valued using the net asset value per fund share, which is derived using a market approach with inputs that include broker quotes, benchmark yields, base spreads and reported trades.
Defined Contribution Plans
The Company sponsors defined contribution plans in the U.S., Ireland and certain other countries. Under these plans, employees are allowed to contribute a portion of their salaries to the plans, and the Company matches a portion of the employee contributions. The Company contributed $43 million, $41 million and $36 million to these plans during the years ended December 31, 2020, 2019 and 2018, respectively.
12.LEASES
Right-of-use assets and lease liabilities associated with the Company's operating leases are included in the Consolidated Balance Sheet as of December 31, 2020 and 2019 as follows:

(in millions)	2020	2019
Right-of-use assets included in:
Other non-current assets	$259	$271
Lease liabilities included in:
Accrued and other current liabilities	$52	$53
Other non-current liabilities	227	240
Total lease liabilities	$279	$293
As of December 31, 2020 and 2019, the Company's finance leases were not material and for the years 2020 and 2019 sub-lease income and short-term lease expense were not material. Lease expense for the years 2020 and 2019 include:

(in millions)	2020	2019
Operating lease costs	$65	$62
Variable operating lease costs	$12	$16

Upon adoption of the new standard for accounting for leases on January 1, 2019, the Company elected the modified retrospective approach without revising prior periods. Rent expense related to operating lease agreements was $92 million for 2018.
Other information related to operating leases for 2020 and 2019 is as follows:

(dollars in millions)	2020	2019
Cash paid from operating cash flows for amounts included in the measurement of lease liabilities	$74	$73
Right-of-use assets obtained in exchange for new operating lease liabilities	$39	$47
Weighted-average remaining lease term	7.6 years	8.2 years
Weighted-average discount rate	6.2%	6.2%
Right-of-use assets obtained in exchange for new operating lease liabilities during the year ended December 31, 2019 of $47 million in the table above does not include $282 million of right-of-use assets recognized upon adoption of the new standard for accounting for leases on January 1, 2019. See Note 2, "SIGNIFICANT ACCOUNTING POLICIES" for further detail regarding the impact of adoption.
As of December 31, 2020, future payments under noncancelable operating leases for each of the five succeeding years ending December 31 and thereafter are as follows:

(in millions)
2021	$68
2022	53
2023	45
2024	35
2025	34
Thereafter	121
Total	356
Less: Imputed interest	77
Present value of remaining lease payments	279
Less: Current portion	52
Non-current portion	$227
13.SHARE-BASED COMPENSATION
In May 2014, shareholders approved the Company’s 2014 Omnibus Incentive Plan (the “2014 Plan”) which replaced the Company’s 2011 Omnibus Incentive Plan (the “2011 Plan”) for future equity awards granted by the Company. The Company transferred the common shares available under the 2011 Plan to the 2014 Plan. The maximum number of common shares that may be issued to participants under the 2014 Plan was equal to 18,000,000 common shares, plus the number of common shares under the 2011 Plan reserved but unissued and not underlying outstanding awards and the number of common shares becoming available for reuse after awards are terminated, forfeited, cancelled, exchanged or surrendered under the 2011 Plan and the Company’s 2007 Equity Compensation Plan. The Company registered 20,000,000 common shares of common stock for issuance under the 2014 Plan.
Effective April 30, 2018, the Company amended and restated the 2014 Plan (the “Amended and Restated 2014 Plan”). The Amended and Restated 2014 Plan includes the following amendments: (i) the number of common shares authorized for issuance under the Amended and Restated 2014 Plan has been increased by an additional 11,900,000 common shares, as approved by the requisite number of shareholders at the Company’s annual general meeting held on April 30, 2018, (ii) introduction of a $750,000 aggregate fair market value limit on awards (in either equity, cash or other compensation) that can be granted in any calendar year to a participant who is a non-employee director, (iii) housekeeping changes to address recent changes to Section 162(m) of the Internal Revenue Code, (iv) awards are expressly subject to the Company’s clawback policy and (v) awards not assumed or substituted in connection with a Change of Control (as defined in the Amended and Restated 2014 Plan) will only vest on a pro rata basis.
Effective April 28, 2020, the Company further amended and restated the Amended and Restated 2014 Plan (the “Further Amended and Restated 2014 Plan”). The Further Amended and Restated 2014 Plan includes the following amendments: (i) the number of common shares authorized for issuance under the Further Amended and Restated 2014 Plan has been increased by an additional 13,500,000 common shares, as approved by the requisite number of shareholders at the Company’s annual general meeting held on April 28, 2020, (ii) the exercise price of stock options and share appreciation rights (“SARs”) will be based on the closing price of the underlying common shares on the date such stock options or SARs are granted (rather than on the last preceding trading date), (iii) additional provisions clarifying that: (a) stock options and SARs will not be eligible for the payment of dividend or dividend equivalents and (b) the Talent and Compensation Committee of the Board of Directors of the Company cannot, without shareholder approval, seek to effect any repricing of any previously granted “underwater” stock option or SAR and (iv) other housekeeping and/or clerical changes.
Approximately 16,902,000 common shares were available for future grants as of December 31, 2020. The Company uses reserved and unissued common shares to satisfy its obligation under its share-based compensation plans.
The Company has a long-term incentive program with the objective of aligning the share-based awards granted to senior management with the Company’s focus on improving its tangible capital usage and allocation, while maintaining focus on improving total shareholder return over the long-term. The share-based awards granted under this long-term incentive program consist of time-based stock options, time-based RSUs and performance-based RSUs. Performance-based RSUs are comprised of: (i) awards that vest upon achievement of certain share price appreciation conditions that are based on total shareholder return (“TSR”) and (ii) awards that vest upon attainment of certain performance targets that are based on the Company’s return on tangible capital (“ROTC”).
The components and classification of share-based compensation expense related to stock options and RSUs for the years 2020, 2019 and 2018 were as follows:

(in millions)	2020	2019	2018
Stock options	$15	$21	$23
RSUs	90	81	64
Share-based compensation expense	$105	$102	$87

Research and development expenses	$11	$9	$9
Selling, general and administrative expenses	94	93	78
Share-based compensation expense	$105	$102	$87
Stock Options
Stock options granted under the 2011 Plan and the Amended and Restated 2014 Plan generally expire on the fifth or tenth anniversary of the grant date. The exercise price of any stock option granted under the 2011 Plan and the Amended and Restated 2014 Plan will not be less than the closing price per common share on the date of grant. Stock options generally vest 33% and 25% each year over a three-year and four-year period, respectively, on the anniversary of the date of grant.
The fair values of all stock options granted for the years 2020, 2019 and 2018 were estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2020	2019	2018
Expected stock option life (years)	3.0	3.0	3.0
Expected volatility	38.7%	46.5%	54.0%
Risk-free interest rate	1.2%	2.5%	2.7%
Expected dividend yield	—%	—%	—%
The expected stock option life was determined based on historical exercise and forfeiture patterns. The expected volatility was determined based on implied volatility in the market traded options of the Company’s common stock. The risk-free interest rate was determined based on the rate at the time of grant for zero-coupon U.S. government bonds with maturity dates equal to the expected life of the stock option. The expected dividend yield was determined based on the stock option’s exercise price and expected annual dividend rate at the time of grant.
The Black-Scholes option-pricing model used by the Company to calculate stock option values was developed to estimate the fair value of freely tradeable, fully transferable stock options without vesting restrictions, which significantly differ from the Company’s stock option awards. This model also requires highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values.

The following table summarizes stock option activity during 2020:

(in millions, except per share amounts)	Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding, January 1, 2020	7.1	$26.99
Granted	2.3	$24.74
Exercised	(0.4)	$14.65
Expired or forfeited	(0.3)	$72.40
Outstanding, December 31, 2020	8.7	$25.59	7.2	$14
Vested and expected to vest, December 31, 2020	8.2	$25.73	7.1	$14
Vested and exercisable, December 31, 2020	4.8	$27.74	6.0	$11
The weighted-average fair values of all stock options granted in 2020, 2019 and 2018 were $6.60, $8.45 and $7.83, respectively. The total intrinsic values of stock options exercised in 2020, 2019 and 2018 were $2 million, $3 million and $1 million, respectively. Proceeds received on the exercise of stock options in 2020, 2019 and 2018 were $5 million, $5 million and $2 million, respectively.
As of December 31, 2020, the total remaining unrecognized compensation expense related to non-vested stock options amounted to $10 million, which will be amortized over the weighted-average remaining requisite service period of approximately 1.5 years. The total fair value of stock options vested in 2020, 2019 and 2018 were $15 million, $18 million and $17 million, respectively.
RSUs
RSUs generally vest on the first or third anniversary date from the date of grant or 33% a year over a three-year period. Annual RSUs granted to non-management directors vest immediately prior to the next Annual Meeting of Shareholders. Pursuant to the applicable unit agreement, certain RSUs may be subject to the attainment of any applicable performance goals specified by the Board of Directors. If the vesting of the RSUs is conditional upon the attainment of performance goals, any RSUs that do not vest as a result of a determination that the prescribed performance goals failed to be attained will be forfeited immediately upon such determination. RSUs are credited with dividend equivalents, in the form of additional RSUs, when dividends are paid on the Company’s common shares. Such additional RSUs will have the same vesting dates and will vest under the same terms as the RSUs in respect of which such additional RSUs are credited.
To the extent provided for in a RSU agreement, the Company may, in lieu of all or a portion of the common shares which would otherwise be provided to a holder, elect to pay a cash amount equivalent to the market price of the Company’s common shares on the vesting date for each vested RSU. The amount of cash payment will be determined based on the average market price of the Company’s common shares on the vesting date. The Company’s current intent is to settle vested RSUs through the issuance of common shares.
Time-Based RSUs
Each vested time-based RSU represents the right of a holder to receive one of the Company’s common shares. The fair value of each RSU granted is estimated based on the trading price of the Company’s common shares on the date of grant.
The following table summarizes non-vested time-based RSU activity during 2020:

(in millions, except per share amounts)	Time-Based RSUs	Weighted- Average Grant-Date Fair Value Per Share
Non-vested, January 1, 2020	6.1	$20.54
Granted	3.3	$21.92
Vested	(3.4)	$19.37
Forfeited	(0.3)	$21.78
Non-vested, December 31, 2020	5.7	$21.98

As of December 31, 2020, the total remaining unrecognized compensation expense related to non-vested time-based RSUs amounted to $55 million, which will be amortized over the weighted-average remaining requisite service period of approximately 1.5 years. The total fair value of time-based RSUs vested in 2020, 2019 and 2018 were $66 million, $34 million and $30 million, respectively.
Performance-Based RSUs
Each vested performance-based RSU represents the right of a holder to receive a number of the Company’s common shares up to a specified maximum. Performance-based RSUs vest upon achievement of certain share price appreciation conditions or attainment of certain performance targets. If the Company’s performance is below a specified performance level, no common shares will be paid.
The fair value of each TSR performance-based RSU granted during 2020, 2019 and 2018 was estimated using a Monte Carlo Simulation model, which utilizes multiple input variables to estimate the probability that the performance condition will be achieved. The fair value of the ROTC performance-based RSUs is estimated based on the trading price of the Company’s common shares on the date of grant. Expense recognized for the ROTC performance-based RSUs in each reporting period reflects the Company’s latest estimate of the number of ROTC performance-based RSUs that are expected to vest. If the ROTC performance-based RSUs do not ultimately vest due to the ROTC targets not being met, no compensation expense is recognized and any previously recognized compensation expense is reversed.
The fair values of TSR performance-based RSUs granted during 2020, 2019 and 2018 were estimated with the following assumptions:

	2020	2019	2018
Contractual term (years)	3.0	3.0	3.0
Expected Company share volatility	38.6%	46.5%	54.2%
Risk-free interest rate	1.2%	2.5%	2.7%
The expected company share volatility was determined based on implied volatility in the market traded options of the Company’s common stock. The risk-free interest rate was determined based on the rate at the time of grant for zero-coupon U.S. government bonds with maturity dates equal to the contractual term of the performance-based RSUs.
The following table summarizes non-vested performance-based RSU activity during 2020:

(in millions, except per share amounts)	Performance-based RSUs	Weighted- Average Grant-Date Fair Value Per Share
Non-vested, January 1, 2020	2.0	$25.80
Granted	0.9	$26.61
Vested	(0.6)	$19.02
Non-vested, December 31, 2020	2.3	$28.10
During 2020, the Company granted approximately 897,000 performance-based RSUs, consisting of approximately 425,000 units of TSR performance-based RSUs with an average grant date fair value of $26.13 per RSU and approximately 472,000 units of ROTC performance-based RSUs with a weighted-average grant date fair value of $27.05 per RSU.
As of December 31, 2020, the total remaining unrecognized compensation expense related to non-vested performance-based RSUs amounted to $22 million, which will be amortized over the weighted-average remaining requisite service period of approximately 1.4 years. A maximum of approximately 3,729,000 common shares could be issued upon vesting of the performance-based RSUs outstanding as of December 31, 2020.
In connection with the 2018 grant of long-term incentive awards with an aggregate value of $10 million, approximately 933,000 performance-based RSUs received by the Company’s Chief Executive Officer ("CEO") upon his hire in 2016 were canceled, and the shares underlying those performance-based RSUs were permanently retired and are not available for future grants under the 2014 Plan. The CEO's long-term incentive award was accounted for as an award modification whereby the Company continues to recognize the unamortized compensation associated with the original award plus the incremental fair value of the new award measured at the date of grant, over the vesting period of the new award.

14.ACCUMULATED OTHER COMPREHENSIVE LOSS
Accumulated other comprehensive loss as of December 31, 2020 and 2019 consists of:

(in millions)	2020	2019
Foreign currency translation adjustment	$(2,077)	$(2,046)
Pension adjustment, net of tax	(56)	(40)
Accumulated other comprehensive loss	$(2,133)	$(2,086)
Income taxes are not provided for foreign currency translation adjustments arising on the translation of the Company’s operations having a functional currency other than the U.S. dollar, except to the extent of translation adjustments related to the Company’s retained earnings for foreign jurisdictions in which the Company is not considered to be permanently reinvested.
15.RESEARCH AND DEVELOPMENT
Included in Research and development are costs related to product development and quality assurance programs. Quality assurance are the costs incurred to meet evolving customer and regulatory standards. Research and development costs for the years 2020, 2019 and 2018 consists of:

(in millions)	2020	2019	2018
Product related research and development	$420	$434	$376
Quality assurance	32	37	37
Research and development	$452	$471	$413
16.OTHER EXPENSE (INCOME), NET
Other expense (income), net for the years 2020, 2019 and 2018 consists of:

(in millions)	2020	2019	2018
Litigation and other matters	$422	$1,401	$(27)
Acquired in-process research and development costs	32	41	1
Net (gain) loss on sales of assets	(1)	(31)	6
Acquisition-related costs	—	8	1
Other, net	1	(5)	(1)
Other expense (income), net	$454	$1,414	$(20)
In 2020, Litigation and other matters of $422 million includes net charges related to the U.S. Securities Litigation, the SEC Investigation and the Canadian Securities Litigation and related opt-outs. In 2020, Litigation and other matters also includes an insurance recovery related to a certain litigation matter. In 2019, Litigation and other matters of $1,401 million includes the settlement of a legacy U.S. securities class action matter (which is subject to an objector’s appeal of the final court approval). In 2018, Litigation and other matters of $27 million includes a favorable adjustment of $40 million related to the Salix legacy litigation matter. These matters and other significant matters are discussed in further detail in Note 20, "LEGAL PROCEEDINGS".
In 2020 and 2019, Acquired in-process research and development costs of $32 million and $41 million, primarily consist of costs associated with the upfront payments to enter into certain exclusive licensing agreements. In 2019, Net (gain) loss on sales of assets includes $20 million related to the achievement of a milestone related to a certain product.
17.INCOME TAXES
The components of Loss before benefit from income taxes for 2020, 2019 and 2018 consist of:

(in millions)	2020	2019	2018
Domestic	$(410)	$(2,396)	$(1,475)
Foreign	(524)	559	(2,679)
	$(934)	$(1,837)	$(4,154)

The components of Benefit from income taxes for 2020, 2019 and 2018 consist of:

(in millions)	2020	2019	2018
Current:
Domestic	$(8)	$(12)	$—
Foreign	(216)	(116)	(327)
	(224)	(128)	(327)
Deferred:
Domestic	9	(5)	17
Foreign	590	187	320
	599	182	337
	$375	$54	$10
The Benefit from income taxes differs from the expected amount calculated by applying the Company’s Canadian statutory rate of 26.9% to Loss before benefit from income taxes for 2020, 2019 and 2018 as follows:

(in millions)	2020	2019	2018
Loss before benefit from income taxes	$(934)	$(1,837)	$(4,154)
Benefit from income taxes
Expected benefit from income taxes at Canadian statutory rate	$251	$494	$1,117
Non-deductible amount of share-based compensation	(9)	(7)	(10)
Adjustments to tax attributes	26	(99)	(4)
Change in valuation allowance related to foreign tax credits and NOLs	62	21	(3)
Change in valuation allowance on Canadian deferred tax assets and tax rate changes	687	(142)	(875)
Change in uncertain tax positions	(163)	(350)	(47)
Foreign tax rate differences	(128)	186	(3)
Non-deductible portion of Goodwill impairments	—	—	(488)
Tax benefit on intra-entity transfers	(338)	—	356
Other	(13)	(49)	(33)
	$375	$54	$10

Deferred tax assets and liabilities as of December 31, 2020 and 2019 consist of:

(in millions)	2020	2019
Deferred tax assets:
Tax loss carryforwards	$2,924	$2,911
Provisions	1,004	641
Research and development tax credits	172	155
Scientific Research and Experimental Development pool	55	52
Tax credit carryforwards	20	25
Deferred revenue	9	5
Unrealized FX on U.S. dollar debt and other financing cost	—	94
Prepaid expenses	27	41
Share-based compensation	16	19
Other	24	23
Total deferred tax assets	4,251	3,966
Less valuation allowance	(2,252)	(2,831)
Net deferred tax assets	1,999	1,135
Deferred tax liabilities:
Intangible assets	228	53
Plant, equipment and technology	89	56
Outside basis differences	71	41
Unrealized FX on U.S. dollar debt and other financing cost	2	—
Total deferred tax liabilities	390	150
Net deferred tax asset	$1,609	$985
The following table presents a reconciliation of the deferred tax asset valuation allowance for 2020, 2019 and 2018:

(in millions)	2020	2019	2018
Balance, beginning of year	$2,831	$2,913	$2,001
Charged to Benefit from income taxes	(773)	13	870
Charged to other accounts	194	(95)	42
Balance, end of year	$2,252	$2,831	$2,913
The Company’s U.S. interest expense is subject to limitation rules which limit U.S. interest expense to 30% of adjusted taxable income, defined similar to EBITDA through 2021 and EBIT thereafter. Disallowed interest can be carried forward indefinitely and any unused interest deduction assessed for recoverability. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act also amended the annual limitation on the deduction of interest in the following respects: (i) increasing the limitation to 50% of adjusted taxable income (“ATI”), (ii) providing a rule for a partnership’s 2019 section 163(j)-disallowed interest expense and (iii) allowing an election to apply 2019 ATI to the 2020 section 163(j) computation. For corporations, the increase to 50% of ATI applies to all taxable years beginning in 2019 or 2020 and permits taxpayers whose 2020 income will decrease from its 2019 level, an election to apply their 2019 ATI, rather than their 2020 ATI, to their 2020 computation. The Company considered such provisions and expects to fully utilize any interest carry forwards in future periods.
On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was signed into law and included a number of changes in the U.S. tax law, most notably a reduction of the U.S. corporate income tax rate from 35% to 21% for tax years beginning after December 31, 2017. The Tax Act also implemented a modified territorial tax system that included a one-time transition tax on the accumulated previously untaxed earnings of foreign subsidiaries (the “Transition Toll Tax”) equal to 15.5% (reinvested in liquid assets) or 8% (reinvested in non-liquid assets). At the taxpayer's election, the Transition Toll Tax can be paid over an eight-year period without interest, starting in 2018. The Company elected not to use this option and instead used a portion of its U.S. net operating losses ("NOLs") to offset this income inclusion.

The provisional amounts included in Benefit from income taxes for the year 2017, including the Transition Toll Tax, were finalized during 2018. Differences between the provisional net income tax benefits provided for the year 2017 attributable to the Tax Act and the benefit for income taxes as finalized are included in the Benefit from income taxes for 2018 and were not material to the Company’s financial results for the year 2018.
The Company has provided for income taxes in accordance with guidance issued by accounting regulatory bodies, the U.S. Internal Revenue Service and state and local governments through the date of the issuance of these Consolidated Financial Statements. Additional guidance and interpretations can be expected and such guidance, if any, could impact future results. While management continues to monitor these matters, the ultimate impact, if any, as a result of the application of any guidance issued in the future cannot be determined at this time.
The realization of deferred tax assets is dependent on the Company generating sufficient domestic and foreign taxable income in the years that the temporary differences become deductible. A valuation allowance has been provided for the portion of the deferred tax assets that the Company determined is more likely than not to remain unrealized based on estimated future taxable income and tax planning strategies. As a result of taxable losses in Canada as offset by a reduction of deferred tax assets due to internal restructurings, the valuation allowance decreased by $579 million during 2020 and decreased by $82 million during 2019. Given the Company’s history of pre-tax losses and expected future losses in Canada, the Company maintained that there was insufficient objective evidence to release the valuation allowance against Canadian tax loss carryforwards, International Tax Credits (“ITC”) and pooled Scientific Research and Experimental Development Tax Incentive (“SR&ED”) expenditures. The Canadian valuation allowance represents a material portion of the Company's total valuation allowance.
As of December 31, 2020 and 2019, the Company had accumulated taxable losses available to offset future years’ federal and provincial taxable income in Canada of approximately $6,530 million and $7,441 million, respectively.  As of December 31, 2020 and 2019, unclaimed ITCs available to offset future federal taxes in Canada were approximately $37 million and $34 million, respectively, which expire in the years 2021 through 2040.  In addition, as of December 31, 2020 and 2019, pooled SR&ED expenditures available to offset against future taxable income in Canada were approximately $206 million and $192 million, respectively, which may be carried forward indefinitely. As of December 31, 2020 and 2019, a full valuation allowance against the net Canadian deferred tax assets has been provided of $1,966 million and $2,461 million, respectively.
As of December 31, 2020 and 2019, the Company had accumulated taxable losses available to offset future years' federal taxable income in the U.S. of approximately $814 million and $636 million, respectively, including acquired losses which expire in the years 2021 through 2037. While the remaining taxable losses are subject to multiple annual loss limitations as a result of previous ownership changes, the Company believes that the recoverability of the deferred tax assets associated with these taxable losses are more likely than not to be realized. As of December 31, 2020 and 2019 U.S. research and development credits available to offset future years' federal income taxes in the U.S. were approximately $110 million and $106 million, respectively, which includes acquired research and development credits and which expire in the years 2021 through 2040.
As of December 31, 2020 and 2019, the Company had accumulated taxable losses available to offset future years’ taxable income in Ireland of approximately $8,387 million and $6,765 million, respectively.  As of December 31, 2020 and 2019, the Company recognized a capital loss and established a valuation allowance on the portion of the loss for which a benefit is not expected to be realized.
The Company provides for Canadian tax on the unremitted earnings of its direct foreign affiliates except for its direct U.S. subsidiaries. The Company continues to assert that the unremitted earnings of its U.S. subsidiaries will be permanently reinvested and not repatriated. As of December 31, 2020, the Company estimates there will be no tax liability attributable to the permanently reinvested U.S. earnings.
As of December 31, 2020 and 2019, unrecognized tax benefits (including interest and penalties) were $1,025 million and $1,002 million, of which $414 million and $355 million would affect the effective income tax rate, respectively. In 2020 and 2019, the remaining unrecognized tax benefits would not impact the effective tax rate as the tax positions are offset against existing tax attributes or are timing in nature. In 2020 and 2019, the Company recognized net increases to unrecognized tax benefits for current year tax positions of $66 million and $362 million, respectively. The Company recognized a net reduction of $42 million during 2020 and a net reduction of $13 million during 2019 in the unrecognized tax benefits related to tax positions taken in the prior years.
The Company provides for interest and penalties related to unrecognized tax benefits in the provision for income taxes. As of December 31, 2020 and 2019, accrued interest and penalties related to unrecognized tax benefits were approximately

$49 million and $45 million, respectively. In 2020 and 2019, the Company recognized a net increase of approximately $4 million and $3 million of interest and penalties, respectively.
The Company and one or more of its subsidiaries file federal income tax returns in Canada, the U.S., and other foreign jurisdictions, as well as various provinces and states in Canada and the U.S. The Company and its subsidiaries have open tax years, primarily from 2005 to 2019, with significant taxing jurisdictions, respectively, including Canada and the U.S. These open years contain certain matters that could be subject to differing interpretations of applicable tax laws and regulations and tax treaties, as they relate to the amount, timing, or inclusion of revenues and expenses, or the sustainability of income tax positions of the Company and its subsidiaries. Certain of these tax years are expected to remain open indefinitely.

Jurisdiction:	Open Years
United States - Federal	2015 - 2019
Canada	2005 - 2019
Germany	2014 - 2019
France	2013 - 2019
China	2016 - 2019
Ireland	2016 - 2019
Netherlands	2016 - 2019
Australia	2011 - 2019
The Internal Revenue Service completed its examinations of the Company’s U.S. consolidated federal income tax returns for the years 2013 and 2014. There were no material adjustments to the Company's taxable income as a result of these examinations. The 2014 tax year remains open to the extent of a 2017 capital loss carried back to that year. Additionally, the Internal Revenue Service has selected for examination the Company's annual tax filings for 2015 and 2016 and the Company's short period tax return for the period ended September 8, 2017, which was filed as a result of the Company's internal restructuring efforts during 2017. At this time, the Company does not expect that proposed adjustments, if any, for these periods would be material to the Company's Consolidated Financial Statements.
The Company is currently under examination by the Canada Revenue Agency for four separate cycles: (a) years 2005 through 2006, (b) years 2007 through 2009, (c) years 2012 through 2013 and (d) years 2014 through 2015. The Company received from the Canada Revenue Agency a proposed audit adjustment for the years 2005 through 2009. The Company disagrees with the adjustments and has filed the respective Notices of Objection. The total proposed adjustment will result in a loss of tax attributes which are subject to a full valuation allowance and will not result in material change to the provision for income taxes. The Canada Revenue Agency audits of the 2010 and 2011 tax years were closed in 2016, and resulted in no material adjustments. The Company received an assessment for certain transfer pricing matters in 2012 and 2013 for CAD 85 million and CAD 90 million, respectively.  The Company disagrees with the adjustments and has filed a Notice of Objection for 2012 and will file an objection for 2013.  Of the total proposed adjustments, all but CAD 3 million will result in a loss of tax attributes which are subject to a full valuation allowance and will not result in a material change to the provision for income taxes.
The Company’s subsidiaries in Germany are under audit for tax years 2014 through 2016. At this time, the Company does not expect that proposed adjustments, if any, would be material to the Company's Consolidated Financial Statements.
The Company’s subsidiaries in Australia are under audit by the Australian Tax Office for various years beginning in 2010. On August 8, 2017, the Australian Taxation Office issued a notice of assessment for the tax years 2011 through 2017 in the aggregate amount of $117 million, which includes penalties and interest. The Company disagrees with the assessment and continues to believe that its tax positions are appropriate and supported by the facts, circumstances and applicable laws. The Company intends to defend its tax position in this matter vigorously and has filed a holding objection against the assessment by the Australian Taxation Office and has secured a bank guarantee to cover any potential cash outlays regarding this assessment.
The Company's U.S. affiliates remain under examination for various state tax audits in the U.S. for years 2015 through 2018.
Certain affiliates of the Company in regions outside of Canada, the U.S., Germany and Australia are currently under examination by relevant taxing authorities, and all necessary accruals have been recorded, including uncertain tax benefits.

At this time, the Company does not expect that proposed adjustments, if any, would be material to the Company's Consolidated Financial Statements.
The following table presents a reconciliation of the unrecognized tax benefits for 2020, 2019 and 2018:

(in millions)	2020	2019	2018
Balance, beginning of year	$1,002	$654	$598
Additions based on tax positions related to the current year	66	361	18
Additions for tax positions of prior years	171	63	55
Reductions for tax positions of prior years	(209)	(58)	(11)
Lapse of statute of limitations	(5)	(18)	(6)
Balance, end of year	$1,025	$1,002	$654
The Company believes it is reasonably possible that the total amount of unrecognized tax benefits at December 31, 2020 could decrease by approximately $145 million in the next twelve months as a result of the resolution of certain tax and transfer pricing audits and other events.
18.LOSS PER SHARE
Loss per share attributable to Bausch Health Companies Inc. for 2020, 2019 and 2018 were calculated as follows:

(in millions, except per share amounts)	2020	2019	2018
Net loss attributable to Bausch Health Companies Inc.	$(560)	$(1,788)	$(4,148)
Basic and diluted weighted-average common shares	355.0	352.1	351.3
Basic and diluted loss per share attributable to Bausch Health Companies Inc.	$(1.58)	$(5.08)	$(11.81)
In 2020, 2019 and 2018, all potential common shares issuable for stock options and RSUs were excluded from the calculation of diluted loss per share, as the effect of including them would have been anti-dilutive. The dilutive effect of potential common shares issuable for stock options and RSUs on the weighted-average number of common shares outstanding would have been approximately 3,154,000, 5,106,000 and 3,763,000 common shares for 2020, 2019 and 2018, respectively.
Additionally, in 2020, 2019 and 2018, stock options, time-based RSUs and performance-based RSUs to purchase approximately 9,551,000, 2,598,000 and 4,185,000 common shares of the Company, respectively, were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive under the treasury stock method.
19.SUPPLEMENTAL CASH FLOW DISCLOSURES
Supplemental cash flow disclosures for 2020, 2019 and 2018 are as follows:

(in millions)	2020	2019	2018
Other payments
Interest paid	$1,474	$1,537	$1,665
Income taxes paid	$162	$172	$138
20.LEGAL PROCEEDINGS
From time to time, the Company becomes involved in various legal and administrative proceedings, which include product liability, intellectual property, commercial, tax, antitrust, governmental and regulatory investigations, related private litigation and ordinary course employment-related issues. From time to time, the Company also initiates actions or files counterclaims. The Company could be subject to counterclaims or other suits in response to actions it may initiate. The Company believes that the prosecution of these actions and counterclaims is important to preserve and protect the Company, its reputation and its assets. Certain of these proceedings and actions are described below. Going forward, in the Company's subsequent Quarterly Reports on Form 10-Q, the Company will only include a description of these matters to the extent there has been a material update with respect thereto during the applicable quarter or to the extent otherwise required by law.

On a quarterly basis, the Company evaluates developments in legal proceedings, potential settlements and other matters that could increase or decrease the amount of the liability accrued. As of December 31, 2020, the Company's Consolidated Balance Sheets includes accrued current loss contingencies of $1,672 million related to matters which the Company believes a potential resolution or settlement is both probable and reasonably estimable. For all other matters, unless otherwise indicated, the Company cannot reasonably predict the outcome of these legal proceedings, nor can it estimate the amount of loss, or range of loss, if any, that may result from these proceedings. An adverse outcome in certain of these proceedings could have a material adverse effect on the Company’s business, financial condition and results of operations, and could cause the market value of its common shares and/or debt securities to decline.
Governmental and Regulatory Inquiries
Investigation by the U.S. Attorney's Office for the District of Massachusetts - re OraPharma
In August 2019, the Company received a subpoena from the U.S. Attorney's Office for the District of Massachusetts requesting materials including documents concerning the sales, marketing, coverage and reimbursement of Arestin®, including related support services, and other matters. The Company is cooperating with this investigation. The Company cannot predict the outcome or the duration of this investigation or any other legal proceedings or any enforcement actions or other remedies that may be imposed on the Company arising out of this investigation.
Securities and RICO Class Actions and Related Matters
U.S. Securities Litigation - Opt-Out Litigation
On December 16, 2019, the Company announced that it had agreed to settle, subject to final court approval, the consolidated securities class action filed in the U.S. District Court for the District of New Jersey (In re Valeant Pharmaceuticals International, Inc. Securities Litigation, Case No. 15-cv-07658). On January 31, 2021 the District Court issued an order granting final approval of this settlement. On February 4, 2021, Timber Hill filed a notice of appeal of the Court’s final approval order, which overruled its objections to the allocation of settlement proceeds as between common stock and options. The deadline for other parties to file notices of appeal from the final approval order is March 2, 2021.
In October 2015, four putative securities class actions were filed in the U.S. District Court for the District of New Jersey against the Company and certain current or former officers and directors. The allegations related to, among other things, allegedly false and misleading statements and/or failures to disclose information about the Company’s business and prospects, including relating to drug pricing, the Company’s use of specialty pharmacies, and the Company’s relationship with Philidor. On May 31, 2016, the court entered an order consolidating the four actions under the caption In re Valeant Pharmaceuticals International, Inc. Securities Litigation, Case No. 15-cv-07658. On December 16, 2019, the Company, the current or former officers and directors, ValueAct, and the underwriters announced that they agreed to resolve the securities action for $1,210 million. This settlement received final approval from the court on January 31, 2021 and will resolve and discharge all claims against the Company in the class action. As part of the settlement, the Company and the other settling defendants admitted no liability as to the claims against it and denied all allegations of wrongdoing. In order to qualify for a settlement payment all persons and entities that purchased or otherwise acquired the Company securities during the class period must have submitted a proof of claim and release form by May 6, 2020. The settlement payment was paid into an escrow fund in accordance with the settlement agreement. The opt-out litigations discussed below remain ongoing.
On June 6, 2018, a putative class action was filed in the U.S. District Court for the District of New Jersey against the Company and certain current or former officers and directors. This action, captioned Timber Hill LLC, v. Valeant Pharmaceuticals International, Inc., et al., (Case No. 18-cv-10246) (“Timber Hill”), asserts securities fraud claims under Sections 10(b) and 20(a) of the Exchange Act on behalf of a putative class of persons who purchased call options or sold put options on the Company’s common stock during the period January 4, 2013 through August 11, 2016. On June 11, 2018, this action was consolidated with In re Valeant Pharmaceuticals International, Inc. Securities Litigation, (Case No. 15-cv-07658). On January 14, 2019, the defendants filed a motion to dismiss the Timber Hill complaint. Briefing on that motion was completed on February 13, 2019. On August 15, 2019, the Court denied the motion to dismiss the Timber Hill action, holding that this complaint was a legal nullity as a result of the June 11, 2018 consolidation order.
In addition to the consolidated putative class action, thirty-seven groups of individual investors in the Company’s stock and debt securities have chosen to opt out of the consolidated putative class action and filed securities actions pending in the U.S. District Court for the District of New Jersey against the Company and certain current or former officers and directors. These actions are captioned: T. Rowe Price Growth Stock Fund, Inc. v. Valeant Pharmaceuticals International, Inc. (Case No. 16-cv-5034); Equity Trustees Limited as Responsible Entity for T. Rowe Price Global Equity Fund v. Valeant Pharmaceuticals International Inc. (Case No. 16-cv-6127); Principal Funds, Inc. v. Valeant Pharmaceuticals International, Inc. (Case No. 16-cv-6128); BloombergSen Partners Fund LP v. Valeant Pharmaceuticals International, Inc. (Case No. 16-

cv-7212); Discovery Global Citizens Master Fund, Ltd. v. Valeant Pharmaceuticals International, Inc. (Case No. 16-cv-7321); MSD Torchlight Partners, L.P. v. Valeant Pharmaceuticals International, Inc. (Case No. 16-cv-7324); BlueMountain Foinaven Master Fund, L.P. v. Valeant Pharmaceuticals International, Inc. (Case No. 16-cv-7328) (“BlueMountain”); Incline Global Master LP v. Valeant Pharmaceuticals International, Inc. (Case No. 16-cv-7494); VALIC Company I v. Valeant Pharmaceuticals International, Inc. (Case No. 16-cv-7496); Janus Aspen Series v. Valeant Pharmaceuticals International, Inc. (Case No. 16-cv-7497) (“Janus Aspen”); Okumus Opportunistic Value Fund, LTD v. Valeant Pharmaceuticals International, Inc. (Case No. 17-cv-6513) (“Okumus”); Lord Abbett Investment Trust- Lord Abbett Short Duration Income Fund, v. Valeant Pharmaceuticals International, Inc. (Case No. 17-cv-6365) (“Lord Abbett”); Pentwater Equity Opportunities Master Fund LTD v. Valeant Pharmaceuticals International, Inc., et al. (Case No. 17-cv-7552) (“Pentwater”); Public Employees’ Retirement System of Mississippi v. Valeant Pharmaceuticals International Inc. (Case No. 17-cv-7625) (“Mississippi”); The Boeing Company Employee Retirement Plans Master Trust v. Valeant Pharmaceuticals International Inc., et al., (Case No. 17-cv-7636) (“Boeing”); State Board of Administration of Florida v. Valeant Pharmaceuticals International Inc. (Case No. 17-cv-12808); The Regents of the University of California v. Valeant Pharmaceuticals International, Inc. (Case No. 17-cv-13488); GMO Trust v. Valeant Pharmaceuticals International, Inc. (Case No. 18-cv-0089); Första AP Fonden v. Valeant Pharmaceuticals International, Inc. (Case No. 17-cv-12088); New York City Employees’ Retirement System v. Valeant Pharmaceuticals International, Inc. (Case No. 18-cv-0032) (“NYCERS”); Hound Partners Offshore Fund, LP v. Valeant Pharmaceuticals International, Inc. (Case No. 18-cv-08705) (“Hound Partners”); Blackrock Global Allocation Fund, Inc. v. Valeant Pharmaceuticals International, Inc. (Case No. 18-cv-0343) (“Blackrock”); Colonial First State Investments Limited As Responsible Entity for Commonwealth Global Shares Fund 1 v. Valeant Pharmaceuticals International, Inc. (Case No. 18-cv-0383); Bharat Ahuja v. Valeant Pharmaceuticals International, Inc. (Case No. 18-cv-0846); Brahman Capital Corp. v. Valeant Pharmaceuticals International, Inc (Case No. 18-cv-0893); The Prudential Insurance Company of America v. Valeant Pharmaceuticals International, Inc. (Case No. 18-cv-01223) (“Prudential”); Senzar Healthcare Master Fund LP v. Valeant Pharmaceuticals International, Inc. (Case No. 18-cv-02286) (“Senzar”); 2012 Dynasty UC LLC v. Valeant Pharmaceuticals International, Inc. (Case No. 18-cv-08595) ("2012 Dynasty"); Catalyst Dynamic Alpha Fund v. Valeant Pharmaceuticals International, Inc. (Case No. 18-cv-12673) (“Catalyst”); Northwestern Mutual Life Insurance Co., v. Valeant Pharmaceuticals International, Inc. (Case No. 18-cv-15286) (“Northwestern Mutual”); Bahaa Aly, et al. v. Valeant Pharmaceuticals International, Inc., (Case No. 18-cv-17393) (“Aly”); Office of the Treasurer as Trustee for the Connecticut Retirement Plans and Trust Funds v. Valeant Pharmaceuticals International, Inc. (Case No. 19-cv-18473) (“Connecticut”); Delaware Public Employees’ Retirement System v. Valeant Pharmaceuticals International, Inc. (Case No. 19-cv-18475) (“Delaware”); Maverick Neutral Levered Fund v. Valeant Pharmaceuticals International, Inc. (Case No. 20-cv-02190) (“Maverick”), Templeton v. Valeant Pharmaceuticals International, Inc. (Case No. 20-cv-05478) (“Templeton”), USAA Mutual Funds Trust, et al. v. Valeant Pharmaceuticals International, Inc., et al., (Case No. 20-cv-07462) (“USAA”), and GIC Private Ltd. v. Valeant Pharmaceuticals International, Inc., (Case No. 20-cv-07460) (“GIC”). Twelve of the thirty-seven opt out actions have been dismissed; and the total number of remaining opt out actions pending in the District of New Jersey is twenty-five actions. Four additional matters have been settled and dismissals are expected in March 2021.
These individual shareholder actions assert claims under Sections 10(b), and 20(a) of the Exchange Act. Certain of these individual actions assert additional claims, including claims under Section 18 of the Exchange Act, Sections 11, 12(a)(2), and 15 of the Securities Act, common law fraud, negligent misrepresentation, and claims under the New Jersey Racketeer Influenced and Corrupt Organizations Act. These claims are based on alleged purchases of Company stock, options, and/or debt at various times between January 3, 2013 and August 10, 2016. The allegations in the complaints are similar to those made by plaintiffs in the putative class action. Motions to dismiss have been filed and in most cases decided in many of these individual actions. To date, the Court has dismissed state law claims including New Jersey Racketeer Influenced and Corrupt Organizations Act, common law fraud, and negligent misrepresentation claims in certain cases. On January 7, 2019, the Court entered a stipulation of voluntary dismissal in the Senzar Healthcare Master Fund LP v. Valeant Pharmaceuticals International, Inc. (Case No. 18-cv-02286) opt-out action, closing the case. On September 10, 2019, the Court granted defendants’ motion to dismiss all claims in the Bahaa Aly v. Valeant Pharmaceuticals International, Inc. (“Aly”) (Case No. 18-cv-17393) opt-out action. On October 9, 2019, the Aly Plaintiffs filed a notice of appeal to the United States Court of Appeals for the Third Circuit. Oral argument on Plaintiffs’ appeal was held on October 20, 2020. On June 19, 2020, the Court entered stipulations of voluntary dismissal in the Catalyst, Mississippi, Connecticut, and Delaware actions. On July 13, 2020, the Court entered a stipulation of voluntary dismissal in the NYCERS action. On December 30, 2020, the Court entered a stipulation of voluntary dismissal in the BlueMountain action. On February 18, 2021, the Court entered stipulations of voluntary dismissal in the T. Rowe, BloombergSen, Principal Funds and Equity Trustees actions.
The Company disputes the claims against it in the remaining individual opt-out complaints and intends to defend itself vigorously.

Canadian Securities Litigation
In 2015, six putative class actions were filed and served against the Company and certain current or former officers and directors in Canada in the provinces of British Columbia, Ontario and Quebec. These actions are captioned: (a) Alladina v. Valeant, et al. (Case No. S-1594B6) (Supreme Court of British Columbia) (filed November 17, 2015); (b) Kowalyshyn v. Valeant, et al. (CV-15-540593-00CP) (Ontario Superior Court) (filed November 16, 2015); (c) Kowalyshyn et al. v. Valeant, et al. (CV-15-541082-00CP) (Ontario Superior Court) (filed November 23, 2015); (d) O’Brien v. Valeant et al. (CV-15-543678-00CP) (Ontario Superior Court) (filed December 30, 2015); (e) Catucci v. Valeant, et al. (Court File No. 540-17-011743159) (Quebec Superior Court) (filed October 26, 2015); and (f) Rousseau-Godbout v. Valeant, et al. (Court File No. 500-06-000770-152) (Quebec Superior Court) (filed October 27, 2015).
The Company is also aware of two additional putative class actions that were filed with the applicable court but which have not been served on the Company. These actions are captioned: (i) Okeley v. Valeant, et al. (Case No. S-159991) (Supreme Court of British Columbia) (filed December 2, 2015); and (ii) Sukenaga v Valeant et al. (CV-15-540567-00CP) (Ontario Superior Court) (filed November 16, 2015), and the factual allegations made in these actions are substantially similar to those outlined above.
The actions generally allege violations of Canadian provincial securities legislation on behalf of putative classes of persons who purchased or otherwise acquired securities of the Company for periods commencing as early as January 1, 2013 and ending as late as November 16, 2015. The alleged violations relate to the same matters described in the U.S. Securities Litigation description above.
Each of these putative class actions, other than the Catucci action in the Quebec Superior Court, has been discontinued. In the Catucci action, on August 29, 2017, the judge granted the plaintiffs leave to proceed with their claims under the Quebec Securities Act and authorized the class proceeding. On October 26, 2017, the plaintiffs issued their Judicial Application Originating Class Proceedings.
After a hearing on November 11, 2019, the court approved a settlement in the Catucci action between the class members and the Company’s auditors and the action was dismissed as against them.
On August 4, 2020, the Company entered into a settlement agreement with the plaintiffs in Catucci, on behalf of the class, pursuant to which it agreed to resolve the Catucci action for the amount of CAD 94,000,000 plus payment of an additional amount to cover notice and settlement administration costs and disbursements. As part of the settlement, the Company and the other defendants admitted no liability as to the claims against it and deny all allegations of wrongdoing. Court approval of the settlement was granted after a hearing on November 16, 2020. The Catucci action has now been dismissed against the Company, its current and former directors and officers, its underwriters and its insurers.
In addition to the class proceedings described above, on April 12, 2018, the Company was served with an application for leave filed in the Quebec Superior Court of Justice to pursue an action under the Quebec Securities Act against the Company and certain current or former officers and directors. This proceeding is captioned BlackRock Asset Management Canada Limited et al. v. Valeant, et al. (Court File No. 500-11-054155-185). The allegations in the proceeding are similar to those made by plaintiffs in the Catucci class action. On June 18, 2018, the same BlackRock entities filed an originating application (Court File No. 500-17-103749-183) against the same defendants asserting claims under the Quebec Civil Code in respect of the same alleged misrepresentations.
The Company is aware that certain other members of the Catucci class exercised their opt-out rights prior to the June 19, 2018 deadline. On February 15, 2019, one of the entities which exercised its opt-out rights (“CalSTRS”) served the Company with an application in the Quebec Superior Court of Justice for leave to pursue an action under the Quebec Securities Act against the Company, certain current or former officers and directors of the Company and its auditor. That proceeding is captioned California State Teachers’ Retirement System v. Bausch Health Companies Inc. et al. (Court File No. 500-11-055722-181). The allegations in the proceeding are similar to those made by the plaintiffs in the Catucci class action and in the BlackRock opt out proceedings. On that same date, CalSTRS also served the Company with proceedings (Court File No. 500-17-106044-186) against the same defendants asserting claims under the Quebec Civil Code in respect of the same alleged misrepresentations.
On February 3, 2020, the Quebec Superior Court granted the applications of CalSTRS and BlackRock for leave to pursue their respective actions asserting claims under the Quebec Securities Act. On June 16, 2020, the Quebec Court of Appeal granted the defendants leave to appeal that decision.
On October 8 and 9, 2020, respectively, CalSTRS delivered amended proceedings to, among other things, include a new alleged misrepresentation concerning the accounting treatment of “price appreciation credits” in respect of Glumetza®

during the period covered by the claims. CalSTRS has filed an application for permission to amend and the Company has filed an application to strike the amendments.
The Company believes that it has viable defenses in each of these actions. In each case, the Company intends to defend itself vigorously.
Insurance Coverage Lawsuit
On December 7, 2017, the Company filed a lawsuit against its insurance companies that issued insurance policies covering claims made against the Company, its subsidiaries, and its directors and officers during two distinct policy periods, (i) 2013-14 and (ii) 2015-16.  The lawsuit is currently pending in the United States District Court for the District of New Jersey (Valeant Pharmaceuticals International, Inc., et al. v. AIG Insurance Company of Canada, et al.; 3:18-CV-00493).  In the lawsuit, the Company seeks coverage for: (i) the costs of defending and resolving claims brought by former shareholders and debtholders of Allergan, Inc. in In re Allergan, Inc. Proxy Violation Securities Litigation and Timber Hill LLC, individually and on behalf of all others similarly situated v. Pershing Square Capital Management, L.P., et al. (under the 2013-2014 coverage period), and (ii) costs incurred and to be incurred in connection with the securities class actions and opt-out cases described in this section and certain of the investigations described herein and in the Company's prior annual and quarterly reports (under the 2015-2016 coverage period).
RICO Class Actions
Between May 27, 2016 and September 16, 2016, three actions were filed in the U.S. District Court for the District of New Jersey against the Company and various third-parties (these actions were subsequently consolidated), alleging claims under the federal Racketeer Influenced Corrupt Organizations Act (“RICO”) on behalf of a putative class of certain third-party payors that paid claims submitted by Philidor for certain Company branded drugs between January 2, 2013 and November 9, 2015.  On November 30, 2016, the Court entered an order consolidating the three actions under the caption In re Valeant Pharmaceuticals International, Inc. Third-Party Payor Litigation, No. 3:16-cv-03087. A consolidated class action complaint was filed on December 14, 2016. The consolidated complaint alleges, among other things, that the defendants committed predicate acts of mail and wire fraud by submitting or causing to be submitted prescription reimbursement requests that misstated or omitted facts regarding (1) the identity and licensing status of the dispensing pharmacy; (2) the resubmission of previously denied claims; (3) patient co-pay waivers; (4) the availability of generic alternatives; and (5) the insured’s consent to renew the prescription.  The complaint further alleges that these acts constitute a pattern of racketeering or a racketeering conspiracy in violation of the RICO statute and caused plaintiffs and the putative class unspecified damages, which may be trebled under the RICO statute.
A Special Master appointed by the Court has recommended that the Company’s motion to dismiss be denied, but a final decision is still pending with the Court. The Company believes these claims are without merit and intends to defend itself vigorously.
Hound Partners Lawsuit
In October 2018, Hound Partners Offshore Fund, LP, Hound Partners Long Master, LP, and Hound Partners Concentrated Master, LP, filed a lawsuit against the Company in the Superior Court of New Jersey Law Division/Mercer County. This action is captioned Hound Partners Offshore Fund, LP et al., v. Valeant Pharmaceuticals International, Inc., et al. (No. MER-L-002185-18). This suit asserts claims for common law fraud, negligent misrepresentation, and violations of the New Jersey Racketeer Influenced and Corrupt Organizations Act. This matter is currently stayed pending the completion of discovery in one of the above-noted federal opt-out cases. The Company disputes the claims and intends to vigorously defend this matter.
Derivative Lawsuits
On September 10, 2019 and September 13, 2019, two alleged stockholders filed derivative lawsuits purportedly on behalf of the Company against former Company board members and executives. The cases are Wessels v. Pearson (Case No. 3:19-cv-17833) and Shabbouei v. Pearson (Case No. 3:19-cv-17987). On March 7, 2020, a consolidated amended derivative complaint was filed, captioned In re Bausch Health Companies Inc. F/K/A/ Valeant Pharmaceuticals International, Inc. Stockholder Derivative Litigation (Case No. 19-cv-17833).
Plaintiffs assert claims for breach of fiduciary duty, waste of corporate assets, and unjust enrichment related to, among other things, allegedly false and misleading statements and/or failures to disclose information about the Company’s business and prospects, including relating to drug pricing, the Company’s use of specialty pharmacies, and the Company’s relationship with Philidor. The consolidated complaint also asserts a claim for contribution and indemnification by the Defendants for any liability the Company ultimately faces as a result of the conduct alleged in the complaint. The claims alleged in these cases are based on the same purported conduct that is at issue in In re Valeant Pharmaceuticals International, Inc. Securities Litigation, all of which occurred prior to 2017. The Shabbouei complaint also asserts a claim for contribution and indemnification by the Defendants for any liability the Company ultimately faces as a result of the conduct alleged in the complaint. On January 3, 2020, the parties submitted a letter to the Court requesting consolidation of the two derivative lawsuits. On April 21, 2020, the Defendants filed a motion to dismiss the consolidated amended complaint. Briefing on this motion concluded on August 3, 2020. On November 24, 2020, the Special Master appointed by the Court issued a report recommending that the motion to dismiss be granted in full. While a final decision is still pending with the Court, Plaintiffs are not contesting the dismissal in full. The Company continues to believe these claims are without merit and intends to defend itself vigorously.
Antitrust
Generic Pricing Antitrust Litigation
The Company's subsidiaries, Oceanside Pharmaceuticals, Inc. (“Oceanside”), Bausch Health US, LLC (formerly Valeant Pharmaceuticals North America LLC) (“Bausch Health US”), and Bausch Health Americas, Inc. (formerly Valeant Pharmaceuticals International) (“Bausch Health Americas”) (for the purposes of this paragraph, collectively, the “Company”), are defendants in multidistrict antitrust litigation (“MDL”) entitled In re: Generic Pharmaceuticals Pricing Antitrust Litigation, pending in the United States District Court for the Eastern District of Pennsylvania (MDL 2724, 16-MD-2724). The lawsuits seek damages under federal and state antitrust laws, state consumer protection and unjust enrichment laws and allege that the Company’s subsidiaries entered into a conspiracy to fix, stabilize, and raise prices, rig bids and engage in market and customer allocation for generic pharmaceuticals. The lawsuits, which have been brought as putative class actions by direct purchasers, end payers, and indirect resellers, and as direct actions by direct purchasers, end payers, insurers, States, and various Counties, Cities, and Towns, have been or are expected to be consolidated into the MDL. There are also additional, separate complaints which have been consolidated in the same MDL that do not name the Company or any of its subsidiaries as a defendant. In July 2019, 87 health plans commenced an action in the Court of Common Pleas of Philadelphia County against the Company and other defendants related to the multidistrict litigation, but no complaint has been filed and the case has been put in deferred status. In May 2020, seven health plans commenced an additional action in the Court of Common Pleas of Philadelphia County against the Company and other defendants related to the multidistrict litigation, but no complaint has been filed. The Company disputes the claims against it and continues to defend itself vigorously.
Additionally, Bausch Health Companies Inc. and certain U.S. and Canadian subsidiaries (for the purposes of this paragraph, collectively “the Company”) have been named as defendants in a proposed class proceeding entitled Kathryn Eaton vs. Teva Canada Limited, et al. in the Federal Court in Toronto, Ontario, Canada (Court File No. T-607-20). The plaintiff seeks to certify a proposed class action on behalf of persons in Canada who purchased generic drugs in the private sector, alleging that the Company and other defendants violated the Competition Act by conspiring to allocate the market, fix prices, and maintain the supply of generic drugs, and seeking damages under federal law. The proposed class action contains similar allegations to the In re: Generic Pharmaceuticals Pricing Antitrust Litigation pending in the United States Court for the Eastern District of Pennsylvania. The Company disputes the claims against it and will defend itself vigorously.
Glumetza Antitrust Litigation
Between August 2019 and July 2020, eight (8) putative antitrust class actions and four (4) non-class complaints naming the Company, Salix Pharmaceuticals, Ltd., Salix Pharmaceuticals, Inc., and Santarus, Inc. (for purposes of this subsection, collectively, the “Company”), among other defendants, were filed or transferred to the Northern District of California. Three (3) of the class actions were filed by plaintiffs seeking to represent a class of direct purchasers. The purported classes of direct purchasers filed a consolidated first amended complaint and a motion for class certification in April 2020. The court certified a direct purchaser class in August 2020. The putative class action complaints filed by end payer purchasers have all been voluntarily dismissed. Three (3) of the non-class complaints were filed by direct purchasers. The fourth non-class complaint, asserting claims based on both direct and indirect purchases, was filed by an insurer plaintiff in July 2020 and subsequently amended in September 2020. In December 2020, the court denied the Company’s motion to dismiss as to the insurer plaintiff’s direct claims but dismissed the insurer plaintiff’s indirect claims. On February 2, 2021, the insurer plaintiff’s motion for leave to amend its complaint was denied. On February 8, 2021, the insurer plaintiff filed an action in state court asserting state law claims.
The federal actions, five (5) of which remain pending, have been consolidated and coordinated in In re Glumetza Antitrust Litigation, Case No. 3:19-cv-05822-WHA. The lawsuits allege that a 2012 settlement of a patent litigation regarding Glumetza® delayed generic entry in exchange for an agreement not to launch an authorized generic of Glumetza® or grant any other company a license to do so. The complaints allege that the settlement agreement resulted in higher prices for

Glumetza® and its generic equivalent both prior to and after generic entry. Both the class and non-class plaintiffs seek damages under federal antitrust laws for claims based on direct purchases. All Plaintiffs have filed a motion for partial summary judgment concerning market power, whereas all Defendants have filed a motion for summary judgment on all claims against them. The Company disputes the claims against it and intends to vigorously defend these matters.
Intellectual Property
Patent Litigation/Paragraph IV Matters
From time to time, the Company (and/or certain of its affiliates) is also party to certain patent infringement proceedings in the United States and Canada, including as arising from claims filed by the Company (or that the Company anticipates filing within the required time periods) in connection with Notices of Paragraph IV Certification (in the United States) and Notices of Allegation (in Canada) received from third-party generic manufacturers respecting their pending applications for generic versions of certain products sold by or on behalf of the Company, including Relistor®, Xifaxan® 550mg, Plenvu®, Bryhali®, Duobrii® and Jublia® in the United States and Jublia® in Canada, or other similar suits. These matters are proceeding in the ordinary course.
In September 2019, the Company received a Notice of Paragraph IV Certification from Sandoz, Inc. (“Sandoz”), in which Sandoz asserted that the following U.S. patents, each of which is listed in the FDA’s Orange Book for Salix Pharmaceuticals, Inc.’s (“Salix Inc.”) Xifaxan® tablets, 550 mg, are either invalid, unenforceable and/or will not be infringed by the commercial manufacture, use or sale of Sandoz’s generic rifaximin tablets, 550 mg, for which an Abbreviated New Drug Application (“ANDA”) has been filed by Sandoz: U.S. Patent No. 8,309,569 (the “‘569 patent”), U.S. Patent No. 7,045,620 (the “‘620 patent”), U.S. Patent No. 7,612,199 (the “‘199 patent”), U.S. Patent No. 7,902,206 (the “‘206 patent”), U.S. Patent No. 7,906,542 (the “‘542 patent”), U.S. Patent No. 7,915,275 (the “‘275 patent”), U.S. Patent No. 8,158,644 (the “‘644 patent”), U.S. Patent No. 8,158,781 (the “‘781 patent”), U.S. Patent No. 8,193,196 (the “‘196 patent”), U.S. Patent No. 8,518,949 (the “‘949 patent”), U.S. Patent No. 8,741,904 (the “‘904 patent”), U.S. Patent No. 8,835,452 (the “‘452 patent”), U.S. Patent No. 8,853,231 (the “‘231 patent”), and U.S. Patent No. 9,271,968 (the “’968 Patent”) (collectively, the “Xifaxan® Patents”). Salix Inc. holds the New Drug Application ("NDA") for Xifaxan® and its affiliate, Salix Pharmaceuticals, Ltd. (“Salix Ltd.”), is the owner of the ‘569 patent and Alfasigma S.p.A. (“Alfasigma”) is the owner of the ‘620 patent, the ‘199 patent, the ‘206 patent, the ‘542 patent, the ‘275 patent, the ‘644 patent, the ‘781 patent, the ‘196 patent, the ‘949 patent, the ‘904 patent, the ‘452 patent, the ‘231 patent, and the ‘968 patent, each of which has been exclusively licensed to Salix Inc. and its affiliate, Bausch Health Ireland Limited (“BIRL”) to market Xifaxan® tablets, 550 mg.   On September 30, 2019, Salix Inc. and its affiliates, Salix Ltd. and BIRL, and Alfasigma (the “Plaintiffs”) filed suit against Sandoz in the U.S. District Court for the District of New Jersey (Case No. 19-18566) pursuant to the Hatch-Waxman Act, alleging infringement by Sandoz of one or more claims of each of the Xifaxan® Patents, thereby triggering a 30-month stay of the approval of Sandoz’s ANDA for rifaximin tablets, 550 mg. Xifaxan® 550 mg is protected by 26 patents covering the composition of matter and the use of Xifaxan® listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, or the Orange Book.   On May 6, 2020, the Company announced that an agreement had been reached with Sandoz that resolved this litigation. Under the terms of the agreement, the parties agreed to dismiss all litigation related to Xifaxan® (rifaximin), Sandoz acknowledged the validity of the licensed patents for Xifaxan® (rifaximin) 550 mg tablets and all intellectual property protecting Xifaxan® (rifaximin) 550 mg tablets will remain intact and enforceable until expiry in October 2029. The agreement also grants Sandoz a non-exclusive license to the intellectual property relating to Xifaxan® (rifaximin) 550 mg tablets in the United States beginning January 1, 2028 (or earlier under certain circumstances). Under the terms of the agreement, beginning January 1, 2028 (or earlier under certain circumstances), Sandoz will have the right to market a royalty-free generic version of Xifaxan® (rifaximin) 550 mg tablets, should it receive approval from the FDA on its ANDA. Sandoz will be able to commence such marketing earlier if another generic rifaximin product is granted approval and such other generic rifaximin product begins to be sold or distributed in the United States before January 1, 2028. The Company will not make any financial payments or other transfers of value as part of this agreement with Sandoz.
On February 17, 2020, the Company and Alfasigma S.p.A. ("Alfasigma") received a Notice of Paragraph IV Certification from Norwich Pharmaceuticals Inc. (“Norwich”), in which Norwich asserted that the following U.S. patents, each of which is listed in the FDA’s Orange Book for the Company's Xifaxan® tablets, 550 mg, are either invalid, unenforceable and/or will not be infringed by the commercial manufacture, use or sale of Norwich’s generic rifaximin tablets, 550 mg, for which an ANDA has been filed by Norwich: each of the Xifaxan® Patents (as described above), as well as U.S. Patent No. 8,642,573 (the “573 patent”), U.S. Patent No. 8,829,017 (the “017 patent”), U.S. Patent No. 8,946,252 (the “252 patent”), U.S. Patent No. 8,969,398 (the “‘398 patent”), U.S. Patent No. 9,421,195 (the “‘195 patent”), U.S. Patent No. 9,629,828 (the “‘9828 patent”), U.S. Patent No. 10,314,828 (the “’4828 patent”), U.S. Patent No. 10,335,397 (the “‘397 patent”), U.S. Patent No. 10,456,384 (the “‘384 patent”), U.S. Patent No. 10,703,763 (the “‘763 patent”), U.S. Patent No. 10,709,694 (the “‘694 patent”), and U.S. Patent No. 10,765,667 (the “‘667 patent”). Salix Inc. holds the NDA for Xifaxan® and is the owner of the ‘569 patent, the ‘573 patent, the ‘017 patent, the ‘252 patent, the ‘398 patent, the ‘195 patent, the ‘9828 patent, the ‘4828 patent, the ‘397 patent, the ‘384 patent, the ‘694 patent, and the ‘667 patent. Alfasigma is the owner of the ‘620 patent, the ‘199 patent, the ‘206 patent, the ‘542 patent, the ‘275 patent, the ‘644 patent, the ‘781 patent, the ‘196 patent, the ‘949 patent, the ‘904 patent, the ‘452 patent, the ‘231 patent, the ‘968 patent, and the ‘763 patent, each of which has been exclusively licensed to Salix Inc. and/or its affiliate, Bausch Health Ireland Limited (“BIRL”) to market Xifaxan® tablets, 550 mg.  On March 26, 2020, certain of the Company’s subsidiaries and Alfasigma filed suit against Norwich in the U.S. District Court for the District of Delaware (Case No. 20-cv-00430) pursuant to the Hatch-Waxman Act, alleging infringement by Norwich of one or more claims of the Xifaxan® Patents, thereby triggering a 30-month stay of the approval of Norwich’s ANDA for rifaximin tablets, 550 mg. Xifaxan® 550 mg is protected by 26 patents covering the composition of matter and the use of Xifaxan® listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, or the Orange Book. The Company remains confident in the strength of the Xifaxan® patents and will continue to vigorously pursue this matter and defend its intellectual property.
In April 2019, the Company and Alfasigma commenced litigation against Sun Pharmaceutical Industries Ltd. (“Sun”), alleging patent infringement by Sun’s filing of its ANDA for Xifaxan® (rifaximin) 200 mg tablets. This suit had been filed following receipt of a Notice of Paragraph IV Certification from Sun, in which Sun had asserted that the U.S. patents listed in the FDA's Orange Book for the Company’s Xifaxan® tablets, 200 mg, were either invalid, unenforceable and/or would not be infringed by the commercial manufacture, use or sale of Sun’s generic rifaximin tablets, 200 mg. Subsequently, on August 10, 2020, the Company received an additional Notice of Paragraph IV Certification from Sun, in which Sun asserted that the U.S. patents listed in the FDA's Orange Book for the Company’s Xifaxan® tablets, 550 mg, were either invalid, unenforceable and/or would not be infringed by the commercial manufacture, use or sale of Sun’s generic rifaximin tablets, 550 mg, for which an ANDA had been filed by Sun. On September 22, 2020, the Company announced that an agreement had been reached with Sun that resolved the outstanding intellectual property disputes with Sun regarding Xifaxan® (rifaximin) 200 mg and 550 mg tablets. Under the terms of the agreement, the parties agreed to dismiss all litigation related to Xifaxan® (rifaximin) and all intellectual property protecting Xifaxan® (rifaximin) 200 mg and 550 mg tablets will remain intact and enforceable until expiry in July and October 2029, respectively. The agreement also grants Sun a non-exclusive license to the intellectual property relating to Xifaxan® (rifaximin) 200 mg and 550 mg tablets in the United States beginning January 1, 2028 (or earlier under certain circumstances). Under the terms of the agreement, beginning January 1, 2028 (or earlier under certain circumstances), Sun will have the right to market royalty-free generic versions of Xifaxan® (rifaximin) 200 mg and 550 mg tablets, should it receive approval from the FDA on its ANDAs. Sun will be able to commence such marketing earlier if another generic rifaximin product is granted approval and such other generic rifaximin product begins to be sold or distributed in the United States before January 1, 2028.
On July 23, 2020, the Company received a Notice of Paragraph IV Certification from Perrigo Israel Pharmaceuticals, Ltd. (“Perrigo”), in which Perrigo asserted that certain U.S. patents, each of which is listed in the U.S. Food and Drug Administration's (the "FDA") Orange Book for Duobrii® (halobetasol propionate and tazarotine) lotion, are either invalid, unenforceable and/or will not be infringed by the commercial manufacture, use or sale of Perrigo’s generic lotion, for which an Abbreviated New Drug Application (“ANDA”) has been filed by Perrigo. On August 28, 2020, the Company filed suit against Perrigo pursuant to the Hatch-Waxman Act, alleging infringement by Perrigo of one or more claims of the Duobrii® Patents, thereby triggering a 30-month stay of the approval of the Perrigo ANDA. On September 3, 2020, this action was consolidated with the action between the Company and Perrigo described below, regarding Perrigo’s ANDA for generic Bryhali® (halobetasol propionate) lotion. The Company remains confident in the strength of the Duobrii® related patents and will vigorously defend its intellectual property.
On March 20, 2020, the Company received a Notice of Paragraph IV Certification from Perrigo, in which Perrigo asserted that certain U.S. patents, each of which is listed in the FDA’s Orange Book for Bryhali® (halobetasol propionate) lotion, 0.01% are either invalid, unenforceable and/or will not be infringed by the commercial manufacture, use or sale of Perrigo’s generic halobetasol propionate lotion, for which an ANDA has been filed by Perrigo. On May 1, 2020, the Company filed suit against Perrigo pursuant to the Hatch-Waxman Act, alleging infringement by Perrigo of one or more claims of the Bryhali® Patents, thereby triggering a 30-month stay of the approval of the Perrigo ANDA for halobetasol propionate lotion. On September 3, 2020, this action was consolidated with the action between the Company and Perrigo described above, regarding Perrigo’s ANDA for generic Duobrii® (halobetasol propionate and tazarotine) lotion. The Company remains confident in the strength of the Bryhali® Patents and intends to vigorously pursue this matter and defend its intellectual property.
In addition, patents covering the Company's branded pharmaceutical products may be challenged in proceedings other than court proceedings, including inter partes review ("IPR") at the U.S. Patent & Trademark Office. The proceedings operate under different standards from district court proceedings, and are often completed within 18 months of institution.  IPR challenges have been brought against patents covering the Company's branded pharmaceutical products.  For example, following Acrux DDS’s IPR petition, the U.S. Patent and Trial Appeal Board ("PTAB"), in May 2017, instituted inter partes review for an Orange Book-listed patent covering Jublia®, U.S. Patent No. 7,214,506 (the “‘506 patent”). On June 6, 2018, the PTAB issued a written determination invalidating such patent; and on March 13, 2020, the Court of Appeals for the Federal Circuit reversed this decision and remanded the matter back to the PTAB for further proceedings. As a result of a settlement, a joint motion to terminate the proceedings was filed on November 12, 2020 and, on January 8, 2021, the PTAB granted this motion. The ‘506 Patent therefore remains valid and enforceable until its expected expiration in 2026. Jublia® continues to be covered by fourteen other Orange Book-listed patents owned by the Company and its licensor, which expire in the years 2028 through 2035.
Product Liability
Shower to Shower® Products Liability Litigation
Since 2016, the Company has been named in a number of product liability lawsuits involving the Shower to Shower® body powder product acquired in September 2012 from Johnson & Johnson; due to dismissals, only twenty-eight (28) of such product liability suits currently remain pending, and these twenty-eight (28) matters are subject to the Johnson & Johnson indemnification referenced below.
Potential liability (including its attorneys’ fees and costs) arising out of the covered Shower to Shower® lawsuits filed against the Company is subject to certain indemnification obligations of Johnson & Johnson owed to the Company, and legal fees and costs will be paid by Johnson & Johnson. The Company and Johnson & Johnson reached an agreement on April 17, 2019, regarding the scope of the indemnification relating to the majority of the Shower to Shower® matters (the “Covered Matters”) and the Company has dismissed the demand for arbitration that the Company filed against Johnson & Johnson to assert its rights to indemnification. Johnson & Johnson will fully indemnify the Company in the Covered Matters, which include: (i) personal injury and products liability actions arising from alleged exposure to Shower to Shower® prior to March 2020 and (ii) consumer fraud, consumer protection, false advertising or other regulatory actions arising out of the manufacture, use, or sale of Shower to Shower® up to and including September 9, 2012. The Company does not believe that the Covered Matters will have a material impact on the Company’s financial results going forward.
The various lawsuits include a number of cases, either originally filed in or transferred to the In re Johnson & Johnson Talcum Powder Litigation, Multidistrict Litigation 2738, pending in the United States District Court for the District of New Jersey (“MDL”). The Company and Bausch Health US were first named in a lawsuit filed directly into the MDL alleging that the use of the Shower to Shower® product caused the plaintiff to develop ovarian cancer. The plaintiff agreed to a dismissal of all claims against the Company and Bausch Health US in that matter without prejudice. The Company has subsequently been named in one additional lawsuit, originally filed in the District of Puerto Rico and subsequently transferred into the MDL, but has not been served in that case. The Company has also been named in eighteen additional lawsuits filed directly into the MDL that have also not yet been served.
These lawsuits also include a number of matters filed in the Superior Court of Delaware and the Superior Court of New Jersey alleging that the use of Shower to Shower® caused the plaintiffs to develop ovarian cancer. Nearly all of these actions have been voluntarily dismissed. Presently, two cases remain pending in New Jersey and one in Delaware. One of the New Jersey cases has not yet been served. The allegations in these cases generally include failure to warn, design defect, negligence, gross negligence, breach of express and implied warranties, civil conspiracy concert in action, negligent misrepresentation, wrongful death, and punitive damages.
In addition, these lawsuits also include a number of cases filed in certain state courts in the United States (including the Superior Courts of California, Delaware and New Jersey); the District Court of Louisiana; the Supreme Court of New York (Niagara County); the District Court of Oklahoma City, Oklahoma; the South Carolina Court of Common Pleas (Richland County); the Ohio Court of Common Pleas (Cuyahoga County); and the District Court of Nueces County, Texas (transferred to the asbestos multidistrict litigation docket in the District Court of Harris County, Texas for pre-trial purposes) alleging use of Shower to Shower® and other products resulted in the plaintiffs developing mesothelioma. The Company has been successful in obtaining voluntary dismissals in most of these cases or the plaintiffs have not opposed summary judgment. Presently, four cases remain pending in the Superior Court of New Jersey, and one case in the Court of Common Pleas of Cuyahoga County, Ohio, in which a Notice of Voluntary Dismissal Without Prejudice has been agreed to between the parties. The allegations in these cases generally include design defect, manufacturing defect, failure to warn, negligence, and punitive damages, and in some cases breach of express and implied warranties, misrepresentation, and loss of consortium. The damages sought by the various plaintiffs include compensatory damages, including medical expenses, lost wages or earning capacity, and loss of consortium. In addition, plaintiffs seek compensation for pain and suffering, mental anguish anxiety and discomfort, physical impairment and loss of enjoyment of life. Plaintiffs also seek pre- and post-judgment interest, exemplary and punitive damages, and attorneys’ fees.

Additionally, two proposed class actions have been filed in Canada against the Company and various Johnson & Johnson entities (one in the Supreme Court of British Columbia and one in the Superior Court of Quebec). The Company also acquired the rights to the Shower to Shower® product in Canada from Johnson & Johnson in September 2012. In the British Columbia matter, the plaintiff sought to certify a proposed class action on behalf of persons in British Columbia and Canada who have purchased or used Johnson & Johnson’s Baby Powder or Shower to Shower®, including their estates, executors and personal representatives, and is alleging that the use of this product increases certain health risks. On November 7, 2020, the British Columbia court issued a judgment declining to certify a class as to the Company or Shower to Shower®, and at this time no appeal of that judgment has been filed. In the Quebec matter, the plaintiff sought to certify a proposed class action on behalf of persons in Quebec who have used Johnson & Johnson’s Baby Powder or Shower to Shower®, as well as their family members, assigns and heirs, and is alleging negligence in failing to properly test, failing to warn of health risks, and failing to remove the products from the market in a timely manner. A certification (also known as authorization) hearing was held in the Quebec matter and the Court certified (or as stated under Quebec law, authorized) the bringing of a class action by a representative plaintiff on behalf of people in Quebec who have used Johnson & Johnson's Baby Powder and/or Shower to Shower® in their perineal area and have been diagnosed with ovarian cancer and/or family members, assigns and heirs. The plaintiffs in these actions are seeking awards of general, special, compensatory and punitive damages.
In accordance with the indemnification agreement, Johnson & Johnson will continue to vigorously defend the Company in each of the remaining actions that are not voluntarily dismissed or subject to a grant of summary judgment.
General Civil Actions
California Proposition 65 Related Matters
On April 15, 2019, a plaintiff filed a pre-suit notice letter with the California Attorney General notifying the Attorney General’s office of its intent to file suit after 60 days against the Company and certain of its subsidiaries, alleging they committed violations of the California Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”) by manufacturing and distributing Shower to Shower® that they allege contained silica, arsenic, lead and chromium (hexavalent compounds), which they allege are known to cause cancer and/or reproductive toxicity. That notice letter was served on the Company on April 18, 2019.
On January 29, 2020, Plaintiff Jan Graham filed a lawsuit (Graham v. Bausch Health Companies, Inc., et al., Case No. 20STCV03578) in Los Angeles County Superior Court against the Company, Bausch Health US and several other manufacturers, distributors and retailers of talcum powder products, alleging violations of Proposition 65 by manufacturing and distributing talcum powder products containing chemicals listed under the statute, without a compliant warning on the label. On January 29, 2021, certain defendants including the Company and Bausch Health US filed a Motion for Summary Judgment or in the Alternative Motion for Summary Adjudication, which remains pending.
On June 19, 2019, plaintiffs filed a proposed class action in California state court against Bausch Health US and Johnson & Johnson (Gutierrez, et al. v. Johnson & Johnson, et al., Case No. 37-2019-00025810-CU-NP-CTL), asserting claims for purported violations of the California Consumer Legal Remedies Act, False Advertising Law and Unfair Competition Law in connection with their sale of talcum powder products that the plaintiffs allege violated Proposition 65 and/or the California Safe Cosmetics Act. This lawsuit was served on Bausch Health US in June 2019 and was subsequently removed to the United States District Court for the Southern District of California. Plaintiffs seek damages, disgorgement of profits, injunctive relief, and reimbursement/restitution. The Company filed a motion to dismiss plaintiffs’ claims, which was granted in April 2020 without prejudice. In May 2020, plaintiffs filed an amended complaint and in June 2020, filed a motion for leave to amend the complaint further, which was granted. In August 2020, plaintiffs filed the Fifth Amended Complaint. On January 22, 2021, the Court granted the motion to dismiss on all claims and dismissed the case with prejudice. On February 19, 2021, plaintiffs filed a Notice of Appeal with the Ninth Circuit Court of Appeals.
The Company and Bausch Health US dispute the claims against them and intend to defend each of these lawsuits vigorously.
New Mexico Attorney General Consumer Protection Action
The Company and Bausch Health US were named in an action brought by State of New Mexico ex rel. Hector H. Balderas, Attorney General of New Mexico, in the County of Santa Fe New Mexico First Judicial District Court (New Mexico ex rel. Balderas v. Johnson & Johnson, et al., Civil Action No. D-101-CV-2020-00013, filed on January 2, 2020), alleging consumer protection claims against Johnson & Johnson and Johnson & Johnson Consumer Companies, Inc., the Company and Bausch Health US related to Shower to Shower® and its alleged causal link to mesothelioma and other cancers. In April 2020, Bausch Health US filed a motion to dismiss, which in September 2020, the Court granted in part as to the New Mexico Medicaid Fraud Act and New Mexico Fraud Against Taxpayers Act claims and denied as to all other claims. The

State of New Mexico brings claims against all defendants under the New Mexico Unfair Practices Act and other common law and equitable causes of action, alleging defendants engaged in wrongful marketing, sale and promotion of talcum powder products. The lawsuit seeks to recover the cost of the talcum powder products as well as the cost of treating asbestos-related cancers allegedly caused by those products. Bausch Health US filed its Answer to the Complaint on November 16, 2020. On December 30, 2020 Johnson & Johnson filed a Motion for Partial Judgment on the Pleadings and on January 4, 2021, Bausch Health US filed a joinder to that motion, which remains pending.
The Company and Bausch Health US dispute the claims against them and intend to defend this lawsuit vigorously.
Doctors Allergy Formula Lawsuit
In April 2018, Doctors Allergy Formula, LLC (“Doctors Allergy”), filed a lawsuit against Bausch Health Americas in the Supreme Court of the State of New York, County of New York, Index No. 651597/2018. Doctors Allergy asserts breach of contract and related claims under a 2015 Asset Purchase Agreement, which purports to include milestone payments that Doctors Allergy alleges should have been paid by Bausch Health Americas.  Doctors Allergy claims its damages are not less than $23 million.  On June 14, 2018, Bausch Health Americas filed a motion to dismiss the complaint in part and a motion to strike. On July 16, 2019 the court granted the Company's motion in part and dismissed Doctor's Allergy's fraud and punitive damages claims. On August 28, 2019, the Company filed an Amended Answer and asserted Counterclaims against Doctors Allergy alleging breach of the covenant of good faith and fair dealing and tortious interference with contract. Bausch Health Americas disputes the claims against it and intends to vigorously defend against those claims and enforce its rights as asserted in its Counterclaims.
Litigation with Former Salix CEO
On January 28, 2019, former Salix Ltd. CEO and director Carolyn Logan filed a lawsuit in the Delaware Court of Chancery, Case No. 2019-0059, asserting claims for breach of contract and declaratory relief. The lawsuit arises out of the contractual termination of approximately $30 million in unvested equity awards following the determination by the Salix Ltd. Board of Directors that Logan intentionally engaged in wrongdoing that resulted, or would reasonably be expected to result, in material harm to Salix Ltd., or to the business or reputation of Salix Ltd. Logan seeks the restoration of the unvested equity awards and a declaration regarding certain rights related to indemnification.  On June 19, 2019, the Court entered an order staying the claim for declaratory relief pending the final resolution of the breach of contract claim. The Company disputes the claims and intends to vigorously defend the matter.
Completed or Inactive Matters
The following matters have concluded, have settled, are the subject of an agreement to settle or have otherwise been closed since January 1, 2020, have been inactive from the Company’s perspective for several quarters or the Company anticipates that no further material activity will take place with respect thereto. Due to the closure, settlement, inactivity or change in status of the matters referenced below, these matters will no longer appear in the Company's next public reports and disclosures, unless required. With respect to inactive matters, to the extent material activity takes place in subsequent quarters with respect thereto, the Company will provide updates as required or as deemed appropriate.
SEC Investigation
Beginning in November 2015, the Company received from the staff of the Los Angeles Regional Office of the SEC ("the Staff") subpoenas for documents, as well as various document, testimony and interview requests, related to its investigation of the Company, including requests concerning the Company's former relationship with Philidor Rx Services, LLC ("Philidor"), its accounting practices and policies, its public disclosures and other matters. On March 27, 2020, the Staff issued a Wells Notice informing the Company that they had reached a preliminary determination to recommend that the SEC bring charges against the Company for violating the federal securities laws as a result of SEC filings and other statements made by Valeant and its former executives in 2014-2015 concerning Philidor, as well as other accounting and disclosure matters, including the Company’s disclosure of certain price appreciation credits in 2015 - 2016. The Company has entered into a settlement with the SEC that has resolved all allegations by the SEC against the Company. Under the terms of the settlement, the Company neither admitted nor denied the SEC’s allegations and agreed to pay a $45 million civil monetary penalty.
AMF Investigation
On April 12, 2016, the Company received a letter from the Autorité des marchés financiers (the “AMF”) requesting documents concerning the work of the Company’s ad hoc committee of independent directors, the Company’s former relationship with Philidor, the Company's accounting practices and policies and other matters. In July 2018, the Company was advised by the AMF that it had issued a formal investigation order against it. On September 30, 2020, the AMF confirmed that it had closed its investigation.
California Proposition 65 Related Matters
On February 11, 2019, plaintiffs filed a pre-suit notice letter with the California Attorney General notifying the Attorney General’s office of their intent to file suit after 60 days against the Company and certain of its subsidiaries, alleging they committed violations of Proposition 65 by manufacturing and distributing Shower to Shower® that they allege contained talc contaminated with asbestos, a listed carcinogen. That notice letter was served on the Company on February 22, 2019. By statute, a private lawsuit may not be filed until at least 60 days have passed following service of this pre-suit notice letter. In April 2019, rather than filing a lawsuit against Bausch Health US, the plaintiffs moved for leave to amend their complaint in a pending Proposition 65 lawsuit (Luna, et al. v. Johnson & Johnson, et al., case 2:18-cv-04830-GW-KS) against Johnson & Johnson in federal court in California to add Bausch Health US as a defendant. Plaintiffs subsequently filed a motion to dismiss the lawsuit without prejudice. The court dismissed the case without prejudice on December 18, 2019.
Contact Lens Antitrust Class Actions
Beginning in March 2015, a number of civil antitrust class action suits were filed by purchasers of contact lenses against B&L Inc., three other contact lens manufacturers, and a contact lens distributor, alleging that the defendants engaged in an anticompetitive scheme to eliminate price competition on certain contact lens lines through the use of unilateral pricing policies, and alleging violations of Section 1 of the Sherman Act, 15 U.S.C. § 1, and of various state antitrust and consumer protection laws. These cases have been consolidated in the Middle District of Florida by the Judicial Panel for Multidistrict Litigation, under the caption In re Disposable Contact Lens Antitrust Litigation, Case No. 3:15-md-02626-HES-JRK. On August 19, 2019, B&L Inc. entered into a settlement, subject to court approval, by which it agreed to pay $10 million to fully and finally resolve plaintiffs’ class claims against B&L Inc. in the case. On October 8, 2019, the settlement agreement was preliminarily approved by the court. A final fairness hearing regarding the settlement was held on February 25, 2020. On March 4, 2020, the Court granted final approval of the settlement agreement in all respects and dismissed the case with prejudice as to B&L Inc., except as to any claim by persons who validly and timely requested exclusion from the settlement classes.
Mississippi Attorney General Consumer Protection Action
The Company and Bausch Health US were named in an action brought by James Hood, Attorney General of Mississippi, in the Chancery Court of the First Judicial District of Hinds County, Mississippi (Hood ex rel. State of Mississippi, Civil Action No. G2014-1207013, filed on August 22, 2014), alleging consumer protection claims against Johnson & Johnson and Johnson & Johnson Consumer Companies, Inc., the Company and Bausch Health US related to the Shower to Shower® body powder product and its alleged causal link to ovarian cancer. As indicated above, the Company acquired the Shower to Shower® body powder product in September 2012 from Johnson & Johnson. The State sought compensatory damages, punitive damages, injunctive relief requiring warnings for talc-containing products, removal from the market of products that fail to warn, and to prevent the continued violation of the Mississippi Consumer Protection Act. The State also sought disgorgement of profits from the sale of the product and civil penalties. The State did not make specific allegations as to the Company or Bausch Health US. The Company and Bausch Health US agreed to resolve this litigation pursuant to a settlement agreement with the State of Mississippi for a non-material amount. On January 8, 2020, an order of dismissal with prejudice was entered by the Court.
Investigation by the State of Texas
On May 27, 2014, the State of Texas served Bausch & Lomb Incorporated (“B&L Inc.”) with a Civil Investigative Demand (“CID”) concerning various price reporting matters relating to the State's Medicaid program and the amounts the State paid in reimbursement for B&L products for the period from 1995 to the date of the CID.  B&L Inc. and the State agreed to settle the matter for $10 million. The Company made the payment on April 1, 2020. On July 1, 2020, the State moved to dismiss the case by filing a notice that it was taking a nonsuit, with prejudice to refiling, effective immediately.
21.COMMITMENTS AND CONTINGENCIES
The Company has commitments related to capital expenditures of approximately $54 million as of December 31, 2020.
Under certain agreements, the Company may be required to make payments contingent upon the achievement of specific developmental, regulatory, or commercial milestones. As of December 31, 2020, the Company believes it is reasonably possible that it may potentially make milestone and license fee payments, including sales-based milestone payments, of approximately $360 million over time, in the aggregate, to third parties for products currently under development or being marketed, primarily consisting of the following:
•Under the terms of a June 2013 distribution and supply agreement with Mylan Pharmaceuticals Inc. (as assignee of Spear Pharmaceuticals, Inc and Spear Dermatology Products Inc.), the Company may be required to make sales-based milestone payments. The Company believes it is reasonably possible that these payments over time may approximate $70 million, in the aggregate.
•Under the terms of an April 2019 agreement with Mitsubishi Tanabe Pharma Corporation, the Company has acquired an exclusive license to develop and commercialize MT-1303 (amiselimod), a late-stage oral compound that targets the sphingosine 1-phosphate (S1P) receptor that plays a role in autoimmune diseases, such as Inflammatory Bowel Disease and ulcerative colitis. The Company may be required to make development and sales-based milestone payments over time of up to $60 million, in the aggregate, as well as royalties on future sales.
•Under the terms of a December 2019 agreement with Novaliq GmbH, the Company has acquired an exclusive license for the commercialization and development in the U.S. and Canada of NOV03 (perfluorohexyloctane), an investigational drug to treat Dry Eye Disease associated with Meibomian gland dysfunction and may be required to make sales-based milestone payments. The Company believes it is reasonably possible that these payments over time may approximate $45 million, in the aggregate, as well as royalties on future sales.
•Under the terms of a November 2019 agreement with Cedars-Sinai Medical Center, to evaluate a new formulation of rifaximin for the treatment of irritable bowel syndrome, the Company may be required to make development and sales-based milestone payments. The Company believes it is reasonably possible that these payments over time may approximate $36 million, in the aggregate.
•Under the terms of an October 2020 agreement with Eyenovia, Inc., the Company has acquired an exclusive license in the United States and Canada for the development and commercialization of an investigational microdose formulation of atropine ophthalmic solution, which is being investigated for the reduction of pediatric myopia progression, also known as nearsightedness, in children ages 3-12. Under the terms of the agreement, the Company may be required to make development and sales-based milestone payments. The Company believes it is reasonably possible that these payments over time may approximate $35 million, in the aggregate.
•Under the terms of a May 2020 agreement with STADA Arzneimittel AG and its development partner, Xbrane Biopharma AB, to commercialize in the United States and Canada a biosimilar candidate to Lucentis (ranibizumab), the Company may be required to make development and sales-based milestone payments.
In addition, under the terms of a September 2020 agreement with Allegro, the Company may be required to make a payment of $40 million should Allegro raise additional funding. This amount is excluded from the milestone and license fee payments disclosed above. See Note 3, "ACQUISITIONS, LICENSING AGREEMENTS AND ASSETS HELD FOR SALE" for additional details regarding this agreement.
On February 27, 2018, the Company announced that it entered into an exclusive license agreement with Kaken Pharmaceutical Co., Ltd. ("Kaken") to develop and commercialize a new chemical entity, IDP-131 (KP-470), for the topical treatment of psoriasis. An early proof of concept study has been completed and the results did not meet expectations. As a result, the Company and Kaken have terminated the license agreement.
Due to the nature of these arrangements, the future potential payments related to the attainment of the specified milestones over a period of several years are inherently uncertain. As of December 31, 2020, no accruals related to the aforementioned agreements exist because the milestone targets are not yet probable of being achieved.
Indemnification Provisions
In the normal course of business, the Company enters into agreements that include indemnification provisions for product liability and other matters. These provisions are generally subject to maximum amounts, specified claim periods and other conditions and limits. In addition, the Company is obligated to indemnify its officers and directors in respect of any legal claims or actions initiated against them in their capacity as officers and directors of the Company in accordance with applicable law. Pursuant to such indemnities, the Company is indemnifying certain former officers and directors in respect of certain litigation and regulatory matters. As of December 31, 2020 and 2019, no material amounts were accrued for the Company’s obligations under these indemnification provisions.

22.SEGMENT INFORMATION
Reportable Segments
In connection with the planned Separation of its eye-health business into an independent publicly traded entity from the remainder of Bausch Health Companies Inc., the Company has begun managing its operations in a manner consistent with the organizational structure of the two separate entities as proposed by the Separation. As a result, during the first quarter of 2021, the Company’s Chief Executive Officer ("CEO"), who is the Company’s Chief Operating Decision Maker, commenced managing the business differently through changes in its operating and reportable segments, which necessitated a realignment of the Company's historical segment structure. This realignment is consistent with how the Company’s CEO currently: (i) assesses operating performance on a regular basis, (ii) makes resource allocation decisions and (iii) designates responsibilities of his direct reports. Pursuant to these changes, effective in the first quarter of 2021, the Company operates in the following reportable segments: (i) Bausch + Lomb, (ii) Salix, (iii) International Rx, (iv) Ortho Dermatologics and (v) Diversified Products. In addition, as part of this realignment of segment structure, certain products historically included in certain segments are now included in their new respective segments based on the organizational structure of the two separate entities as proposed by the Separation. All segment revenues and profits for the periods presented have been recast to conform to the 2021 reporting segment reporting structure.
The following is a brief description of the Company’s segments:
•The Bausch + Lomb segment consists of global sales of Bausch + Lomb Vision Care, Consumer, Surgical and Ophthalmology Rx products.
•The Salix segment consists of sales in the U.S. of GI products.
•The International Rx segment consists of sales, with the exception of sales of Bausch + Lomb and Solta products, outside the U.S. and Puerto Rico of branded pharmaceutical products, branded generic pharmaceutical products and OTC products.
•The Ortho Dermatologics segment consists of: (i) sales in the U.S. of Ortho Dermatologics (dermatological) products and (ii) global sales of Solta medical aesthetic devices.
•The Diversified Products segment consists of sales in the U.S. of: (i) pharmaceutical products in the areas of neurology and certain other therapeutic classes, (ii) generic products and (iii) dentistry products.
Segment profit is based on operating income after the elimination of intercompany transactions. Certain costs, such as Amortization of intangible assets, Asset impairments, Acquired in-process research and development costs, Restructuring, integration and separation costs, Acquisition-related contingent consideration costs and Other expense (income), net, are not included in the measure of segment profit, as management excludes these items in assessing segment financial performance.
Corporate includes the finance, treasury, certain research and development programs, tax and legal operations of the Company’s businesses and incurs certain expenses, gains and losses related to the overall management of the Company, which are not allocated to the other business segments. In assessing segment performance and managing operations, management does not review segment assets. Furthermore, a portion of share-based compensation is considered a corporate cost, since the amount of such expense depends on company-wide performance rather than the operating performance of any single segment.

Segment Revenues and Profit
Segment revenues and profits for the years 2020, 2019 and 2018 were as follows:

(in millions)	2020	2019	2018
Revenues:
Bausch + Lomb	$3,411	$3,774	$3,661
Salix	1,904	2,022	1,749
International Rx	1,185	1,158	1,160
Ortho Dermatologics	548	560	608
Diversified Products	979	1,087	1,202
Total revenues	$8,027	$8,601	$8,380
Segment profit:
Bausch + Lomb	$907	$1,115	$1,080
Salix	1,338	1,349	1,149
International Rx	388	354	345
Ortho Dermatologics	228	216	249
Diversified Products	717	801	925
Total segment profit	3,578	3,835	3,748
Corporate	(619)	(609)	(605)
Amortization of intangible assets	(1,645)	(1,897)	(2,644)
Goodwill impairments	—	—	(2,322)
Asset impairments, including loss on assets held for sale	(114)	(75)	(568)
Restructuring, integration and separation costs	(22)	(31)	(22)
Acquisition-related contingent consideration	(48)	(12)	9
Other (expense) income, net	(454)	(1,414)	20
Operating income (loss)	676	(203)	(2,384)
Interest income	13	12	11
Interest expense	(1,534)	(1,612)	(1,685)
Loss on extinguishment of debt	(59)	(42)	(119)
Foreign exchange and other	(30)	8	23
Loss before benefit from income taxes	$(934)	$(1,837)	$(4,154)
Capital Expenditures
Capital expenditures by segment for the years 2020, 2019 and 2018 were as follows:

(in millions)	2020	2019	2018
Capital expenditures:
Bausch + Lomb	$253	$186	$104
Salix	3	2	2
International Rx	29	39	35
Ortho Dermatologics	2	1	1
Diversified Products	2	2	2
	289	230	144
Corporate	13	40	13
Total capital expenditures	$302	$270	$157

Revenues by Product and by Product Category
Revenues for the Company's top ten products for the years 2020, 2019 and 2018 represented 41%, 39% and 36% of total product sales, respectively. Revenues by segment and product category were as follows:

(in millions)	Bausch + Lomb	Salix	International Rx	Ortho Dermatologics	Diversified Products	Total
	For the year ended December 31, 2020
Pharmaceuticals	$506	$1,899	$255	$275	$745	$3,680
Devices	1,313	—	—	253	—	1,566
OTC	1,311	—	112	—	7	1,430
Branded and Other Generics	250	—	779	—	219	1,248
Other revenues	31	5	39	20	8	103
	$3,411	$1,904	$1,185	$548	$979	$8,027

	For the year ended December 31, 2019
Pharmaceuticals	$623	$2,022	$268	$353	$813	$4,079
Devices	1,524	—	—	193	—	1,717
OTC	1,322	—	119	—	6	1,447
Branded and Other Generics	256	—	734	—	256	1,246
Other revenues	49	—	37	14	12	112
	$3,774	$2,022	$1,158	$560	$1,087	$8,601

	For the year ended December 31, 2018
Pharmaceuticals	$617	$1,752	$280	$455	$930	$4,034
Devices	1,505	—	—	135	—	1,640
OTC	1,282	—	118	—	7	1,407
Branded and Other Generics	225	—	721	—	244	1,190
Other revenues	32	(3)	41	18	21	109
	$3,661	$1,749	$1,160	$608	$1,202	$8,380
Geographic Information
Revenues are attributed to a geographic region based on the location of the customer for the years 2020, 2019 and 2018 were as follows:

(in millions)	2020	2019	2018
U.S. and Puerto Rico	$4,791	$5,164	$5,011
China	341	368	361
Canada	331	339	319
Egypt	243	218	178
Poland	238	231	218
Japan	226	241	226
Mexico	225	228	211
France	179	201	205
Germany	144	150	170
Russia	137	180	154
United Kingdom	86	115	117
Spain	78	86	83
Other	1,008	1,080	1,127
	$8,027	$8,601	$8,380

Long-lived assets consisting of property, plant and equipment, net of accumulated depreciation, are attributed to geographic regions based on their physical location as of December 31, 2020 and 2019 were as follows:

(in millions)	2020	2019
U.S. and Puerto Rico	$725	$656
Ireland	328	255
Canada	110	103
Poland	83	90
Germany	80	68
Mexico	49	50
France	34	30
China	31	27
Serbia	30	27
Italy	23	22
Other	74	138
	$1,567	$1,466
Major Customers
Customers that accounted for 10% or more of total revenues were as follows:

	2020	2019	2018
McKesson Corporation	17%	17%	18%
AmerisourceBergen Corporation	17%	16%	18%
Cardinal Health, Inc.	13%	14%	13%

SUPPLEMENTARY DATA (UNAUDITED)
Selected unaudited quarterly consolidated financial data are shown below:

	2020
(in millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$2,012	$1,664	$2,138	$2,213
Expenses	1,764	1,691	1,678	2,218
Operating income (loss)	$248	$(27)	$460	$(5)

Net (loss) income attributable to Bausch Health Companies Inc.	$(152)	$(326)	$71	$(153)

Basic and Diluted (loss) earnings per share attributable to Bausch Health Companies Inc.	$(0.43)	$(0.92)	$0.20	$(0.43)

Net cash provided by operating activities	$261	$200	$256	$394

	2019
(in millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$2,016	$2,152	$2,209	$2,224
Expenses	1,729	1,895	1,880	3,300
Operating income (loss)	$287	$257	$329	$(1,076)

Net loss attributable to Bausch Health Companies Inc.	$(52)	$(171)	$(49)	$(1,516)

Basic and Diluted loss per share attributable to Bausch Health Companies Inc.	$(0.15)	$(0.49)	$(0.14)	$(4.30)

Net cash provided by operating activities	$413	$339	$515	$234